UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under §240.14a-12

SOUTHWESTERN ENERGY COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2350 N. Sam Houston Parkway East, Suite 125

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON MAY 21, 2013

The Annual Meeting of Stockholders of Southwestern Energy Company, or the Company, will be held at the Hilton Houston North Hotel, 12400 Greenspoint Drive, Houston, Texas 77060, on Tuesday, the 21st day of May, 2013, at 11:00 a.m., Central Daylight Time, for the following purposes:

(1) To elect nine directors to serve until the 2014 Annual Meeting or until their respective successors are duly elected and qualified;

(2) To ratify the appointment of PricewaterhouseCoopers LLP, or PwC, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3) To conduct an advisory vote to approve the compensation paid to our Named Executive Officers for 2012;

(4) To consider and act upon a proposal to approve our 2013 Incentive Plan; and

(5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 4, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

The Company’s 2012 Annual Report, which is not part of the proxy soliciting material, is enclosed.

You are invited to attend the meeting. If you cannot attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card. As an alternative, you can also vote your shares by telephone or over the Internet.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary of the Company or by submitting a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy you previously granted and vote in person.

By Order of the Board of Directors

MARK K. BOLING
Secretary

April 11, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013.

The proxy statement and annual report to stockholders are available at www.swn.com

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PROXY STATEMENT FOR 2013 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2013.

PROXY STATEMENT QUESTIONS

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Stockholders who own shares of common stock as of April 4, 2013, the Record Date, may vote at the meeting. There were 351,530,606 shares of common stock outstanding on that date. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 2350 N. Sam Houston Parkway, Suite 125, Houston, Texas 77032.

HOW CAN I ATTEND THE ANNUAL MEETING?

Attendance at the Annual Meeting is limited to stockholders and our employees. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 10:00 a.m. Central Standard Time on the date of the Annual Meeting, and each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the Record Date. The use of cell phones, smartphones, pagers, recording and photographic equipment and computers is not permitted in the meeting room at the Annual Meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO STOCKHOLDERS?

This Proxy Statement and accompanying proxy are first being mailed, given or made available to stockholders, on or about April 11, 2013. We are making our proxy materials available to our stockholders on the Internet. You may read, print and download our 2012 Annual Report to Stockholders and our Proxy Statement at www.envisionreports.com/swn. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by email.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are being asked to vote on the following:

•	the election of nine directors;

•	the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2013;

•	an advisory vote to approve our executive compensation; and

•	the approval of our 2013 Incentive Plan.

The Board of Directors, or the Board, recommends a vote:

•	“FOR” the election of nine directors (Proposal No. 1);

•	“FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2);

•	“FOR” the advisory vote to approve our executive compensation (Proposal No. 3); and

•	“FOR” the approval of our 2013 Incentive Plan (Proposal No. 4).

WHAT CONSTITUTES A QUORUM OF STOCKHOLDERS?

We must have a quorum to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast as of the record date. Because there were 351,530,606 shares of common stock outstanding on April 4, 2013, the quorum for the Annual Meeting requires the presence at the meeting in person or by proxy of stockholders entitled to vote at least 175,765,304 shares. Broker non-votes, abstentions and withhold-authority votes COUNT for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange, or NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner.

IF I AM THE “BENEFICIAL OWNER” OF SHARES THAT ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME? HOW ARE BROKER NON-VOTES TREATED?

Under the NYSE member rules, a member broker (that is, a member of the NYSE) who holds shares in street name for customers generally has the authority to vote on certain “routine” or “discretionary” proposals if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. However, the NYSE precludes brokers from exercising their voting discretion on certain proposals without instructions from the beneficial owner and the NYSE now expressly prohibits brokers holding in “street name” for their beneficial holder clients from voting in an election of directors and from voting on certain corporate governance matters without receiving specific instructions from those clients. Therefore, if you hold your shares in the name of a bank, broker or other holder of record, for your vote to be counted on Proposals 1, 3 and 4, you will need to communicate your voting decisions to your bank, broker or other holder of record before May 21, 2013.

HOW ARE ABSTENTIONS TREATED?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved the matter addressed by a proposal, because an abstention is not treated as a “vote” for or against the matter, it will have no effect on the outcome of the vote.

HOW DO I VOTE?

On April 11, 2013, we mailed a notice to stockholders containing instructions on how to access our proxy materials and vote online at www.envisionreports.com/swn. Because many of our stockholders are unable to attend the meeting in person and may have limited access to the Internet, we also send proxy cards and offer electronic and telephonic voting to all of our stockholders who hold their shares in their own names (that is, whose shares are not held by a broker in “street name”) to enable them to direct the voting of their shares.

If you are the record holder of your shares, you may vote your shares (i) via the internet, (ii) by telephone, or (iii) in person at the Annual Meeting by proxy. If your shares are held by your broker in “street name,” your broker will provide you with instructions for voting your shares.

Internet Access: Record holders with Internet access may submit proxies by following the “Vote-by-Internet” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustee or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone: Record holders may submit proxies by following the “Vote-by-Telephone” instructions on their proxy cards. Stockholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustee or nominees. Please check the voting instruction card for telephonic voting availability.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

Proposal No. 1 — Election of Directors: Any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm: The affirmative vote of a majority of the votes properly cast on Proposal No. 2 is required to ratify the appointment of PwC as our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm. Therefore, we do not expect any broker non-votes on this proposal. However, to the extent there are any broker non-votes, they will have no effect on the results of this vote.

Proposal No. 3 — An Advisory Vote to Approve Our Executive Compensation: Because Proposal No. 3 is an advisory vote, there is no minimum vote that constitutes approval of this proposal. We will consider this proposal approved if a majority of the votes properly cast are “FOR” this proposal.

Proposal No. 4 — Approval of our 2013 Incentive Plan: The affirmative vote of a majority of the votes properly cast on Proposal No. 4 is required to approve our 2013 Incentive Plan. Abstentions and broker non-votes will have no effect on the results of this vote.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating Vello A. Kuuskraa and Kenneth R. Mourton as your proxies. We solicit proxies so that all shares of common stock may be voted at the Annual Meeting. You must complete and return the enclosed proxy card or vote by phone or Internet to have your shares voted by proxy.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will be voted in accordance with your instructions. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” the nine director nominees, the ratification of PwC as the Company’s independent registered public accounting firm for 2013, the proposal regarding an advisory vote on executive compensation and the approval of our 2013 Incentive Plan. Also, your proxy card or your vote via phone or Internet will give your proxies authority to vote, using their best judgment, on any other business that properly comes before the meeting.

HOW DO I VOTE BY MAIL USING MY PROXY CARD?

There are three steps:

Step 1

a. Proposal No. 1

Election of a board of nine directors to serve until the next Annual Meeting or until their successors are duly elected and qualify.

To vote for a director, you check the box marked “FOR” opposite the name of the director. To cast your vote against a director, mark the box “AGAINST” opposite the name of the director. If you are unsure how to vote, mark the box “ABSTAIN.”

b. Proposal No. 2

Ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for fiscal year 2013.

To vote for Proposal No. 2, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

c. Proposal No. 3

An advisory vote to approve executive compensation.

To vote for Proposal No. 3, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

d. Proposal No. 4

Approval of our 2013 Incentive Plan.

To vote for Proposal No. 4, you check the box marked “FOR.” If you are opposed to the proposal, check the box, “AGAINST.” If you are unsure how to vote, mark the box “ABSTAIN.”

Step 2

Sign and date your proxy card. IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, EACH SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD’S RECOMMENDATIONS AS SET FORTH IN THIS PROXY STATEMENT.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

HOW MAY I REVOKE MY PROXY AFTER I HAVE DELIVERED IT?

A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary, by delivering a later dated proxy (by one of the methods described above) or by voting in person at the meeting. The Secretary may be contacted at the following address: Southwestern Energy Company, 2350 N. Sam Houston Parkway, Suite 125, Houston, Texas 77032, Attention: Secretary.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

The Company, on behalf of the Board, through its officers and employees, is soliciting proxies primarily by mail. However, proxies may also be solicited in person, by telephone or facsimile. Morrow & Co., LLC, a proxy solicitation firm, will be assisting us for a fee of approximately $10,500 plus out-of-pocket expenses. Southwestern Energy Company pays the cost of soliciting proxies and reimburses brokers and others for forwarding proxy materials to you.

WHEN WILL THE VOTING RESULTS BE AVAILABLE?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a current report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, within four business days after the Annual Meeting. This Form 8-K will be available on our website.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Effective as of the date of the Annual Meeting, three of the Company’s directors, Lewis E. Epley, Jr., Robert L. Howard and Charles E. Scharlau, are retiring, which will reduce the number of current directors standing for election to nine. At the meeting, these nine directors are to be elected to serve until the next Annual Meeting or until their respective successors are duly elected and qualified.

Voting

The shares of common stock represented by the enclosed proxy will be voted as instructed by the stockholders for the election of the nominees named below. If no direction is made, the proxy will be voted “FOR” the election of all of the nominees named below other than in the case of broker non-votes which will be treated as described below. Our bylaws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The bylaws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her conditional resignation to the Chairman of the Board following the certification of the vote, which resignation shall be promptly considered through a process managed by the Nominating and Governance Committee, excluding (other than in certain limited circumstances set forth in our bylaws) any nominees who did not receive a majority vote. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election, the shares of common stock represented by the enclosed proxy may be voted for such other person as the Board may recommend. The Company has no knowledge that any nominee will be unavailable for election.

The Board, upon the recommendation of the Nominating and Governance Committee, has proposed the nominees set forth below for election as directors. All nominees for director are presently directors of the Company. Certain information concerning the nominees is set forth below.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD AS SET FORTH IN THIS PROPOSAL.

Nominees for Election

JOHN D. GASS — Mr. Gass is a retired Vice President of Chevron Corporation and President of Chevron Gas and Midstream, a position he held from 2003 until his retirement in 2012. In this role, he was responsible for Chevron’s global natural gas marketing and trading activities, as well as Chevron’s pipeline, power, and worldwide shipping operations. Mr. Gass began his career in 1974 in Chevron’s Gulf of Mexico business unit in New Orleans, and over the next 38 years held positions of increasing responsibility both domestically and abroad in engineering, operations and executive management at the company. Prior to his most recent position, Mr. Gass served as the Managing Director of Chevron’s Southern Africa Strategic Business Unit from 2001 to 2003 where he was responsible for Chevron’s exploration and production operations in Angola and neighboring countries. From 1996 to 2000, Mr. Gass was Managing Director of Chevron’s Australasia Strategic Business Unit where he was responsible for Chevron’s upstream activities in Australia and Papua New Guinea. Mr. Gass served as a director of Sasol Chevron Holdings Ltd from 2003 to 2010, and GS Caltex Corporation from 2004 to 2008. Mr. Gass graduated from Vanderbilt University in 1974 with a bachelor’s degree in civil engineering, and later obtained a master’s degree in civil engineering from Tulane University in 1978. He currently serves on the Board of Visitors for the Vanderbilt School of Engineering and on the Advisory Board for the Vanderbilt Eye Institute. He is a member of the American Society of Civil Engineers and the Society of Petroleum Engineers. Mr. Gass is 61 years old and first became a director of the Company in 2012.

The Nominating and Governance Committee, in reviewing and assessing Mr. Gass’s contributions to the Board, determined that his experience as an executive of a leading multinational exploration and production company will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

CATHERINE A. KEHR — Ms. Kehr retired in 2006 as a Senior Vice President and Director of Capital Research Company, a division of The Capital Group Companies, one of the world’s largest investment management organizations and manager of the American Funds. From 1997 to 2006, she was an investment analyst and fund manager with responsibility for global energy equities for The Capital Group Companies. From 1992 to 1997, she was an investment analyst and fund manager with responsibility for global energy high yield debt for The Capital Group Companies. Prior to her tenure with The Capital Group Companies, she held various managerial positions at Atlantic Richfield Company and Payden & Rygel. In 2001, the Reuters Survey ranked Ms. Kehr among the top 10 individual U.S. fund managers. Ms. Kehr received a Bachelor of Arts from Yale University and an MBA from The Wharton School of the University of Pennsylvania. Ms. Kehr holds the Chartered Financial Analyst designation. Ms. Kehr is 50 years old and was first elected to the Company’s Board in 2011.

The Nominating and Governance Committee, in reviewing and assessing Ms. Kehr’s contributions to the Board, determined that her experience as an executive of an investment firm, her experience as an investment analyst and portfolio manager, her financial expertise and her global energy experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

GREG D. KERLEY — Mr. Kerley retired as Executive Vice President and Chief Financial Officer of the Company on October 1, 2012. Mr. Kerley joined the Company in 1990 as Controller and Chief Accounting Officer and has more than 30 years of oil and gas industry experience. He also served the Company as Treasurer and Secretary before he was named Senior Vice President and Chief Financial Officer in 1998. He served as an Executive Vice President since 1999. Mr. Kerley also became a director of the Company in August 2010. Before joining the Company, Mr. Kerley held senior financial and accounting positions at Agate Petroleum Inc. and was a manager for Arthur Andersen LLP specializing in the energy sector. Mr. Kerley graduated from Oklahoma State University with a bachelor’s degree in accounting. He is a certified public accountant and a member of the American Institute of Certified Public Accountants. He is also a member of the Independent Petroleum Association of America. Mr. Kerley is 57 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kerley’s contributions to the Board, determined that his experience as the Chief Financial Officer, his prior accounting, financial and oil and gas industry experience and his involvement in industry associations complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

HAROLD M. KORELL — Mr. Korell is the Chairman of the Board of the Company. From May 19, 2009 through March 31, 2010, he served as Executive Chairman of the Company. Mr. Korell served as the Chief Executive Officer of the Company from January 1, 1999 until May 19, 2009. Mr. Korell joined the Company in 1997 as Executive Vice President and Chief Operating Officer. On May 22, 1998, Mr. Korell was promoted to President and Chief Operating Officer and was promoted from Chief Operating Officer to Chief Executive Officer effective January 1, 1999. Mr. Korell was elected Chairman of the Board May 16, 2002. Previously, Mr. Korell was Senior Vice President — Operations of American Exploration Company, Executive Vice President of McCormick Resources, and held various technical and managerial positions during his 17 years with Tenneco Oil Company, including Vice President of Production. Prior to that time, he held various positions with

Mobil Corporation. He is a member of the Society of Petroleum Engineers. He also serves on the Board of Governors at the Colorado School of Mines and the Board of Trustees at the Baylor College of Medicine. Mr. Korell is 68 years old and first became a director of the Company in 1998.

The Nominating and Governance Committee, in reviewing and assessing Mr. Korell’s contributions to the Board, determined that his experience as the Company’s President and Chief Executive Officer, his prior experience as an executive of other oil and gas companies and his involvement in industry associations will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

VELLO A. KUUSKRAA — Mr. Kuuskraa is the President and Chairman of the Board of Directors of Advanced Resources International, Inc., a privately held geological and engineering technical services company located in Arlington, Virginia, which he has led since 1991. He is internationally recognized for his work in unconventional gas resources, energy economics, supply modeling, and new oil and gas recovery technologies. Mr. Kuuskraa served on the United States Secretary of Energy’s Natural Gas Supply Task Force, was a member of the National Academy of Sciences Study Committee for defining the National Energy Modeling System, and has testified before the Federal Energy Regulatory Commission on the outlook for natural gas supplies. He has published over 100 technical papers, reports and presentations on energy resources and future natural gas supplies. Mr. Kuuskraa is a recognized expert on the technologies of tight gas and shale gas recovery. He is also a recognized expert on the technologies of coalbed methane and enhanced oil recovery and their adaptation for carbon dioxide sequestration. Mr. Kuuskraa is 72 years old and was first elected to the Company’s Board in 2003.

The Nominating and Governance Committee, in reviewing and assessing Mr. Kuuskraa’s contributions to the Board, determined that his geological and engineering background, his demonstrated knowledge of the natural gas industry as well as his leadership experience as President and Chairman of the Board of an internationally recognized geological and engineering advisory firm will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

KENNETH R. MOURTON — Mr. Mourton is an Attorney at Law with and Managing Principal Attorney of the firm of Ball and Mourton, Ltd., PLLC, Fayetteville, Arkansas, where he has practiced since 1975. He is a certified public accountant (inactive) and owns and operates several businesses in various states related to beer distribution, lodging, warehousing and travel. He is the Chairman of the Razorback Foundation and is also a member of the Board of Directors of the Arkansas Rural Endowment Fund, a non-profit corporation created by the State of Arkansas to help lower income, rural Arkansas children obtain college and university educations. Mr. Mourton is 62 years old and was first elected to the Company’s Board in 1995.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mourton’s contributions to the Board, determined that legal and accounting background and his considerable business experience will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

STEVEN L. MUELLER — Mr. Mueller is the President and Chief Executive Officer of the Company, a position he has held since May 19, 2009. Prior to that, as of June 2, 2008, Mr. Mueller served as the President and Chief Operating Officer of the Company. He joined the Company from CDX Gas, LLC, a privately owned company where he was employed as Executive Vice President from September 2007 to May 2008. CDX voluntarily filed for bankruptcy in December 2008 and, in 2009, emerged from bankruptcy and resumed operations as Vitruvian Exploration LLC. From 2001 until its acquisition by Forest Oil in 2007 for approximately $1.5 billion, Mr. Mueller served first as the Senior Vice President and General Manager Onshore and later as the Executive Vice President and Chief Operating Officer of The Houston Exploration Company. Mr. Mueller has over 30 years of experience in the oil and gas industry and has served in multiple operational and managerial roles at Tenneco Oil Company, Fina Oil Company, American Exploration Company, Belco Oil & Gas Company

and The Houston Exploration Company. Mr. Mueller has a degree in geologic engineering from the Colorado School of Mines. Mr. Mueller is the president of the Company’s subsidiaries, Southwestern E&P Services, LLC, DeSoto Sand, LLC, SWN Well Services, LLC, SWN International, LLC, SWN Resources Canada, Inc., Southwestern Energy NGV Services, LLC and A.W. Realty Company. Mr. Mueller is also a director of the Company’s subsidiaries, SWN Resources Canada, Inc., Southwestern Midstream Services Company, Southwestern Energy Services Company, Certified Title Company and A.W. Realty Company. Mr. Mueller first became a director of the Company in July 2009. Mr. Mueller is 60 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Mueller’s extensive experience in the oil and gas industry, determined that his role as the Company’s President and Chief Executive Officer coupled with his past executive experience will complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ELLIOTT PEW — Mr. Pew retired in 2010 as Chief Operating Officer of Common Resources, LLC, a Houston-based exploration and production company. Mr. Pew was a co-founder of Common Resources, LLC, and served as Chief Operating Officer from 2007 until the company was sold in 2010. Prior to his employment by Common Resources, LLC, Mr. Pew was Executive Vice President — Exploration at Newfield Exploration Company where he led Newfield’s diversification efforts onshore in the late 1990’s in addition to leading the company’s exploration program, including the formation of the deep water Gulf of Mexico business unit. Prior to his work at Newfield, Mr. Pew was with American Exploration Corporation, a natural resource exploration and production company, where he served as Senior Vice President — Exploration in 1997, as Vice President Exploration from 1993 to 1996 and Senior Geophysicist from 1992 to 1993. Mr. Pew has served as a director for Enerplus Corporation, a North American energy producer, since 2010, including current positions as a member of its audit and risk management committee and chairman of its reserves committee. Mr. Pew also currently serves as a director of Common Resources III, a private exploration and production company. Mr. Pew first became a director of the Company in 2012 and he is 58 years old.

The Nominating and Governance Committee, in reviewing and assessing Mr. Pew’s contributions to the Board, determined that his experience as an executive and director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

ALAN H. STEVENS — Mr. Stevens has an extensive background in domestic and international oil and gas exploration and production. He has over 38 years of experience in various managerial, geological and geophysical positions at Occidental Petroleum Company, Tenneco Oil Company and Exxon Corporation. Mr. Stevens was a director of Derek Oil & Gas Company from 2004 through 2010. He is also a former President and Chief Operating Officer of the company’s subsidiaries, Southwestern Energy Production Company and SEECO, Inc., positions from which he retired in 2001. He received both a Bachelor of Science degree and a Master of Science degree in Geological Engineering from Michigan Technological University, and attended the UCLA Executive Management Program. Mr. Stevens is 68 years old and was first elected to the Company’s Board in 2010.

The Nominating and Governance Committee, in reviewing and assessing Mr. Stevens’ contributions to the Board, determined that his past executive experience and experience as director of other oil and gas companies will continue to complement the mix of skills of the other nominees and provide significant contributions to the Company’s Board.

INFORMATION REGARDING CORPORATE GOVERNANCE, THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

Corporate Governance

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its stockholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. In the past few years, as part of our ongoing efforts to improve our governance practices, we have implemented a number of new policies, including a majority vote for director elections, director stock ownership guidelines (included in our Corporate Governance Guidelines), officer stock ownership guidelines (recently revised to increase the holding requirements for our Chief Executive Officer and discussed in “Compensation Discussion and Analysis” below), and a political contributions policy (available on our website under “Corporate Governance”). We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules and regulations of the SEC and all new and proposed listing and compliance standards of the NYSE, on which our common stock is listed, in order to ensure compliance with all applicable requirements. The corporate governance policies implemented by us in order to meet these requirements are available on our website, www.swn.com, under the section “Corporate Governance” and include our:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Governance Committee Charter;

•	Retirement Committee Charter;

•	Corporate Governance Guidelines, which include a majority vote for director elections and our director stock ownership guidelines;

•	Business Conduct Guidelines;

•	Political Contributions Policy;

•	Code of Ethics for Section 406 Officers;

•	Confidential Complaint Procedures for Questionable Accounting Practices;

•	Non-Retaliation Policy; and

•	Procedures for Contacting the Board/Presiding Director.

Copies of all of these documents are also available in print free of charge to any stockholder upon request to our Investor Relations Department located at our corporate headquarters and reachable at (281) 618-4700.

Identifying and Evaluating Nominees for Director

The Nominating and Governance Committee of our Board has been delegated the responsibility of selecting candidates for Board membership and for extending invitations to join the Board. The Nominating and Governance Committee is responsible for screening candidates (in consultation with the Chief Executive Officer, or CEO), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board at the Annual Meeting. After a concurrent review of all candidates by the Nominating and Governance Committee and the CEO, the Chairman of the Board interviews the potential candidates selected by the Nominating and Governance Committee and our CEO and reports his conclusions to the Nominating and Governance Committee, together with a recommendation of final candidates for interview by the members of the Nominating and Governance Committee. The Nominating and Governance Committee then interviews the final candidates and recommends to the full Board candidates for election based upon the results of the interview.

Final approval of any candidate is made by the full Board. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards.

The Board recognizes the importance of soliciting new candidates for membership on the Board and that the needs of the Board, in terms of the relative experience and other qualifications of candidates, may change over time. Candidates for membership on the Board may be suggested by any director or stockholder, and the Board may retain professional search firms. Stockholders may nominate candidates for directors by following the procedures described below under “Stockholder Nominations.”

Selection Criteria for Nominees for Directors

Each member of the Board is expected to bring a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of interaction and respect, they provide the overall skill set of the Board and provide a strong governance structure. Our Corporate Governance Guidelines, which are available on our website at www.swn.com under “Corporate Governance,” set forth certain criteria that apply to the selection of director candidates:

•	Each nominee director should be an individual of the highest character and integrity and have the ability to work well with others;

•	Each nominee director should have an inquiring mind, vision and good judgment;

•	Each nominee director should be free of any conflict of interest which would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•

Each nominee director should possess substantial and significant business experience in specific areas of expertise that would be important to the Company in the performance of the duties of a director;

•	Each nominee director’s skill set should be complementary to the background and experience of other Board members;

•	Each nominee director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

•	Each nominee director should have the capacity and desire to represent the balanced, best interests of all stockholders and objectively appraise management performance.

The Nominating and Governance Committee evaluates the qualifications of each director candidate against the foregoing criteria in connection with its recommendation to the Board concerning each nomination for election or re-election as a director, including members of the Nominating and Governance Committee. The Nominating and Governance Committee, with direct input and advice from our CEO, is responsible for assessing the appropriate mix of skills and characteristics required of Board members based on the Board’s perceived needs at a given point in time and periodically reviews and updates the foregoing criteria as deemed necessary. With regard to diversity, the Company is committed to considering candidates for the Board regardless of gender, ethnicity and national origin. Any search firm retained to assist the Nominating and Governance Committee in seeking candidates will affirmatively be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.

Each director’s continuation on the Board is reviewed before that director is considered for re-election at the expiration of his or her term. In connection with its annual recommendation of a slate of nominees, the Nominating and Governance Committee, in consultation with the CEO, reviews and assesses the contributions of those directors selected for re-election. At the conclusion of this process, the Chairman of the Nominating and Governance Committee reports the Nominating and Governance Committee’s conclusions to the full Board.

Stockholder Nominations

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Such nominations must be made pursuant to timely notice in writing to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. As set forth in more detail in our bylaws, the written notice must set forth (a) as to each nominee whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the Company which are owned, beneficially or of record, by the nominee, (iv) any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder and (v) a description of all direct and indirect compensation; and (b) as to the stockholder giving the notice, and each beneficial owner, if any, on whose behalf the nomination is made, (i) the name and record address of the stockholder, as they appear in the Company’s books, and of such beneficial owner, (ii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, (iii) a description of all arrangements or understandings between such stockholder and any such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which nominations are to be made by such stockholder, (iv) to the extent not required by any of the above, any disclosure that would be required pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act if applicable to such stockholder and such beneficial owner, and any other information relating to such stockholder and beneficial owner that is required to be disclosed in solicitations for proxies for election of directors in a contested election pursuant to Schedule 14A under the Securities Exchange Act; and (v) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company.

It is the policy of the Nominating and Governance Committee to consider properly submitted stockholder nominations for directors as described above under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to address the criteria set forth above under “Selection Criteria for Nominees for Directors.”

Director Independence

As set forth in the Company’s “Corporate Governance Guidelines,” which are available on our website at www.swn.com under “Corporate Governance,” it is the policy of the Board that a majority of the members of the Board be independent of the Company’s management. For a director to be deemed “independent,” the Board must affirmatively determine that the director has no material relationship with the Company or its affiliates (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company or its affiliates) or any member of the executive management of the Company or his or her affiliates. Material relationships include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. For making this determination, the Board has adopted a set of director independence standards as required by the NYSE. Under the Board’s independence standards, a director will not be deemed independent if he or she:

•	is, or within the past three years has been, employed by the Company or any of its affiliates;

•	has an immediate family member who is, or within the past three years has been, an officer of the Company of any of its affiliates;

•

has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

has an immediate family member who has received during any twelve-month period within the last three (3) years more than $120,000 in direct compensation from the Company and its affiliates (collectively), excluding compensation for service as a non-officer employee of the Company;

•

(A) is a partner or an employee of a present or former independent registered public accounting firm of the Company or any of its affiliates; (B) is the immediate family member of a current partner of any such firm, or a current employee of such firm who personally works on the Company’s audit; or (C) within the past three (3) years, has been a partner or employee of any such firm or has any immediate family member who has been a partner of such firm or an employee of any such firm, and personally worked on the Company’s audit;

•

is, or has an immediate family member who is, currently employed (or within the last three (3) years has been employed) as an officer of another entity where any executive officer of the Company or any of its affiliates serves (or served) on the compensation committee of such entity; or

•

is a current employee, or has an immediate family member who is an officer, of any entity that has made payments to, or received payments from, the Company for property or services in an amount which in any of the last three (3) fiscal years of such entity exceeds the greater of $1,000,000, or two percent (2%) of the entity’s consolidated gross revenues.

Contributions to tax-exempt entities are not considered to be payments for purposes of the foregoing bullet-points, but are considered in determining whether a director has a material relationship with the Company. None of the contributions made by the Company to tax exempt organizations in which one of our independent directors serves as an officer exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues in any single fiscal year within the preceding three (3) years.

Our Board has determined that the following directors, comprising a majority of the Board, qualify as independent under the applicable NYSE standards: John D. Gass, Catherine A. Kehr, Harold M. Korell, Vello A. Kuuskraa, Kenneth R. Mourton, Elliott Pew and Alan H. Stevens.

The Board’s Role in Risk Management, Including Risk Assessment Related to Our Compensation Structure

The Board, which is elected by the stockholders, is the ultimate decision making body of the Company, except with respect to matters reserved to the stockholders. The Board selects the CEO and certain other members of the executive management of the Company, who are charged with directing the Company’s business. The primary function of the Board is therefore oversight — defining and enforcing standards of accountability that enable executive management to execute their responsibilities fully and in the interests of stockholders. Consistent with that function, one of the primary responsibilities of the Board is reviewing the Company’s strategic plans and objectives, including the principal risk exposures of the Company. While each committee of the Board is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Our Board has delegated to the Audit Committee, which is comprised solely of independent directors, oversight responsibility relating to the evaluation of our enterprise risk issues. In this connection, the Audit Committee discusses with management, the internal auditor (or internal audit service provider) and the independent auditors (i) the Company’s major risk exposures (whether financial, operating or otherwise), (ii) the steps management has taken to monitor and control such exposures (including the Company’s risk assessment and risk management policies) and manage legal compliance programs, and (iii) such other considerations as may be relevant to their respective audits. In addition, at least annually, the entire Board engages in a review of the Company’s strategic plan and the principal current and future risk exposures of the Company and the corporate compliance officer also discusses with the Board the focus and results of the Company’s semi-annual legal compliance program conducted for employees in all locations.

Our Compensation Discussion and Analysis, or CD&A, describes our compensation policies, programs and practices for our executive officers. Our Compensation Committee evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. Among the program features evaluated were the types of compensation offered, the performance metrics, the alignment between performance goals and the Company’s business strategy and the overall mix of incentive awards. Our compensation programs include features which we believe mitigate risk without diminishing incentives. The features that mitigate risk include: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) the mix of cash and equity incentives; (iii) a balanced mix of annual and longer term incentive opportunities; (iv) stock ownership guidelines for our senior executives; and (v) significant controls for business decisions.

In addition to the Audit Committee’s oversight role in evaluating enterprise risk issues, our Compensation Committee evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. The evaluation conducted by the Compensation Committee is discussed on page 24 under “Our Compensation Policies and Practices as Related to Our Risk Management.”

Additionally, the Nominating and Governance Committee manages risks associated with the composition of the Board and other types of risks within its areas of responsibility.

Board Leadership Structure, Presiding Director and Executive Sessions

The Board has determined that the most effective leadership structure for the Company at this time is to have a Chairman of the Board who is not also the CEO. Historically, our Board leadership has been structured to have our CEO also act as the Chairman of the Board, which the Board believes served the Company and its stockholders well. The decision to separate the role of the Chairman of the Board from the CEO position was made in the context of the retirement of our former Executive Chairman as part of the Board’s management succession plans. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to the foregoing, because the Chairman of the Board is our former Executive Chairman, the Board has designated a role of “Presiding Director” as part of the Board’s leadership structure. One of the Company’s non-management directors (as defined by the rules of the NYSE) serves as the “Presiding Director” of executive sessions of the non-employee directors of the Company, which are held at every meeting of the Board. The Presiding Director is appointed by the non-employee directors each year at the Annual Meeting of the Board, which is generally held in May. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions shall include such topics as the participating directors shall determine. The Presiding Director acts as the chair of all executive sessions and is responsible for coordinating the activities of the other outside directors, as required by our corporate governance guidelines and the NYSE listing standards. The Presiding Director also acts as the liaison director for any informal, confidential communications with the CEO outside of the normal committee and Board procedures. Mr. Robert L. Howard is the current Presiding Director and upon his retirement the Board’s independent directors will appoint a new Presiding Director at their annual meeting.

Committees of the Board of Directors

The Board held nine meetings in 2012, three of which were telephonic. The meetings were attended by all of the directors then appointed. The Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Retirement Committee. The Audit, Compensation, and Nominating and Governance committees are comprised solely of independent directors in accordance with NYSE corporate governance listing standards. The charter of each of these committees complies with requirements of the NYSE, the Sarbanes-Oxley Act of 2002 and applicable SEC rules.

Audit Committee — The Audit Committee is composed entirely of non-employee members of the Board, each of whom satisfies the independence requirements for audit committee members under Rule 10A-3 promulgated under the Exchange Act, is “independent” and “financially literate” as defined by NYSE rules and meets the Company’s independence standards. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies. In addition, the Board has determined that Mr. Kenneth R. Mourton, Audit Committee Chairman, a certified public accountant (inactive), is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and is “independent” as defined by Item 407(d)(5)(i)(B) of Schedule 14A under the Exchange Act. The Audit Committee also includes John D. Gass (as of February 19, 2013), Robert L. Howard, Catherine A. Kehr and Vello A. Kuuskraa. During 2012, the Audit Committee held four meetings, all of which were attended by all then-serving members of the Audit Committee.

The Audit Committee is responsible to the Board for reviewing the accounting and auditing procedures and financial reporting practices of the Company and for the engagement of, and overseeing all audit work conducted by, the independent registered public accounting firm, including the pre-approval of the current year audit and non-audit fees, or the Pre-Approval Policy. The Audit Committee is governed by a charter that has been approved by the Board. The Audit Committee meets periodically with the Company’s management, internal auditor and independent registered public accounting firm to review the Company’s financial information and systems of internal controls and ensure such parties are properly discharging their responsibilities. The independent registered public accounting firm reports directly to the Audit Committee and periodically meets with the Audit Committee without management representatives present. The Audit Committee maintains an internal audit function that provides management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal controls and the Audit Committee periodically meets with the internal auditor without management representatives present. The Audit Committee also meets with the Company’s independent petroleum engineering firm once a year to review the results of their audit of the Company’s reserves. As previously disclosed in our public filings with the Securities and Exchange Commission, we restated our financial statements for the second and third quarters of 2012 to reflect the correction of an isolated error that the Company identified in its full cost ceiling test calculations. Specifically, we did not design effective controls solely related to the review of the tax benefit associated with capitalized intangible drilling costs within the ceiling calculation of the full cost ceiling test, resulting in a material weakness in internal control over financial reporting and was not the result of intentional conduct.

Compensation Committee — The Compensation Committee is governed by a charter that has been approved by the Board. Vello A. Kuuskraa, Compensation Committee Chairman, Robert L. Howard, Elliott Pew (as of February 19, 2013) and Alan H. Stevens presently serve on this committee. The Compensation Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Compensation Committee is responsible for establishing officer compensation and discretionary awards under the various incentive plans. The Compensation Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on all compensation matters related to our executive management. During 2012, the Compensation Committee held four meetings, each of which was attended by all then-serving members of the Compensation Committee.

Nominating and Governance Committee — The Nominating and Governance Committee is governed by a charter that has been approved by the Board. Catherine A. Kehr is the Chair of the Nominating and Governance Committee and the other members are Lewis E. Epley, Jr., John D. Gass (as of February 19, 2013), Robert L. Howard, Kenneth R. Mourton and Alan H. Stevens. The Nominating and Governance Committee is composed entirely of non-employee members of the Board, each of whom is “independent” as defined by NYSE rules as well as under the Company’s independence standards. The Nominating and Governance Committee considers candidates for nomination for Board positions, including qualified candidates recommended by stockholders as discussed above under “Identifying and Evaluating Nominees for Director,” and oversees the Company’s corporate governance matters and practices. The Nominating and Governance Committee is responsible for recommending non-management director compensation for approval by the Board. The Nominating and Governance Committee has engaged Ernst & Young, LLP as its independent compensation consultant to advise it on non-management director compensation. During 2012, the Nominating and Governance Committee held three meetings, each of which was attended by all then-serving members of the Nominating and Governance Committee.

Retirement Committee — The Retirement Committee is governed by a charter that has been approved by the Board. Charles E. Scharlau, Retirement Committee Chairman, Lewis E. Epley, Jr., Kenneth R. Mourton, Catherine A. Kehr and Greg D. Kerley presently serve on this committee. The Retirement Committee is responsible for administering the Company’s pension and retirement plans and for recommending retirement policy to the Board. During 2012, the Retirement Committee held five meetings, each of which was attended by all members of the Retirement Committee. It is anticipated that, at the next meeting of the Board following the Annual Meeting, the Retirement Committee will be dissolved and its functions assumed by the Compensation Committee.

Communications With Non-Employee Directors

The Board provides a process for stockholders and other interested persons to send communications to the Presiding Director, the non-employee directors as a group or any of the other directors, including the entire Board. Stockholders and other interested persons may send written communications to the non-employee directors, the Presiding Director or any of the other directors to the Secretary of the Company, Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032. The Secretary will review, sort and summarize the communications and forward them to the intended recipient(s) on a periodic basis, but no less frequently than every calendar quarter.

Attendance at Board Meetings and Annual Meeting

We expect members of the Board to attend all meetings. The directors attended, as a group, 100% of the meetings of the Board and Board committees on which they served during calendar year 2012. Each director attended 100% of the meetings of the Board and Board committees on which he or she served during 2012.

It is our policy that nominee directors who are currently directors should attend the Annual Meeting of Stockholders. Each member of the Company’s Board attended last year’s Annual Meeting of Stockholders.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP, or PwC, as the independent registered public accounting firm of the Company for 2013. PwC has been the independent registered public accounting firm of the Company since its selection, based upon recommendation of the Audit Committee, on June 20, 2002.

Recommendation of the Board

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE REAPPOINTMENT OF PWC.

Vote Required

Ratification requires the affirmative vote of a majority of the shares properly cast at the meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting such ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain PwC. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Relationship with Independent Registered Public Accounting Firm

The following table presents aggregate fees for professional audit services rendered by PwC for the audit of the Company’s annual financial statements for each of the years ended December 31, 2012 and 2011, and fees billed for other services rendered by PwC during those years.

	2012	2011
Audit Fees(1)	$1,559,724	$1,286,000
Audit-Related Fees(2)	50,000	85,000
Tax Fees(3)	76,844	31,268
All Other Fees	—	—

Total	$1,686,568	$1,402,268

(1)	The Audit Fees for the years ended December 31, 2012 and 2011 were for professional services rendered for the integrated audits of the Company’s internal controls and consolidated financial statements, reviews of the quarterly financial statements, subsidiary audits, services related to the issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees for the years ended December 31, 2012 and 2011 were for services related to internal control reviews.

(3)	Tax Fees for the years ended December 31, 2012 and 2011 were for services related to the review of federal and state tax returns, tax planning and consultation.

The Audit Committee pre-approves all audit services and non-audit (i.e., audit-related, tax and other) services (including the fees and terms thereof) to be performed by its independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the Pre-Approval Policy established by the Audit Committee, the form of which was included in our 2012 proxy statement. The Audit Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of any such member to grant pre-approvals are consistent with the terms of the Pre-Approval Policy and are presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee receives periodic reports from the independent registered public accounting firm as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which is not less frequently than annually. The Audit Committee discusses such reports with the auditors, and if so determined by the Audit Committee, takes appropriate action to satisfy itself of the independence of the auditors. The Audit Committee reviews the performance of the Company’s independent registered public accounting firm annually. In doing so, the Audit Committee consults with management and the internal auditor and obtains and reviews a report by the independent registered public accounting firm describing (i) their internal quality-control procedures, (ii) material issues raised by their most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years, (iii) the response of the independent registered public accounting firm with respect to any such issues and (iv) all relationships between the independent registered public accounting firm and the Company. The Audit Committee ensures rotation of the audit partners as required by applicable law and listing standards.

The Audit Committee approved all non-audit services for 2012. The Audit Committee also considered whether the provisions of the services by PwC described above under “All Other Fees” are compatible with maintaining the independence of PwC.

Representatives of PwC will be present at the Annual Meeting and will have an opportunity to make a statement to stockholders if they so desire. The representatives will also be available to respond to questions from stockholders. There have been no disagreements with the independent registered public accounting firm on accounting and financial disclosure.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The charter of the Audit Committee describes in greater detail the full responsibilities of the Audit Committee and is available on the Company’s website at www.swn.com.

The Audit Committee has reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2012, and management’s assessment and report on internal controls over financial reporting with management and PricewaterhouseCoopers LLP, or PwC, the Company’s independent registered public accounting firm. The Audit Committee also reviewed and discussed with PwC its review and report on the Company’s internal control over financial reporting. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. PwC is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and issuing a report thereon, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussion with management and the independent auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing the Company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In this context, the Audit Committee discussed with the Company’s internal auditors and PwC the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and PwC, with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and PwC. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T.

In addition, the Audit Committee discussed with PwC its independence, considered the compatibility of non-audit services with the auditors’ independence and received and reviewed the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that (i) the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission; (ii) PwC meets the requirements for independence; and (iii) the appointment of PwC for 2013 be submitted to the stockholders for ratification.

February 18, 2013

Members of the Audit Committee

KENNETH R. MOURTON, CHAIRMAN

ROBERT L. HOWARD

CATHERINE A. KEHR

VELLO A. KUUSKRAA

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference. John D. Gass has been a member of the Audit Committee since his appointment thereto on February 19, 2013, but did not participate in any of the activities covered by this Audit Committee report.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy that governs the approval of transactions with related parties, including, among others, officers, directors and their immediate family members. The related party transaction policy applies to any potential related party transaction other than a transaction involving less than $5,000 or involving compensation by the Company of a related party who is a director or officer. Under the Company’s related party transaction policy, directors and officers are required to bring any possible related party transaction to the attention of the Company’s General Counsel. The Board has determined that the Audit Committee is best suited to review such transactions. At the first regularly scheduled Audit Committee meeting in each calendar year, management recommends transactions to be entered into by the Company for that calendar year with related parties, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee approves or disapproves such transactions. At each subsequently scheduled meeting, management updates the Audit Committee as to any material change to those proposed transactions. In the event management recommends any additional transactions subsequent to the first calendar year meeting, such transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if a transaction is not so ratified, management must cancel or annul such transaction.

Pursuant to the policy, the Audit Committee has reviewed and established a standing pre-approval for each of the following types of transactions:

1. Any employment by the Company of an executive officer of the Company or any of its subsidiaries if: the related compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC regarding compensation disclosure requirements (generally applicable to “named executive officers”) and is approved (or recommended to the Board for approval) by the Company’s Compensation Committee; or the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 if the executive officer was a “named executive officer,” and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation;

2. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K;

3. Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

4. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the lesser of $1,000,000, or two percent of the charitable organization’s total annual receipts;

5. Any transaction where the related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends);

6. Reimbursement or payment of expenses of a related party who is an officer or director pursuant to the Company’s travel and business expense reimbursement policies;

7. Transactions available to all employees generally; or

8. Transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year.

Unless otherwise deemed to be pre-approved under the policy, the Audit Committee reviews each related party transaction of which it becomes aware and may approve or ratify a related party transaction if the Audit Committee determines the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. The Audit Committee, in discharging its authority to review and approve related party transactions, must (i) review with management any decisions to undertake a significant collaboration or business dealing that may directly or indirectly benefit a related party; (ii) establish guidelines for management to follow in its ongoing dealings with related parties; (iii) periodically review and assess ongoing relationships with related parties to ensure compliance with the Audit Committee’s guidelines and directives and to ensure the continuation of such relationship remains fair to the Company; and (iv) analyze and assess applicable potential conflicts of interests and usurpation of corporate opportunities. The Audit Committee reports periodically to the Board on the nature of the related party transactions that have been presented to the Audit Committee and the determinations that the Audit Committee has made with respect to those transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and more than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons were known by the Company to beneficially own more than 5% of the Company’s common stock as of December 31, 2012 based on their filing of a Schedule 13G with the SEC under the Exchange Act:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital World Investors 333 South Hope Street Los Angeles, California 90071	22,160,000	(1)	6.30%
Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	21,453,267	(2)	6.12%
Common Stock	Wellington Management Company, LLP 280 Congress Street Boston, Massachusetts 02210	18,623,632	(3)	5.32%
Common Stock	The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, California 90071	18,130,000	(4)	5.20%
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	17,988,245	(5)	5.10%

(1)	The Schedule 13G filed by Capital World Investors stated that it had sole voting power and sole dispositive power with respect to these shares.

(2)	The Schedule 13G/A filed by BlackRock, Inc. stated that it is the parent holding company or control person of the entities holding these shares and that it had sole power to vote or to direct the vote of, and sole power to dispose or to direct the disposition of 21,453,267 shares.

(3)	The Schedule 13G filed by Wellington Management Company, LLP, stated that it had shared voting power of 7,783,253 of the shares beneficially owned and shared dispositive power of 18,623,632 of the shares beneficially owned.

(4)	The Schedule 13G/A filed by The Growth Fund of America, Inc. stated that it had no voting power and no dispositive power, sole or shared, respectively, with respect to these shares, but that under certain circumstances it may vote shares held by the fund. In addition, these shares may also be reflected in a filing made by Capital Research Global Investors and/or Capital World Investors.

(5)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., or Price Associates, serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS AND NOMINEES

The following table sets forth information as of April 4, 2013, with respect to the beneficial ownership of the Company’s common stock by each director, nominee and each executive officer named in the Summary Compensation Table, whom we collectively refer to as our Named Executive Officers, or NEOs, and by all directors, nominees and executive officers as a group.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares Owned Directly		Shares Owned 401(k)	Restricted Stock Outstanding (Voting Power)	Options Exercisable	Total Number of Shares of Common Stock		Percent of Class
Named Executive Officers:
Steven L. Mueller	82,995		—	100,223	201,302	384,520			*
R. Craig Owen	5,942		297	18,068	21,229	45,526			*
William J. Way	24,268		—	98,236	46,090	168,594			*
Mark K. Boling	390,342		—	31,668	101,794	523,804			*
Jeffrey B. Sherrick	7,945		—	17,985	39,288	65,218			*
Greg D. Kerley	615,298	(1)	25,727	23,246	60,972	725,243	(1)		*

Directors and Nominees:
Lewis E. Epley, Jr.	101,011		—	—	29,100	130,111			*
John D. Gass	—		—	2,400	—	2,400			*
Robert L. Howard	158,470		—	—	35,100	193,570			*
Catherine A. Kehr	4,777		—	4,733	2,083	11,593			*
Harold M. Korell	2,406,490		—	5,233	377,567	2,789,290			*
Vello A. Kuuskraa	106,074		—	5,736	25,746	137,556			*
Kenneth R. Mourton	294,814	(2)	—	5,736	25,746	326,296	(2)		*
Elliott Pew	—		—	3,900	—	3,900			*
Charles E. Scharlau	1,026,542		—	—	29,100	1,055,642			*
Alan H. Stevens	2,352		—	5,583	5,416	13,351			*

All Directors, Nominees and Executive Officers as a Group (24 persons)	5,416,212	(3)	42,465	368,309	1,224,284	7,051,270	(3)	2.00%

*	Less than one percent of class.

(1)	Includes 219,622 shares beneficially owned by Mr. Kerley that have been pledged as security.

(2)	Includes 269,595 shares beneficially owned by Mr. Mourton that have been pledged as security.

(3)	Includes 520,115 shares beneficially owned by all directors, nominees and executive officers as a group that have been pledged as security.

EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2012, concerning outstanding stock options under all of the Company’s equity compensation plans, the weighted average exercise price of the outstanding options and the number of shares available for future issuance under the plans:

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders(1)	3,649,520	$29.84	8,650,981

(1)	Consists of the Southwestern Energy Company 2000 Stock Incentive Plan and the Southwestern Energy Company 2004 Stock Incentive Plan. Shares remaining available for issuance may be issued under the Southwestern Energy Company 2004 Stock Incentive Plan, which plan provides for grants and awards in the form of stock options, shares of restricted stock, and restricted stock units.

OUR COMPENSATION POLICIES AND PRACTICES AS RELATED TO OUR RISK MANAGEMENT

Since 1999, our management has been guided by our formula, which represents the essence of our corporate philosophy and how we operate our business:

Our formula, which stands for “The Right People doing the Right Things, wisely investing the cash flow from our underlying Assets will create Value+,” also guides our compensation policies and practices. Our compensation policies and practices for our employees are designed to enhance our business by encouraging innovation and new ideas that will create value for every dollar we invest. As an exploration and production company that is focused on organic growth achieved through our own drilling programs, there is a certain level of risk involved in all aspects of our operations, but our compensation is structured to ensure that levels of risk taken by our employees are appropriate and socially responsible, reflecting our commitment to conducting our operations in a safe, resource-efficient manner, protecting the environment and being a good corporate citizen of the communities in which we operate.

Our Compensation Discussion and Analysis, or CD&A, describes our compensation policies, programs and practices for our executive officers. Our Compensation Committee evaluated the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking by plan participants. Among the program features evaluated were the types of compensation offered, the performance metrics, the alignment between performance goals and the Company’s business strategy and the overall mix of incentive awards. Our compensation programs include features which we believe mitigate risk without diminishing incentives. The features that mitigate risk include: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) the mix of cash and equity incentives; (iii) a balanced mix of annual and longer term incentive opportunities; (iv) stock ownership guidelines for our senior executives; and (v) significant controls for business decisions.

Total compensation for our employees is structured similarly to that for our NEOs and consists of cash compensation in the form of a base salary and a performance-based annual bonus under our Incentive Compensation Plan; equity incentive compensation in the form of stock option and restricted stock awards under our 2004 Stock Incentive Plan; long-term cash incentive compensation under our Performance Unit Plan; and retirement, health and welfare benefits. However, unlike our NEOs and executive management, for whom incentive compensation is the substantial part of their total compensation, the compensation for most of our employees is weighted towards salary and annual cash bonus. Our hourly employees participate in an annual bonus pool pursuant to which awards are given based upon individual performance as assessed by management, while our salaried employees receive annual cash incentives under our Incentive Compensation Plan based largely upon the achievement of specific performance objectives of the business team and the Company as well as a discretionary component that takes into account individual performance.

The performance objectives under the plans established by our Board are based upon measures that are designed to control our costs, increase our productivity and efficiency and reduce our overall risk. In connection with the establishment of the annual performance objectives for each business team, we assess whether there have been any changes or if changes are anticipated in the near term that affect our risk profile and, as needed, revise our measures to address any such changes. Although the performance objectives differ for our various business teams, when taken together, all of our performance objectives are intended to address the principal factors that we believe will affect the Company’s overall performance. Effective for fiscal year 2010, the performance objectives under our Incentive Compensation Plan for officers of our operating subsidiaries at the level of senior vice president or higher were changed to align with our overall corporate objectives. With respect to organizational performance objectives, this change decreases the potential negative impact of our compensation policies and practices on the management of risk such that short-term cash incentives are earned based on achievements that benefit the Company overall and not just by the performance of the business teams for which these individuals have direct responsibility. As with our NEOs, the discretionary assessment of individual performance for these officers takes into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company.

We also provide additional incentive compensation to most of our salaried employees and to our executive management under our stock incentive plan and our Performance Unit Plan. These long-term incentives vest over time periods of three to four years, are designed to align an employee’s compensation with the value created for stockholders and provide an incentive for achieving our long-term performance objectives.

Since the proportion of total compensation that is at risk (i.e., that will vary based on employee, segment, team and Company performance objectives) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation program may encourage management level employees to take certain risks. However, the Board takes that fact into consideration through the use of annual and multi-year incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board are designed to be aggressive and challenging but also achievable without inappropriate risk-taking. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

In 2012, our management completed a risk assessment of our compensation policies and practices to determine whether any risks arising from our compensation policies and practices for employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company and presented its findings to the Compensation Committee. Based on this assessment, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

2012 was a successful year for us despite lower natural gas commodity prices, as we achieved high levels of production and cash flow. Decisions by the Compensation Committee reflected our performance, with the Compensation Committee approving cash incentive payments to our named executive officers, or NEOs, slightly below target levels, as discussed in greater detail below.

Named Executive Officers

This Compensation Discussion & Analysis describes our executive compensation programs for our 2012 fiscal year NEOs, who were:

•	Steven L. Mueller, President & Chief Executive Officer

•	R. Craig Owen, Senior Vice President & Chief Financial Officer

•	William J. Way, Executive Vice President & Chief Operating Officer

•	Mark K. Boling, President — V+ Development Solutions & General Counsel

•	Jeffrey B. Sherrick, Senior Vice President — Corporate Development

•	Greg D. Kerley, Former Executive Vice President & Chief Financial Officer

2012 Business and Performance Highlights

Southwestern Energy’s operational performance in 2012 was strong and marked a year in which the Company reached major milestones in production and enjoyed significant expansion beyond the Fayetteville Shale. These successes were achieved during a period in which the industry experienced natural gas commodity prices that were their lowest in a decade. Listed below are some of our most notable accomplishments during 2012.

•	We increased natural gas production by 13% to approximately 565 Bcfe.

•	We recorded $1,653.9 million in cash flow during 2012 (the second highest in Company history) despite low commodity prices.

•	We expanded our presence in the Marcellus Shale and continue to advance the Company’s prospective new ventures.

•	We reduced our lease operating expenses and general and administrative expenses on a Mcfe basis.

•	We successfully sold assets from our East Texas operations.

•	We improved well efficiencies in the Fayetteville Shale.

•	We continued to develop and strengthen our Midstream business.

Largely due to the downward pressure on natural gas commodity prices, we achieved some but not all of the performance goals that determine the amount of incentive compensation paid to our NEOs. As explained in this Compensation Discussion & Analysis, decisions by the Compensation Committee reflected our performance, with NEOs earning annual cash bonuses and performance unit payouts below target levels.

Executive Compensation Highlights

Strong Say-on-Pay Support in 2012

At our annual stockholder meeting in 2012, our stockholders approved the advisory vote on the executive compensation of our NEOs, with an approval rating of 98.3% of votes cast. In light of this overwhelming support, our continued strong Company performance and successful compensation programs, the Compensation Committee did not change the overall design of our compensation programs during 2012. The Compensation Committee will continue to work to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Good Governance and Best Practices

We are committed to strong governance standards over our compensation programs, procedures and practices as evidenced by the practices and policies listed below.

•	We maintain meaningful stock ownership guidelines that align our executives’ long-term interests with those of our stockholders and discourage excessive risk-taking.

•	We have eliminated gross-ups of excise taxes on severance or other payments in connection with a change of control for NEOs who joined us after 2010.

•

We have a compensation recoupment policy that permits our Board to recover from our NEOs cash- or equity- incentive compensation and profits realized from certain equity awards in the case of fraud, negligence or intentional misconduct by an NEO and certain other officers that is a significant contributing factor to us having to restate all or a portion of our financial statements.

•

We have a policy that prohibits all directors and officers with the title of Vice President or above, including their spouses and members of their households, from pledging shares of our common stock and from hedging the economic risk of ownership of our common stock (excluding any pledging arrangements in effect as of March 18, 2013).

•

Our Compensation Committee has engaged its own independent compensation consultant, Ernst & Young LLP, or E&Y, who performs an annual comprehensive market analysis of our executive compensation programs and pay levels and confirms their independence.

•	None of our NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	We provide our stockholders with an annual opportunity to participate in an advisory vote on the compensation of our NEOs.

How Our Performance is Linked to Pay

We believe that our executive compensation programs have been effective at incentivizing strong results by appropriately aligning pay and performance. The total direct compensation package for our NEOs consists of: (1) base salary; (2) performance-based annual bonus awarded under the Southwestern Energy Company Incentive Compensation Plan, as amended, or the ICP; (3) cash incentive compensation under our 2002 Performance Unit Plan, as amended, or the PUP Plan; (4) equity incentive compensation in the form of stock options and restricted stock awards; (5) retirement, health and welfare benefits; and (6) perquisites.

Our compensation programs achieve the following objectives:

•	Place more pay at-risk, with approximately 84% of total target compensation granted to NEOs in 2012 allocated to variable compensation;*

•

Support the alignment of executive and stockholder interests over the long term by measuring three-year TSR and reserve replacement (compared to a target and our peer group) for awards under the PUP Plan; and

*	Based on grant date fair-value of equity incentive awards (both stock options and restricted stock), target value of annual bonus under the ICP and target value of units granted under the PUP Plan.

•	Provide incentives for executives to continue to achieve short-term success designed to increase stockholder value with annual performance-based cash bonuses tied to production and financial goals.

Cash Incentive Awards. Our NEOs are eligible to receive short-term cash incentives under the ICP and long-term cash incentives under the PUP Plan.

Short-Term Cash Incentives. The following table shows the quantitative performance objectives used under our ICP:

Performance Measure	Description	Weighting
PVI	Represents discounted future revenue of production from reserve additions by drilling or acquisition, net of production operating expenses and select taxes divided by invested capital	30.0%
Production	Represents combined oil and gas produced and reported as sold	27.5%
Reserve replacement	Represents reserve additions divided by production	27.5%
Return on Equity, or ROE (as a percentile of peer group)	Represents net income divided by average stockholders’ equity compared to ROE of peer group, expressed as a percentile rank	15.0%

In addition to the quantitative factors above, determinations of ICP payouts take into account qualitative aspects of individual performance. These determinations are discretionary and are based on a subjective evaluation by the Compensation Committee of the NEO’s individual performance, taking into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company.

Long-Term Cash Incentives. The following table shows the quantitative performance measures for NEOs used under the PUP Plan for 2012 awards:

Performance Measure	Description	Weight
Total Stockholder Return (TSR)	Equal to the average relative monthly percentile ranking relative to a peer group. Determined by tracking the change in the Company’s stock price on a monthly basis plus dividends paid over the performance period in comparison with each peer company	50.0%
Reserve replacement against goal (absolute)	Expressed in the form of a percentage ratio with pre-tax operating cash flow per unit of production for the performance period as the numerator and finding and development costs per unit of proved reserve additions for the performance period as the denominator	25.0%
Reserve replacement against peer group (relative)		25.0%

We selected these measures because stockholders, analysts and potential investors use these metrics to measure the success of our performance and the performance of other companies in our industry. Also, we believe these measures drive stockholder return by appropriately concentrating our executives’ attention on factors that control risk taking, serve as indicators of how effectively the Company is conducting its operations and encourage revenue, earnings growth, and sustaining a strong balance sheet and cash flow.

Equity-Based Compensation. Equity awards represented, on average, approximately 42% of our NEOs’ total compensation opportunity in 2012. Under our equity award program, NEOs historically have received a combination of stock options and shares of restricted stock.

We view stock options as performance-based as by their nature they do not deliver any value or return to the holder unless there is appreciation in our stock price. As a result, stock options align the executives’ interests with stockholders’ interests. Time-vesting shares of restricted stock also align executives’ interests with stockholders’ interests as the value of the award is tied to the market value of our common stock.

COMPENSATION PHILOSOPHY AND OBJECTIVES

In the exploration and production market in which we compete for talent, base salary, incentive cash and equity compensation and benefits are all important components of an overall executive compensation package. Our compensation programs are designed and administered with the objectives of attracting, motivating and retaining the experienced and skilled professionals we need to grow our business and create value for our stockholders. The table below lists the elements of our executive compensation program, their key characteristics and how each element relates to our philosophy and objectives:

Component	Objectives	Key Characteristics
Base salary	• Attract and retain executives • Provide financial certainty and stability • Reward individual performance	Paid in cash; reviewed annually for appropriate increases
Annual cash incentives

•    Encourage and motivate executives to meet or exceed our short-term business and financial objectives

•    Hold executives accountable for performance against targets

•    Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Tied to our most important drivers of stockholder value and in part to individual performance:

•    PVI (present value added for each dollar of capital invested)

•    Gas and oil production

•    Reserve replacement ratio

•    Return on equity

Long-term incentives
• Performance units (cash) • Stock options • Restricted stock

•    Encourage and motivate executives to achieve key long-term business priorities and objectives

•    Align executives’ interests with stockholders’ interests

•    Foster a long-term focus to increase stockholder value

•    Attract and retain executives

•    Encourage executive stock ownership

•    Performance units pay $0-$2,000 per unit depending on level of performance achieved. Performance criteria are 3-year TSR relative to our peer group and our reserve replacement efficiency ratio relative to a pre-established target and our peer group

•    Stock options vest over three years; restricted stock awards vest over four years

Benefits and Perquisites	• Attract and retain executives • Provide for safety and wellness of executives • Provide income security for retirement • Enhance executive productivity	• Includes benefits provided under broad-based employee plans, plus a supplemental retirement plan and a non-qualified deferred compensation plan • Industry-competitive perquisites
Severance and Change of Control Benefits	• Attract and retain executives • Provide income security • Provides certainty and permits objective focus on business operations in the face of a potentially disruptive change of control transaction

•    All severance benefits are tied to a change in control of the company

•    Certain benefits are provided only if a qualifying termination occurs in connection with a change in control (“double trigger”)

•    Accelerated vesting of equity

Pay Mix Tied to Performance and Stockholder Return

We believe a significant portion of our executives’ compensation should be variable, at risk and tied to our measurable performance. Consistent with our compensation philosophy that incentive compensation should be the substantial part of total compensation for executives and balance short- and long-term performance, generally no more than 30% of each executive’s compensation package is salary and the remainder is at risk and contingent upon company and individual performance.

The charts below show the total direct compensation mix for 2012 for our CEO and the average for all other NEOs. Values used in determining the pay mix represent base salaries in effect as of December 31, 2012, actual annual incentive cash awards based on 2012 performance, the actual value of long-term cash incentive awards under the PUP Plan, and actual long-term equity award values granted in 2012 (as disclosed in the Summary Compensation Table). “Bonus” consists of total payouts under our ICP for 2012 (for organizational and discretionary components). “LTI awards” consists of the total value of equity awards granted in 2012 and 2012 payouts under the PUP Plan. “Other pay” consists of any changes in pension value and nonqualified deferred compensation earnings and all other compensation (each as disclosed in the Summary Compensation Table).

EXECUTIVE COMPENSATION PROCESS & GOVERNANCE

Role of the Compensation Committee

The Compensation Committee oversees and approves all compensation for our NEOs and certain other members of executive management. Towards the end of each fiscal year, the Compensation Committee analyzes the following factors in determining NEO compensation:

•	Market Competitiveness Review. As discussed in more detail below, the Compensation Committee evaluates the overall competitiveness of our executives’ total direct compensation.

•

Mix of Components of Compensation. The Compensation Committee reviews comprehensive tally sheets prepared by our Corporate Affairs staff illustrating the total compensation for our CEO and the other NEOs. Although tally sheets do not drive individual executive compensation decisions, the tally sheets are used so that the Compensation Committee can be aware of the total compensation of these executives. The tally sheets set forth the aggregate amounts and mix of all components of our compensation program, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) equity gains, the value to the executive and cost to us of all perquisites and other personal benefits, the earnings and accumulated obligations under our non-qualified deferred compensation plan, and the actual projected payout obligations under our supplemental executive retirement plan under several potential severance and change-in-control scenarios.

•

Internal Pay Equity. The Compensation Committee monitors the relationship between the compensation of our executives and the compensation of our non-managerial employees. In addition to considering external market conditions and individual factors when establishing total executive compensation levels, the Compensation Committee views a ten-year historical comparison of the total compensation levels (including salary, cash bonus, long-term incentives and other items of compensation) within our Company between our CEO, our CFO, our COO and certain lower paid employees.

•

Accumulated Wealth Analysis. The Compensation Committee recognizes that past equity grants may have limited ongoing retention value for executives and that retention value is a key attribute of current equity grants. Nonetheless, the Compensation Committee reviews a summary of the future wealth potential of a NEO’s prior awards under our stock incentive plans prior to determining new long-term equity incentive compensation for that executive. Generally we conduct the analysis utilizing three stock price scenarios to calculate the pre-tax value of the holdings. The Compensation Committee is provided with summary information regarding each NEO’s stock ownership position and exercise and hold behavior.

In addition to the above and the information provided by its independent compensation consultant, E&Y, (discussed below), the Compensation Committee considers each executive’s level of experience, tenure, position and responsibilities, the value of the executive’s expertise in the pursuit of our short- and long-term objectives and the appropriate competitive pressures for his or her expertise and skills within the industry, and then makes its compensation determinations for the upcoming fiscal performance cycle for the NEOs and other members of our executive management team. Although post-retirement benefits for our NEOs, with the exception of a Supplemental Retirement Plan and a Non-Qualified Plan (each discussed below under “Pension and Other Retirement Plans”), are provided on the same basis as for other employees and are not taken into consideration in the determination of total compensation, the Compensation Committee also reviews those benefits and perquisites paid to the NEOs at its final meeting of each fiscal year.

With respect to compensation determinations for the NEOs other than the CEO, the Compensation Committee takes into account the recommendations of the CEO based on his evaluation of each individual’s contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee and CEO jointly discuss the CEO’s proposed compensation package as well.

Role of the Compensation Consultant

The Compensation Committee has retained E&Y as its independent compensation consultant to advise it on all matters related to compensation of our executive management, including our NEOs. E&Y reports directly to the Compensation Committee and does not provide any other services to our company. The Compensation Committee has determined that E&Y is independent and there was no conflict of interest resulting from retaining E&Y currently or during the year ended December 31, 2012. In reaching these conclusions, the Compensation Committee considered the factors set forth in Rule 10C-1 of the Securities Exchange Act of 1934, as amended, and applicable NYSE listing standards.

At the direction of the Chair of the Compensation Committee, E&Y:

•	Attends meetings of the Compensation Committee, as requested.

•	Makes an annual presentation to the Compensation Committee regarding:

•

General trends in executive compensation across the exploration and production industry, particularly trends that reflect a change in compensation practices. The consultant advises the Committee on whether changes in compensation practices are relevant to our compensation programs.

•	A perspective on the structure and competitive standing of our compensation program for executives.

•	Participates in the Committee’s deliberations regarding compensation for NEOs that include items such as:

•	How to interpret the level of compensation of each NEO compared to similar positions across the exploration and production industry.

•

The appropriate level of each element of compensation for individual NEOs considering their career experience and tenure in their positions, as well as general performance of the Company within the industry.

•	The pace at which compensation levels should be adjusted over future years.

•	How to weigh or consider the impact of a compensation change today on future retirement income.

•	The interpretation of issues involving executive compensation raised by stockholders and the appropriate responses from management.

•	The relationship between compensation and executive succession planning.

•	How the Compensation Committee should emphasize or weigh one element of compensation versus another to address the long-term nature of the business.

•	Prepares the analysis of company compensation as compared to the peer group that is used by the Compensation Committee.

Role of the CEO and Other Officers

Our CEO and our Senior Vice President of Human Resources, working with internal resources and E&Y, propose to the Compensation Committee modifications to the design of our executive compensation programs and recommend the adoption of new plans and programs. In addition, our CEO recommends to the Compensation Committee the performance measures used to determine payouts under our plans and assesses the individual performance and contribution of the other executives and makes compensation recommendations to the Compensation Committee as described below under “Review of & Process for Determining Executive Compensation.”

Review of & Process for Determining Executive Compensation

Market Competitiveness Review. The Compensation Committee believes peer group data provides meaningful information to utilize in comparing our executive compensation program, including components and levels, to our competitors with whom we compete for executive talent. The peer group is utilized to analyze the competitiveness of each component of, and total compensation for, our NEOs, executive management and the Board of Directors and, to the extent applicable, for determinations of awards and performance targets under our compensation plans.

We target total compensation for our NEOs between the median and 75th percentiles of our peer group. To retain and motivate our NEOs, and while being mindful of market and industry conditions, the Compensation Committee may determine that it is in our best interests to provide total compensation packages with one or more of our NEOs that may deviate from the general principle of targeting compensation between the median and 75th percentile.

2012 Peer Group

Our peer group is made up of companies in the exploration and production industry with comparable types of operations, revenue, market capitalization, assets and number of employees. We generally fall between the median and 75th percentile of our peer group with respect to these characteristics.

The Compensation Committee, in conjunction with E&Y, reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate. The majority of the companies in our comparator peer group have remained the same over the years and the group, therefore, provides a fairly consistent measure for comparing executive compensation.

In December 2011, E&Y updated its market analysis and review of our executives’ compensation levels. The report relied on the following for the 2012 peer group, which was comprised of the following 14 companies:

Cabot Oil & Gas Corp.
Chesapeake Energy Corp.
Cimarex Energy
Denbury Resources
Devon Energy Corp.
EOG Resources, Inc.
Forest Oil Corporation
Newfield Exploration Co.
Noble Energy, Inc.
Pioneer Natural Resources Co.
Range Resources, Inc.
Sandridge Energy
SM Energy
Ultra Petroleum Corporation

Set forth below is the 2012 targeted total compensation of our NEOs relative to comparable positions at the companies within our 2012 peer group. The targeted total compensation for most of our NEOs fell within our target range between the median and 75th percentile. Mr. Kerley’s targeted total compensation relative to our peer group reflected his considerable seniority, having spent over 20 years with us.

Name	2012 Targeted Total Compensation(1)	Percentage of Peer Group
Steven J. Mueller, President & Chief Executive Officer	$7,000,026	59%
R. Craig Owen, Senior Vice President & Chief Financial Officer(2)	$891,028	54%
William J. Way, Executive Vice President & Chief Operating Officer	$3,940,461	67%
Mark K. Boling, President — V+ Development Solutions and General Counsel(3)	$2,120,310	63%
Jeffrey B. Sherrick, Senior Vice President — Corporate Development	$1,290,220	75%
Greg D. Kerley, Former Executive Vice President & Chief Financial Officer(4)	$2,880,217	>75%

(1)	Actual total compensation awarded for 2012 is reflected in the Summary Compensation Table.

(2)	The “2012 Targeted Total Compensation” for Mr. Owen was based on his former role as Chief Accounting Officer and Controller, the position he held with us at the time that his 2012 target compensation was initially established. Effective August 1, 2012, Mr. Owen’s salary increased from $300,000 to $370,000 and the target 2012 annual cash incentive award and maximum 2012 annual cash incentive award under the Company’s Incentive Compensation Plan was increased for our new CFO from 100% and 150% to 125% and 187.5%, respectively. For 2012, the incentive award levels will reflect a pro-rata percentage of each bonus percentage.

(3)	Effective June 1, 2012, Mr. Boling’s 2012 salary increased from $420,000 to $450,000, and the target 2012 annual cash incentive award and maximum 2012 annual cash incentive award under the Company’s Incentive Compensation Plan was increased from 125% and 187.5% to 130% and 195%, respectively. For 2012, the incentive award levels will reflect a pro-rata percentage of each bonus percentage.

(4)	Effective October 1, 2012, Mr. Kerley retired from the Company.

2012 COMPENSATION ASSESSMENT

Base Salary

In establishing the base salaries for our NEOs, the Compensation Committee examines the peer group analysis prepared by E&Y in order to determine whether base salary, together with total compensation, falls within our targeted range of the median and 75th percentiles of our peer group. In addition to the peer group analysis, base salaries are determined based upon consideration of each executive’s performance, responsibilities, qualifications, experience and skills. The Compensation Committee recognizes that changes in base salary affect other elements of compensation including: (i) awards under the Incentive Compensation Plan, (ii) pension benefits, (iii) company matching portions of 401(k) and non-qualified plan contributions and (iv) life insurance and disability benefits. As such, adjustments to base salary are only made after consideration of the impact to the executive’s entire compensation package.

At its December 2011 meeting, the Compensation Committee increased the base salaries of each of our NEOs as shown in the table below, effective for 2012. In approving these increases, the Compensation Committee considered each NEO’s base salary compared to the median and 75th percentiles of our peer group, E&Y’s 2011 report, including the Survey Data, the Compensation Committee’s assessment of the executive’s overall performance, the short-term strategic value of his expertise and skills to us and the extent of his decision-making responsibilities as well as our CEO’s recommendations (other than with respect to his own salary).

Name	2011 Base Salary	2012 Base Salary	% of Peer Group
Steven J. Mueller, President & Chief Executive Officer	$800,000	$850,000	58%
R. Craig Owen, Senior Vice President & Chief Financial Officer(1)	$280,000	$370,000	72	%(2)
William J. Way, Executive Vice President & Chief Operating Officer	$575,000	$600,000	75%
Mark K. Boling, President — V+ Development Solutions & General Counsel(3)	$400,000	$450,000	68%
Jeffrey B. Sherrick, Senior Vice President — Corporate Development	$325,000	$375,000	62%
Greg D. Kerley, Former Executive Vice President & Chief Financial Officer(4)	$475,000	$500,000	>75%

(1)	Effective August 1, 2012, Mr. Owen’s 2012 salary increased from $300,000 to $370,000.

(2)	The “% of Peer Group” for Mr. Owen was based on his former role as Chief Accounting Officer and Controller.

(3)	Effective June 1, 2012, Mr. Boling’s 2012 salary increased from $420,000 to $450,000.

(4)	Effective October 1, 2012, Mr. Kerley retired from the Company.

Annual Cash Bonus

Our Incentive Compensation Plan, or ICP, is designed to encourage the achievement of annual performance goals by our executives and managers. These goals are set to produce results that lead to increased stockholder value and are determined at the beginning of each annual performance cycle. Although awards under the ICP may be made in cash, restricted shares of common stock, or a combination of cash and restricted shares of common stock, for 2012 and historically, the Compensation Committee has determined that awards under the ICP be made in cash.

For 2012, the performance objectives for awards under the ICP for each of our NEOs consisted of an objective component tied to specific performance goals and a subjective component based on each NEO’s individual performance.

Corporate Performance Objectives

The objective components of awards for our NEOs under the ICP are listed below:

•	PVI — weighted at 30%

•	Gas and oil production — weighted at 27.5%

•	Reserve Replacement — weighted at 27.5%

•	Return on equity versus the peer group — weighted 15%

The Compensation Committee selected these criteria because they are important indicators of increased stockholder value, as discussed in the Executive Summary above. Return on equity versus the peer group is defined as net income divided by average stockholders’ equity for the current fiscal year. Adjustments to net income and/or stockholders’ equity from the application of new accounting standards, new equity offerings or asset divestitures may or may not be included in the calculation of net income and/or average stockholders’ equity at the discretion of the Compensation Committee. Additionally, all non-cash charges resulting from any write-down of oil and gas properties and all other non-cash components of “Accumulated Other Comprehensive Income, or AOCI, are excluded from the net income and stockholders’ equity calculations.

At the February meeting in 2012, after evaluating the Company’s performance relative to performance goals established for 2011, the Compensation Committee established the performance objectives for 2012. The 2012 performance objectives discussed above took into consideration the current domestic natural gas oversupply situation and the continued uncertainty and volatility in natural gas commodity prices but were nonetheless designed to continue to motivate our NEOs to outperform relative to their peers at other companies. The Compensation Committee believes that, assuming external economic factors remain the same, the minimum performance levels should be achievable with some difficulty, while the target and maximum levels represent relatively more challenging degrees of difficulty. Although the Compensation Committee does not assign specific probabilities of achievement to the minimum, target or maximum award levels under the ICP, the minimum and target goals are generally set to be achievable if the Company achieves the minimum and target levels in its projected business plan. It is the Committee’s intention and expectation in setting the objectives for incentive bonuses to be paid at the target level or above. The maximum award levels are achievable to the extent the Company surpasses its target performance levels by a significant amount. However, since the business plan reflects a number of internal assumptions about factors beyond the Company’s control such as oil and gas prices, access to capital, the cost of supplies and equipment and other third party-related factors, the achievement of our performance measures has varied.

The following table details our corporate performance measure achievement from 2006 through 2012. It illustrates there has been no correlation between past and future achievement of our performance measures.

Past ICP Corporate Performance Measure Achievement

	Production	PVI	Return on Equity	Reserve Replacement
2006	Below Minimum	Below Minimum	Below Minimum	Above Target
2007	Above Minimum	Above Target	Above Maximum	Above Target
2008	Above Maximum	Above Maximum	Above Maximum	Above Maximum
2009	Above Target	Above Maximum	Above Target	Above Maximum
2010	Above Minimum	At Maximum	Below Minimum	Above Target
2011	Above Target	Below Minimum	Above Maximum	Above Target
2012	Above Target	Below Minimum	Above Maximum	Below Minimum

Individual Performance

The remaining portion of each award, which generally comprises up to 40% of an executive’s total target opportunity under the ICP, is subjective based on an evaluation of the executive’s individual performance by the Compensation Committee. The subjective assessment of individual performance takes into account all aspects of the individual’s performance and the performance of the business team for which they have responsibility, which includes an assessment of the individual’s and the team’s contribution to the achievement of health, safety and environmental performance objectives by the Company. Due to the subjective component of the ICP, a NEO may still receive his total target opportunity even if the organizational performance objectives are not achieved or are achieved at the minimum level.

Bonus Opportunities

The bonus opportunities under the ICP vary based on each executive’s level of responsibility. The Compensation Committee typically targets the total award at the median of our peer group for cash incentive bonuses, based on the executives’ relevant positions. If the actual level achieved for a specified corporate performance objective is not at least equal to the predetermined minimum level, then the proportionate amount of the award represented by that performance measure will not be paid.

Determinations of the target award levels for each fiscal year are made at the December meeting of the Compensation Committee prior to the beginning of the fiscal year in order to coincide with our budget process and the culmination of the performance review process. The performance goals for each fiscal performance cycle under the ICP are determined following the assessment of whether the performance objectives for the prior fiscal year were attained, which typically occurs in February of the current performance year.

The following table sets forth the minimum, target and maximum incentive award levels for the organizational, discretionary and total annual incentives for 2012 related to the attainment of corporate performance objectives for the NEOs as established by the Compensation Committee as a percentage of base salary:

2012 Annual Incentive Compensation Bonus Opportunities

	Organizational Performance			Discretionary			Total
Name	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)	Min. (%)	Target (%)	Max. (%)
Steven J. Mueller, President & Chief Executive Officer	52.5	105.0	195.0	122.5	70.0	67.5	175.0	175.0	262.5
R. Craig Owen, Senior Vice President & Chief Financial Officer(1)	37.5	75.0	140.0	87.5	50.0	47.5	125.0	125.0	187.5
William J. Way, Executive Vice President & Chief Operating Officer	42.0	84.0	157.5	98.0	56.0	52.5	140.0	140.0	210.0
Mark K. Boling, President — V+ Development Solutions & General Counsel(2)	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0
Jeffrey B. Sherrick, Senior Vice President — Corporate Development	30.0	60.0	110.0	70.0	40.0	40.0	100.0	100.0	150.0
Greg D. Kerley, Former Executive Vice President & Chief Financial Officer(3)	39.0	78.0	145.0	91.0	52.0	50.0	130.0	130.0	195.0

(1)	On August 1, 2012, the target 2012 annual cash incentive award and maximum 2012 annual cash incentive award under the Company’s Incentive Compensation Plan was increased for our new CFO from 100% and 150% to 125% and 187.5%, respectively. For 2012, the incentive award levels will reflect a pro-rata percentage of each bonus percentage.

(2)	On June 1, 2012, the target 2012 annual cash incentive award and maximum 2012 annual cash incentive award under the Company’s Incentive Compensation Plan was increased from 125% and 187.5% to 130% and 195%, respectively. For 2012, the incentive award levels will reflect a pro-rata percentage of each bonus percentage.

(3)	Effective October 1, 2012, Mr. Kerley retired from the Company.

2012 Annual ICP Payouts

In making its determination with respect to discretionary awards under the ICP, the Compensation Committee considered management’s accomplishments for the year, which included maintaining the strength of the Company’s balance sheet in a very difficult commodity price environment, the further building of the Midstream gas gathering and marketing entity, continuing to strengthen the geological, engineering and operations capability for aggressively developing the Fayetteville Shale and Marcellus Shale projects, and the advancement of the Company’s prospective new ventures.

The Compensation Committee awarded our NEOs the following bonuses under the ICP, based on the extent to which the PVI, gas and oil production, reserve replacement and return on equity performance measures were achieved and the exercise of discretion by the Compensation Committee. The amounts set forth in the table under “Organizational Performance” reflect the amounts earned by the NEOs based on the achievement of the 2012 performance objectives, while the amounts under “Discretionary” are in recognition of the efforts of management in building a solid foundation for the future growth and profitability of the Company.

Name	Organizational Performance	Discretionary	Total	% of Target
Steven J. Mueller, President & Chief Executive Officer	$501,523	$798,477	$1,300,000	87%
R. Craig Owen, Senior Vice President & Chief Financial Officer	$123,332	$216,668	$340,000	93%
William J. Way, Executive Vice President & Chief Operating Officer	$284,650	$415,350	$700,000	83%
Mark K. Boling, President — V+ Development Solutions & General Counsel	$189,610	$335,390	$525,000	94%
Jeffrey B. Sherrick, Senior Vice President — Corporate Development	$125,578	$214,422	$340,000	91%
Greg D. Kerley, Former Executive Vice President & Chief Financial Officer(1)	—	—	—	—

(1)	Effective October 1, 2012, Mr. Kerley retired from the Company and therefore did not receive a bonus for 2012.

Long-Term Incentive Compensation

The long-term incentives for the NEOs consist of (i) equity in the form of stock options and shares of restricted stock awarded under the Stock Plan and (ii) performance units, or PUPs, payable in cash under the PUP Plan. It is the Compensation Committee’s practice to determine the targeted total compensation and the targeted total cash compensation for each NEO and then to determine long-term incentive compensation based on the difference between the targeted total compensation and targeted total cash compensation

Our long-term incentive program is designed to provide incentives for key employees to focus on the long-term strategic goals of our business and to attract and retain key employees through share ownership.

The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. Set forth below is the mix of long-term equity incentive awards we provide to our NEOs.

	Performance Units	Stock Options	Restricted Stock
Long-Term Incentive Award Mix (approximate; based on intended value)	33 1/3%	33 1/3%	33 1/3%

Stock Plan. At the December meeting of the Compensation Committee in 2011, the Compensation Committee granted stock options and shares of restricted stock under the Stock Plan for fiscal year 2012. Stock options vest over a period of three years from the grant date, while shares of restricted stock vest over a four-year period from the date of grant.

The Compensation Committee believes the mix of long-term incentive awards shown in the table above generally provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives.

Performance Unit Plan. Our Performance Unit Plan is used to provide long-term cash incentives for our executives and certain employees. The Performance Unit Plan is designed to insure that our long-term strategy is competitive with our peers and that our executives are rewarded with cash for actual long-term performance and not just stock price appreciation. The Plan also complements the equity-based compensation awarded under the Stock Plan by providing additional awards for enhancing our long-term value and mitigating the effect of stockholder dilution. Because the Performance Unit Plan is tied to operating performance success over a three-year period, it also provides a supplementary long-term retention component.

Actual payout occurs more than three years after the awards are given and is determined by the attainment of certain threshold, target and maximum performance objectives. Achievement of the performance objectives results in payout of $500 per unit at the threshold level, $1,000 per unit at the target level and $2,000 per unit at the maximum level, at the end of the three-year period. Performance below the threshold level could result in payouts of less than $500 per unit, including no payouts. Performance objectives are calculated weighing three-year total stockholder return versus the three-year total stockholder return of the peer group at the time of the award and our reserve replacement efficiency ratio versus a defined target and the peer group at the time of the award.

At its December 2011 meeting, the Compensation Committee granted performance units to the NEOs for fiscal year 2012. In March 2013, the Compensation Committee determined that the level of achievement of the performance objectives for the three-year cycle ended December 31, 2012 was between the minimum and target level, resulting in the payment of $234.38 per unit and our NEOs were paid $312,663 for Mr. Mueller; $23,438 for Mr. Owen; $78,049 for Mr. Boling; $46,876 for Mr. Sherrick and $105,975 for Mr. Kerley. The performance units awarded in 2009 for the three-year cycle ended December 31, 2012 were based on the same performance measures as the performance units awarded in 2012, but were weighted as follows: TSR (25.0%); Reserve replacement against goal (absolute) (37.5%); and Reserve replacement against peer group (relative) (37.5%). Mr. Way did not receive any 2009 performance units because he joined the Company in 2011.

Total Long-Term Incentives. The table below illustrates the value of the long-term incentives our Compensation Committee granted to our NEOs in December 2011, utilizing the Black-Scholes valuation for stock options, the grant date price for restricted stock and the target value of the performance units.

Name	Options	Restricted Stock	PUPs	Total
Steven J. Mueller, President & Chief Executive Officer	$1,441,084	$1,444,198	$1,554,000	$4,439,282
R. Craig Owen, Senior Vice President & Chief Financial Officer(1)	$92,979	$98,049	$100,000	$291,028
William J. Way, Executive Vice President & Chief Operating Officer	$772,511	$774,270	$834,000	$2,380,781
Mark K. Boling, President — V+ Development Solutions & General Counsel	$363,148	$363,907	$392,000	$1,119,055
Jeffrey B. Sherrick, Senior Vice President — Corporate Development	$166,960	$167,390	$180,000	$514,350
Greg D. Kerley, Former Executive Vice President & Chief Financial Officer(2)	$534,675	$535,721	$577,000	$1,647,396

(1)	Granted to Mr. Owen for his previous position of Chief Accounting Officer.

(2)	Effective October 1, 2012, Mr. Kerley retired from the Company.

Health, Welfare and Retirement Benefits

We have competitive health, welfare and retirement programs for our eligible employees. Our NEOs generally are eligible for the benefit programs on the same basis as all other employees. Our health and welfare programs include medical, pharmacy, dental, life insurance and disability. We also offer a charitable gift matching program. The life insurance and disability programs provide higher benefit amounts for our NEOs due to their higher base salaries. Our executives have disability coverage that applies if they are unable to perform in their occupation. In addition, disability benefits for our officers are capped at $16,000 for long-term disability and 70% of base pay for short-term disability.

We offer retirement programs that are intended to supplement our employees’ social security benefits and personal savings. The programs include:

•	the Southwestern Energy Company 401(k) Savings Plan, or the 401(k) Plan;

•	a defined benefit plan, or the Pension Plan;

•	a supplemental retirement plan, or the SERP; and

•	a non-qualified deferred compensation plan, or the Non-Qualified Plan.

All employees are generally eligible for the 401(k) Plan and the Pension Plan and the NEOs participate in those plans on the same basis as other employees. The 401(k) Plan allows a participant to elect to contribute a percentage of their eligible compensation, generally salary and wages, to an investment trust. Employee contributions are matched by us 100% for the first 3% of the employee’s eligible compensation and 50% for the next 3% and such matching contributions immediately vest. The 401(k) Plan provides a number of different investment options, including our common stock, for which a participant has sole discretion in determining the allocation of their and our contributions among the investment options.

The Internal Revenue Code, or the Code, limits both the amount of compensation that may be used for purposes of calculating a participant’s benefit under our Pension Plan and the maximum annual benefit payable to a participant under the Pension Plan. For the 2012 plan year, (i) a participant’s compensation in excess of

$250,000 is disregarded for purposes of determining average compensation and (ii) the maximum annual Pension Plan benefit permitted under the Code was $200,000. Until December 31, 1997, our Pension Plan had benefits payable based upon average final compensation and years of service. Effective January 1, 1998, we amended our Pension Plan to become a “cash balance” plan on a prospective basis. A cash balance plan provides benefits based upon a fixed percentage of an employee’s annual compensation. Eligible officers and employees who were participants in the Pension Plan as of January 1, 1998 are entitled to annual benefits payable upon retirement based upon years of service through December 31, 1997 and average compensation during the five years of highest pay in the last ten years of service before termination.

Under the cash balance provisions of our Pension Plan, each participant has, for recordkeeping purposes only, a hypothetical account to which credits are allocated annually based upon a percentage of the participant’s base salary. The applicable percentage is equal to 6% plus an additional percentage for participants in the Pension Plan as of January 1, 1998. The additional percentage is based upon a participant’s age and is designed to approximate any lost benefits due to the change to a cash balance plan. The additional percentage is equal to 3.7% for our former CFO, who was a participant in the plan as of January 1, 1998. All employee balances in the cash balance account also earn a fixed rate of interest that is credited annually. The interest rate for a particular year is the annual rate of interest of the 30-year treasury securities for November of the prior year with a minimum of 6%. Interest is credited as long as the participant maintains a balance in the Pension Plan. Additional information about the Pension Plan is provided below following the Pension Plan Table.

The SERP allows certain highly-compensated employees to continue to earn pension benefits for retirement once they reach the limits imposed by the Internal Revenue Service. The SERP provides benefits equal to the amount that would be payable under the Pension Plan in the absence of certain limitations of the Code, less the amount actually paid under the Pension Plan. In the event of a “change in control” as defined under “Severance and Other Change in Control Benefits,” the benefits of a NEO under the SERP would be determined as if the participant had credit for three additional years of service. The credit of three additional years of service is designed to ensure that the pension benefits in the event of a change in control are consistent with the other change in control arrangements between us and the NEOs. An executive’s benefits under the SERP do not vest until the executive has completed three years of service with us and the credit of the additional three years may be utilized to satisfy this requirement. At retirement or termination of employment, the vested amount credited to a participant is payable to the participant in the form of a lump sum or in lifetime monthly payments. The remuneration covered by the Pension Plan and the SERP includes wages and salaries but excludes incentive awards, bonuses and fees. Additional information about the SERP is provided below following the Pension Plan Table.

Our NEOs and other highly compensated employees are also eligible to participate in the Non-Qualified Plan, which allows any participant to defer income and receive a match on the same basis as the 401(k) Plan, subject to the same total cap as for all employees. In addition, participants can defer all or a portion of their annual incentive payments until termination of employment under the Non-Qualified Plan. Salary amounts that are deferred under the Non-Qualified Plan are not included under the Pension Plan or the SERP but a credit is given to the participant under the Non-Qualified Plan to address the loss in pension benefits. The Non-Qualified Plan is not funded and participants are our general creditors. All amounts deferred in the Non-Qualified Plan increase or decrease based on the investment results of the executive’s requested investment alternatives and executives do not earn or accrue above-market or preferential earnings on their accounts. Plan distributions after employment ends are paid out of our funds rather than from a dedicated investment portfolio.

Perquisites, Allowances and Other Benefits

The type and amount of perquisites for our NEOs are reviewed and approved by the Compensation Committee as part of its compensation decision-making. In 2012, the primary perquisites for our NEOs are the payment of dues for one social club designated by us, a $7,380 annual car allowance, estate and financial planning expenses for each NEO up to $18,500 per year, a medical reimbursement plan that covers all out-of-pocket expenses and an annual complete personal physical exam. We pay the fees for one local social club to provide our executives with a forum for business entertainment and for appropriate interaction with members of the business community. We reimburse our NEOs for expenses incurred with respect to estate and financial planning because we believe the utilization of experts will reduce the amount of time our executives will have to devote to those matters while also maximizing the net value of the compensation we provide.

We permit our NEOs and members of executive management to use our corporate aircraft for business-associated personal use on limited occasions. This use typically consists of permitting family members to accompany the executive when traveling for business and is limited to situations where the presence of the family member will not conflict with the business purpose of the travel. Also, we may permit personal use of the aircraft in very limited situations where, absent such use, the executive’s work obligations create a significant and inappropriate imposition on personal plans or obligations. The cost to us of this benefit, if used by a NEO, is reflected in “All Other Compensation” in the Summary Compensation Table.

Severance and Other Change in Control Benefits

We believe our executive management and other key employees are the primary reason for our success and it is important to protect them in the event their employment is terminated in connection with a change in control or they elect in certain circumstances to leave us following a change in control.

We do not have employment agreements with any of the NEOs, but have entered into a severance agreement with each of our NEOs that entitles them to receive a payment if within three years after a “change in control,” (i) the executive’s employment is terminated without “cause” or (ii) they voluntarily terminate employment with us for “good reason.” “Cause,” when used in connection with the termination of an executive’s employment, means (a) a willful and continued failure by the executive substantially to perform his duties and obligations to us (other than any such failure resulting from his disability) that continues after we have given notice thereof or (b) the willful engaging in misconduct which is materially injurious to us. For purposes of this definition, no act, or failure to act, on an executive’s part shall be considered “willful” unless done, or omitted to be done, by the executive in bad faith and without reasonable belief that his action or omission was in our best interests. “Good reason” includes (i) a reduction in the executive’s employment status or responsibilities, (ii) a reduction in the executive’s base salary, (iii) a change in the executive’s principal work location of more than 40 miles, and (iv) certain adverse changes in our incentive or other benefit plans.

The severance agreements do not provide severance benefits outside the context of a change in control, with the exception of outstanding unvested stock options and restricted stock awards, which are forfeited upon termination of employment unless the termination of employment is due to death, disability or retirement at age 65 with at least five (5) years of service with us, in which case the unvested equity awards vest immediately upon the termination event.

In the event of a change in control and a qualifying termination (as discussed above), the severance payment for our CEO, COO, and President — V+ and General Counsel is equal to the product of 2.99 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan. The severance payment for our CFO and SVP — Corporate Development is equal to the product of 2.0 and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity available to the executive under the Incentive Compensation Plan. For our NEOs who were employed with us prior to 2010, we have agreed to make additional payments to our NEOs for any excise taxes imposed as a result of the change in control benefits. In addition, each executive will be entitled to continued participation in certain health and welfare benefits and perquisites from the date of the termination of employment until the earliest of (a) the expiration of three years, (b) death, or (c) the date he is afforded a comparable benefit at comparable cost by a subsequent employer. As previously discussed under “Health, Welfare and Retirement Benefits” and “Perquisites, Allowances and Other Benefits,” each officer will also be credited with three additional years of service for pension benefit purposes upon a “change in control” and will continue to have coverage under our Directors’ and Officers’ insurance policies for a period of up to four years.

Our various long-term incentive plans and option agreements provide that all outstanding stock options and all rights become exercisable immediately upon a “change in control.” The plans also provide that all performance units and shares of restricted stock which have not previously vested or been cancelled or forfeited shall vest immediately upon a “change in control.” Our Incentive Compensation Plan also provides that upon a participant’s termination of employment under certain conditions on or after a “change in control” all determined but unpaid incentive awards shall be paid immediately and any undetermined awards shall be determined and paid based on projected performance factors calculated in accordance with the plan.

For purposes of the severance agreements and our plans, a “change in control” includes (i) the acquisition by any person (other than, in certain cases, one of our employees) of 20% or more of our voting securities, (ii) approval by our stockholders of an agreement to merge or consolidate us with another corporation (other than certain corporations controlled by or under common control with us), (iii) certain changes in the composition of our Board of Directors, (iv) any change in control which would be required to be reported to the stockholders of the Company in a proxy statement and (v) a determination by a majority of the Board of Directors that there has been a “change in control” or that there will be a “change in control” upon the occurrence of certain specified events and such events occur.

To the extent applicable, it is intended that the severance agreements comply with the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided under the severance agreements in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to the NEO. If the Compensation Committee determines that the NEO is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and delayed payment of any amount or delayed commencement of any benefit under the severance agreement is required to avoid a prohibited distribution under Section 409A(a)(2) of the Code, then, to such extent as required, deferred compensation payable under the agreement in connection with the NEO’s termination of employment will be delayed and paid, with interest, in a single lump sum six months and one day thereafter (or if earlier, the date of the NEO’s death). Amounts payable under the severance agreement upon the NEO’s termination or severance of employment with us that constitute deferred compensation under Section 409A of the Code will not be paid prior to the NEO’s “separation from service” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under the severance agreement which constitute a payment of nonqualified deferred compensation under Section 409A of the Code will be made or provided in accordance with the requirements of Section 409A of the Code.

The estimated amounts that would have been paid to our NEOs if the change in control payments described above had been triggered as of December 31, 2012 is disclosed under “Executive Compensation — Potential Payouts Upon Change in Control and Termination.”

RISK MANAGEMENT FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Recoupment of Unearned Incentive Compensation

If the Board, or an appropriate committee thereof, has determined that any fraud, negligence, or intentional misconduct by a NEO or any officer with the title of Senior Vice President or above was a significant contributing factor to us having to restate all or a portion of our financial statement(s), the Board or committee has the discretion to take such action as it deems necessary to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud, negligence, or intentional misconduct. To the extent permitted by applicable law, the Board may require reimbursement of any bonus, incentive or performance-based compensation paid to the officer, cause the cancellation of restricted stock awards and outstanding stock options and seek reimbursement of any gains realized on the exercise of stock options attributable to such awards, if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the officer engaged in any fraud or misconduct that caused or contributed to the need for the restatement and (c) the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been materially lower than the amount actually awarded. In addition, the Board may dismiss the officer, authorize legal action, or take such other action to enforce the officer’s obligations to us as it may deem appropriate in view of all the facts surrounding the particular case.

Stock Ownership Guidelines

The Compensation Committee believes that stock options and other equity-based compensation align the interests of executives and other managers with those of our stockholders because the value of such compensation is directly related to appreciation of our stock price. In December 2009, the Board of Directors adopted stock ownership requirements for our executives that require all officers at the senior vice president level and higher to achieve ownership of a number of “qualifying shares” with a market value equal to a multiple of the executive’s applicable base salary within the later of five (5) years after the adoption of the guidelines or three (3) years after first being designated as such an executive. “Qualifying shares” include stock purchased on the open market, stock obtained through stock option exercises or under the Company’s 401(k) Plan, restricted stock and restricted stock units, stock beneficially owned in a trust, by a spouse and/or minor children, and 25% of shares of stock that the executive has the right to acquire through the exercise of stock options (whether or not vested). In December 2012, the Compensation Committee increased the market value of qualifying shares our CEO is required to own from 5 times his base salary to 6 times. The market value of the “qualifying shares” each executive is required to own or hold is as follows:

Position	Share Ownership Requirement (Multiple of Base Salary)	Holding Requirement
Chief Executive Officer	6X	Until an executive reaches his share ownership requirement, the executive is required to hold 50% of the shares of our common stock received upon lapse of any restrictions on restricted stock and upon exercise of stock options.*
President	4X
Executive Vice President (including COO)	3X
Senior Vice President	2X

*	Net of any shares utilized to pay the exercise price of the option and any associated tax withholding on option exercise or restricted stock lapse.

Currently, all of the NEOs have reached their stock ownership requirements.

Anti-Hedging Policy

We have also implemented a policy that prohibits all directors and employees, including the NEOs, their spouses and members of their household, from hedging the economic risk of ownership of our stock. Specifically, short selling and buying or selling puts, calls or options in respect of our securities are prohibited under our Business Conduct Guidelines. Our Business Conduct Guidelines also prohibit directors and employees, including the NEOs, from engaging in transactions involving our securities when they are in possession of material, non-public information about us or during certain designated “black-out” periods. It is our policy not to issue stock options during “black-out” periods except to newly hired employees and at the December Compensation Meeting, whether or not employees may be in possession of material, non-public information.

Anti-Pledging Policy

In March 2013, our Board adopted a policy that prohibits all directors and officers with the title of Vice President or above, including their spouses and members of their household, from pledging shares of our common stock, effective March 18, 2013. The policy does not prohibit existing pledging arrangements by directors or employees.

Board Process

The Compensation Committee has reviewed the aggregate amounts and mix of all components of the CEO’s and the other NEOs compensation, including base salary, annual incentive compensation, long-term incentive compensation, accumulated (realized and unrealized) stock option and restricted stock gains, the value to the executive and cost to the Company of all perquisites and other personal benefits, the earnings and accumulated obligations under the Company’s non-qualified deferred compensation plan and the actual projected payout obligations under the Company’s SERP under several potential severance and change-in-control scenarios. A tally sheet setting forth all the above components was prepared and reviewed affixing dollar amounts under the various payout scenarios for the CEO and the other NEOs.

Based on the review process set out above, the Compensation Committee finds the CEO’s and other NEOs total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) in the aggregate to be reasonable and not excessive.

TAX AND ACCOUNTING CONSIDERATIONS

Tax Deductibility of Compensation Payments

Section 162(m) of the Internal Revenue Code could potentially limit our ability to deduct, for federal income tax purposes, certain compensation in excess of $1,000,000 per year paid to individuals named in the Summary Compensation Table. In recent years, the Compensation Committee’s need for flexibility in designing effective compensation plans to meet our objectives and respond quickly to marketplace needs has typically outweighed our need to maximize the deductibility of compensation payments. Although the Compensation Committee will from time to time review the advisability of making changes in compensation plans in consideration of Section 162(m) and other applicable tax laws, it will not do so unless it feels that such changes are in our best interests and those of our stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and this Proxy Statement.

February 18, 2013

Members of the Compensation Committee

VELLO A. KUUSKRAA, CHAIRMAN

ROBERT L. HOWARD

ALAN H. STEVENS

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference. Elliott Pew has been a member of the Compensation Committee since his appointment thereto on February 19, 2013, but did not participate in any of the activities covered by this Compensation Committee report.

EXECUTIVE COMPENSATION

The following table contains information with respect to executive compensation paid or set aside by the Company during 2012 for services in all capacities of the CEO, CFO, and the next three highest paid executive officers of the Company and its subsidiaries, as well as the Company’s former CFO.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Steven L. Mueller	2012	850,000	798,477	1,515,240	1,512,450	814,186	59,695	70,326	5,620,374
President and Chief	2011	800,000	478,152	1,444,198	1,441,084	1,827,297	53,513	74,511	6,118,755
Executive Officer	2010	720,000	500,140	1,395,557	1,405,753	1,604,860	45,715	65,770	5,737,795
R. Craig Owen	2012	329,615	216,668	552,345	551,326	146,770	22,670	40,932	1,860,326
Senior Vice President and	2011	280,000	115,979	62,310	92,979	238,144	18,801	63,555	871,768
Chief Financial Officer(1)	2010	270,000	116,251	30,787	49,001	143,749	17,127	47,918	674,833
William J. Way	2012	600,000	415,350	877,335	875,835	284,650	35,942	43,556	3,132,668
Executive Vice President	2011	121,635	622,816	3,309,816	2,361,030	137,184	—	4,439	6,556,920
and Chief Operating Officer	2010	—	—	—	—	—	—	—	—

Mark K. Boling	2012	437,423	335,390	600,990	600,087	267,659	40,006	36,051	2,317,606
President V+ Development	2011	400,000	185,416	363,907	363,148	889,658	35,769	38,244	2,276,142
Solutions and General Counsel	2010	385,000	190,535	357,129	359,589	907,065	32,822	58,161	2,290,301

Jeffrey B. Sherrick	2012	375,000	214,422	373,635	372,931	172,454	25,948	33,836	1,568,226
Senior Vice President,	2011	325,000	122,510	167,390	166,960	547,865	18,562	29,908	1,378,195
Corporate Development	2010	310,000	123,963	188,344	189,595	215,937	19,834	27,454	1,075,127
Greg D. Kerley	2012	400,721	—	—	—	105,975	177,248	664,352	1,348,296
Former Executive Vice President and Chief Financial Officer(2)	2011	475,000	232,034	535,721	534,675	1,161,310	151,429	71,709	3,161,878
	2010	460,000	237,280	519,395	523,176	1,420,220	129,897	63,117	3,353,085

(1)	On July 31, 2012, the Board of Directors approved the promotion of Mr. Owen to Senior Vice President and Chief Financial Officer as a result of Mr. Kerley’s retirement effective October 1, 2012.

(2)	On October 1, 2012, Mr. Kerley retired as an employee and is now serving as a member of the Board of Directors for the Company. The compensation reflected in the Summary Compensation Table, or SCT, is compensation received as an employee during the first three quarters of 2012. The compensation paid to Mr. Kerley as a Director during 2012 is not reflected in the SCT, but is included under the heading “Director Compensation.”

(3)	The amounts stated in this column constitute the discretionary portion of the annual incentive cash awards made to each Named Executive Officer under the Incentive Compensation Plan based on the Compensation Committee’s evaluation of each officer’s performance. The portion of each bonus based upon non-discretionary performance criteria is included under the column heading “Non-Equity Incentive Plan Compensation.” Additional details about the annual incentive awards are provided under the heading “Compensation Discussion and Analysis — 2012 Compensation Assessment.”

(4)

The amounts relate to restricted stock and options awarded to each Named Executive Officer pursuant to the Stock Plan, as described in more detail under the heading “Compensation Discussion and Analysis — 2012 Compensation Assessment.” The dollar amounts stated for the restricted stock and options reflect the fair value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in

Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2012. Additional information regarding restricted stock and option awards made in 2012 can be found below in the table entitled “Grants of Plan-Based Awards.”

(5)	The amounts stated in this column represent, (a) the portion of the annual incentive compensation bonus based upon performance measures as discussed above, and (b) the total payout earned during 2012 on the performance units awarded to each NEO in 2009 pursuant to the Performance Unit Plan. The PUP Plan is described in more detail under the heading “Compensation Discussion and Analysis — 2012 Compensation Assessment — Long-Term Incentive Compensation — Performance Unit Plan.”

(6)	The amounts stated in this column represent the aggregate increase in actuarial value for each NEO for the period from December 31, 2011 through December 31, 2012 under both the Pension Plan and the SERP. As discussed in the “Pension Benefits” table below, executives do not earn or accrue above-market or preferential earnings on their accounts under the Non-Qualified Plan. The Pension Plan, the SERP and the Non-Qualified Plan are described in more detail under the heading “Compensation Discussion and Analysis — 2012 Compensation Assessment — Health, Welfare and Retirement Benefits.”

(7)	The amounts stated in this column include Company matching funds for the 401(k) and Non-Qualified Plans, life insurance premiums, car allowance, financial and estate planning reimbursements, matching charitable contributions by the Company and amounts related to reimbursement for supplemental medical insurance and annual physicals. Mr. Kerley retired as the Executive Vice President and CFO of the Company on October 1, 2012. In recognition of his service to the Company and his long tenure as Executive Vice President and CFO, the Compensation Committee approved a pro-rata vesting of his unvested performance units granted in 2009, 2010 and 2011 that otherwise would have been forfeited. As a result, Mr. Kerley received 452.15 units for the 2009 grant, 321.94 units for the 2010 grant and 156.89 units for the 2011 grant, which will be paid based on service through Mr. Kerley’s retirement date and the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value in the column entitled “Performance Awards Earned at Retirement” is calculated by using the actual payout per unit of the 2009 grant ($234.38), and assuming the target value of $1,000 per unit for the 2011 and 2010 grants. The items included in the column entitled “All Other Items”, consist of supplemental medical payments, social club fees, executive physical, the personal use of corporate aircraft, travel and entertainment, and other perquisites received in 2012. The following table provides additional detail regarding the amounts in this column:

Cost of All Other Compensation Provided

To Named Executive Officers in 2012

Name	401(k) and Nonqualified Matching ($)	Life Insurance ($)	Car Allowance ($)	Financial and Estate Planning ($)	Charitable Match ($)	Supplemental Medical Insurance and Annual Physical ($)	Performance Awards Earned at Retirement ($)	All Other Items ($)	Total ($)
Steven L. Mueller	38,163	2,970	7,380	—	10,000	974	—	10,839	70,326
R. Craig Owen	14,677	1,280	7,380	9,402	—	8,193	—	—	40,932
William J. Way	26,957	2,376	7,380	5,810	—	1,033	—	—	43,556
Mark K. Boling	19,598	1,723	7,380	—	—	5,209	—	2,141	36,051
Jeffrey B. Sherrick	16,789	1,485	7,380	500	5,000	2,617	—	65	33,836
Greg D. Kerley	18,130	1,650	5,961	17,605	—	36,201	584,805	—	664,352

Grants of Plan-Based Awards

The plan-based awards granted to each of the NEOs during the 2012 fiscal year is set out in the table below:

(a)	(b)		(c)	(d)	(e)			(f)	(g)	(h)	(i)	(j)	(k1)	(k2)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)(2)	Closing Market Price on Grant Date	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Units (#)		Threshold (#)	Target (#)	Maximum (#)
Steven L. Mueller	—		777,000	1,554,000	3,108,000	1,554	(4)	—	—	—	—	—	—	—	—
	12/6/2012	(5)	—	—	—	—		—	—	—	43,920	—	—	—	1,515,240
	12/6/2012	(6)	—	—	—	—		—	—	—	—	89,020	34.50	34.76	1,512,450
	—	(7)	1,487,500	1,487,500	2,231,250	—		—	—	—	—	—	—	—	—
R. Craig Owen	—		283,500	567,000	1,134,000	567	(4)	—	—	—	—	—	—	—	—
	12/6/2002	(5)	—	—	—	—		—	—	—	16,010	—	—	—	552,345
	12/6/2012	(6)	—	—	—	—		—	—	—	—	32,450	34.50	34.76	551,326
	—	(7)	493,750	493,750	740,625	—		—	—	—	—	—	—	—	—
William J. Way	—		450,000	900,000	1,800,000	900	(4)	—	—	—	—	—	—	—	—
	12/6/2012	(5)	—	—	—	—		—	—	—	25,430	—	—	—	877,335
	12/6/2012	(6)	—	—	—	—		—	—	—	—	51,550	34.50	34.76	875,835
	—	(7)	868,000	868,000	1,302,000	—		—	—	—	—	—	—	—	—
Mark K. Boling	—		308,500	617,000	1,234,000	617	(4)	—	—	—	—	—	—	—	—
	12/6/2012	(5)	—	—	—	—		—	—	—	17,420	—	—	—	600,990
	12/6/2012	(6)	—	—	—	—		—	—	—	—	35,320	34.50	34.76	600,087
	—	(7)	604,500	604,500	906,750	—		—	—	—	—	—	—	—	—
Jeffrey B. Sherrick	—		191,500	383,000	766,000	383	(4)	—	—	—	—	—	—	—	—
	12/6/2012	(5)	—	—	—	—		—	—	—	10,830	—	—	—	373,635
	12/6/2012	(6)	—	—	—	—		—	—	—	—	21,950	34.50	34.76	372,931
	—	(7)	390,000	390,000	585,000	—		—	—	—	—	—	—	—	—
Greg D. Kerley(8)	—		—	—	—	—		—	—	—	—	—	—	—	—

(1)	As discussed in more detail below and (a) as discussed above under “Compensation Discussion and Analysis — 2012 Compensation Assessment — Long-Term Incentive Compensation,” on December 6, 2012, the Compensation Committee granted each NEO, long-term incentives which were split between restricted stock, options, and performance units; and, (b) as discussed above under “Compensation Discussion and Analysis — 2012 Compensation Assessment,” the Compensation Committee granted each NEO short-term cash incentives through the Incentive Compensation Plan.

(2)	All stock options granted in 2012 have an exercise price equal to the closing sale price of the Company’s common stock on the immediately preceding business day of the date of the grant, which was $34.50, as reported on the NYSE.

(3)	The dollar value stated for the restricted stock and options reflect the number of shares granted in 2012 multiplied by the fair market value in accordance with FASB ASC Topic 718. The assumptions utilized in the calculation of these amounts are set forth in Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2012.

(4)	The performance units were issued under the PUP Plan. Each performance unit has a threshold ($500/unit), target ($1,000/unit), and maximum ($2,000/unit) payout amount based on the attainment of certain performance objectives. The performance units awarded in 2012 will vest ratably over a period of three years from the date of grant, and payout occurs at the end of the three-year period.

(5)	The amounts reflect the number of shares of restricted stock granted to each NEO under the 2004 Plan. The shares of restricted stock vest ratably over a period of four years from the date of grant, or immediately upon death, disability, normal retirement, or a “change in control.”

(6)	The stock options were granted under the 2004 Plan. All options vest and become exercisable ratably over three years beginning one year from the date of grant or immediately upon death, disability, normal retirement or a “change in control.” Options expire seven years from the date of grant, but may expire earlier upon termination of employment.

(7)	Pursuant to the Incentive Compensation Plan, the Compensation Committee determined the annual target bonus level for each NEO for the 2013 fiscal year on December 6, 2012. The incentive bonus awards are paid annually based on the attainment of corporate organization performance measures and the individual performance of the NEO, and are calculated as a percentage amount of each NEO’s annual salary. The incentive bonus awards are discussed in further detail under the heading “Compensation Discussion and Analysis — 2012 Compensation Assessment.”

(8)	Mr. Kerley received long term incentives in 2012 in the form of restricted stock and options for his services as an Outside Director; therefore, the 2012 awards are reflected under the heading “Director Compensation — Total Director Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2012 for each NEO is set out in the table below:

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven L. Mueller	17,500	—		—	44.34	6/2/2015	—		—	—	—
	47,460	—		—	30.68	12/11/2015	—		—	—	—
	60,320	—		—	40.73	12/10/2016	7,660	(2)	255,921	—	—
	49,726	24,864	(3)	—	36.22	12/9/2017	19,265	(4)	643,644	—	—
	26,296	52,594	(5)	—	36.87	12/8/2018	29,378	(6)	981,519	—	—
	—	89,020	(7)	—	34.50	12/6/2019	43,920	(8)	1,467,367	—	—
R. Craig Owen	9,300	—		—	34.00	7/28/2015	—		—	—	—
	3,980	—		—	30.68	12/11/2015	—		—	—	—
	4,520	—		—	40.73	12/10/2016	365	(2)	12,195	—	—
	1,733	867	(3)	—	36.22	12/9/2017	425	(4)	14,199	—	—
	1,696	3,394	(5)	—	36.87	12/8/2018	1,268	(6)	42,364	—	—
	—	32,450	(7)	—	34.50	12/6/2019	16,010	(8)	534,894	—	—
William J. Way	31,994	63,989	(9)	—	33.33	10/3/2018	57,056	(10)	1,906,241	—	—
	14,096	28,194	(5)	—	36.87	12/8/2018	15,750	(6)	526,208	—	—
	—	51,550	(7)	—	34.50	12/6/2019	25,430	(8)	849,616	—	—
Mark K. Boling	14,174	—		—	2.64	12/10/2013	—		—	—	—
	33,280	—		—	20.34	12/11/2013	—		—	—	—
	24,860	—		—	27.18	12/13/2014	—		—	—	—
	23,410	—		—	30.68	12/11/2015	—		—	—	—
	15,080	—		—	40.73	12/10/2016	1,915	(2)	63,980	—	—
	12,720	6,360	(3)	—	36.22	12/9/2017	4,930	(4)	164,711	—	—
	6,626	13,254	(5)	—	36.87	12/8/2018	7,403	(6)	247,334	—	—
	—	35,320	(7)	—	34.50	12/6/2019	17,420	(8)	582,002	—	—
Jeffrey B. Sherrick	15,802	—		—	30.92	10/15/2015	—		—	—	—
	4,684	—		—	30.68	12/11/2015	—		—	—	—
	9,050	—		—	40.73	12/10/2016	1,150	(2)	38,422	—	—
	6,706	3,354	(3)	—	36.22	12/9/2017	2,600	(4)	86,866	—	—
	3,046	6,094	(5)	—	36.87	12/8/2018	3,405	(6)	113,761	—	—
	—	21,950	(7)	—	34.50	12/6/2019	10,830	(8)	361,830	—	—
Greg D. Kerley	38,783	—		—	20.34	12/11/2013	—		—	—	—
	40,201	—		—	27.18	12/13/2014	—		—	—	—
	31,610	—		—	30.68	12/11/2015	—		—	—	—
	21,870	—		—	40.73	12/10/2016	2,778	(2)	92,813	—	—
	18,506	9,254	(3)	—	36.22	12/9/2017	7,170	(4)	239,550	—	—
	9,756	19,514	(5)	—	36.87	12/8/2018	10,898	(6)	364,102	—	—
	—	4,870	(11)	—	34.50	12/6/2019	2,400	(12)	80,184	—	—

(1)	The market value of the unvested shares was calculated using the NYSE closing stock price on December 31, 2012, of $33.41 per share.

(2)	Restricted stock granted on December 10, 2009 under the 2004 Plan vests at the rate of 25% per year, with a remaining vesting date of 12/10/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(3)

Stock options granted on December 9, 2010 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with a remaining vesting date of 12/9/2013, or immediately upon death, disability, normal retirement or a “change in control.”

(4)	Restricted stock granted on December 9, 2010 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 12/9/2013 and 12/9/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(5)

Stock options granted on December 8, 2011 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of 12/8/2013, and 12/8/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(6)	Restricted stock granted on December 8, 2011 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 12/8/2013, 12/8/2014 and 12/8/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(7)

Stock options granted on December 6, 2012 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with vesting dates of 12/6/2013, 12/6/2014, and 12/6/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(8)	Restricted stock granted on December 6, 2012 under the 2004 Plan vests at the rate of 25% per year, with vesting dates of 12/6/2013, 12/6/2014, 12/6/2015, and 12/6/2016, or immediately upon death, disability, normal retirement or a “change in control.”

(9)

Stock options granted on October 3, 2011 under the 2004 Plan vest and become exercisable at the rate of 33 1/3% per year, with remaining vesting dates of 10/3/2013, and 10/3/2014, or immediately upon death, disability, normal retirement or a “change in control.”

(10)	Restricted stock granted on October 3, 2011 under the 2004 Plan vests at the rate of 25% per year, with remaining vesting dates of 10/3/2013, 10/3/2014 and 10/3/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(11)

Nonqualified stock options granted for services as a Director on December 6, 2012 under the 2004 Plan vest at the rate of 33 1/3% per year, with vesting date of 12/6/2013, 12/6/2014, and 12/6/2015, or immediately upon death, disability, normal retirement or a “change in control.”

(12)	Restricted stock granted for services as a Director on December 6, 2012 under the 2004 Plan vest at the rate of 25% per year, with vesting date of 12/6/2013, 12/6/2014, 12/6/2015, and 12/6/2016, or immediately upon death, disability, normal retirement, or a “change in control.”

Option Exercises and Stock Vested

The following table sets forth the stock options exercised and the number of shares of restricted stock that vested during 2012 and the realized value thereon with respect to each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Steven L. Mueller	—	—	39,568	1,446,089
R. Craig Owen	—	—	2,000	71,144
William J. Way	—	—	24,268	854,873
Mark K. Boling	33,860	592,824	8,612	289,550
Jeffrey B. Sherrick	—	—	8,895	287,183
Greg D. Kerley	410,579	11,742,475	12,377	416,704

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.

(2)	Reflects the aggregate dollar value realized upon vesting of restricted stock based upon the closing price of the stock on the vesting date. In the event that the vesting date occurred on a weekend day or holiday, the value realized was determined by the closing price of the stock on the prior business day closing.

Pension Benefits

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Company sponsors the Southwestern Energy Company Pension Plan, or the Pension Plan, the SERP, and the Non-Qualified Plan. The purpose of the Pension Plan is to provide participants with benefits when they separate from employment through termination, retirement, death or disability. The purpose of the SERP and the Non-Qualified Plan (collectively, the “Non-Qualified Plans”) is to provide employees with the pension benefits they would have received if the Pension Plan were not subject to certain IRS limitations. Executives do not earn or accrue above-market or preferential earnings on their accounts.

Benefits under the Pension Plan and the SERP are earned based upon (a) 1.5% of the compensation (as defined in the plans) earned multiplied by the number of years of credit service, frozen as of January 1, 1998, and (b) an additional monthly benefit equal to the amount provided by the cash balance provision of the Pension Plan as discussed in “Health, Welfare and Retirement Benefits.” Employees are required to complete at least 1,000 hours of service per year and are vested in the Pension Plan and SERP after three years. Participants in the SERP will receive credit for three additional years of service upon a change in control.

For purposes of determining benefits under the Pension Plan and the SERP, the employee’s base salary or wages are utilized. No bonus payments or other forms of compensation are factored in when determining benefits. Early retirement is available for employees who attain age 55 and have completed five (5) years of service. However, since the accumulated benefits in the table below can be paid via a lump sum, the practical effect is that any employee who completes three years of service may leave the Company and take their pension benefit in a lump sum.

The following table sets forth the pension benefits for each of the NEOs as of December 31, 2012:

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven L. Mueller	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	5 5	82,029 123,822	— —
R. Craig Owen	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	5 5	64,607 9,739	— —
William J. Way	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	2 2	15,000 20,942	— —
Mark K. Boling	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	11 11	199,134 72,129	— —
Jeffrey B. Sherrick	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	5 5	64,607 20,724	— —
Greg D. Kerley(2)	Southwestern Energy Company Pension Plan Southwestern Energy Company Non-Qualified Plans	23 23	743,966 425,453	— —

(1)	The change in the actuarial present value of the NEO’s accumulated benefit from the prior year is included in Column “h” of the “Summary Compensation Table” and calculated utilizing a discount rate of 5.0% and the 1994 Group Annuity Mortality Tables.

(2)	Mr. Kerley retired from service on October 1, 2012. Mr Kerley is expected to withdraw his full balance, and receive a 100% distribution from, the Non-Qualified Plans in 2013.

Non-Qualified Deferred Compensation

As noted above in “Health, Welfare and Retirement Benefits” in Compensation Discussion and Analysis, the Southwestern Energy Company Non-Qualified Retirement Plan (the “Non-Qualified Plan”) was established to allow eligible employees to defer income and receive a match on the same basis as the 401(k) Plan. Participants in the Non-Qualified Plan may defer all or a portion of their annual salary or annual incentive payments. The Non-Qualified Plan is not considered to be a “funded” plan under IRS rules and as such, the participants are deemed to be general creditors of the Company.

Investment selections are requested by the participants and generally mirror the investment choices and timing of any investment changes as in the 401(k) Plan. No above-market or preferential earnings are paid on any of the balances. Withdrawals may only be made upon the participant’s termination, retirement, death or disability.

The following table sets forth information regarding the contributions, earnings and withdrawals/distributions during 2012 and the balance at year-end 2012 under the Non-Qualified Plan for each of the NEOs:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Steven L. Mueller	42,404	26,913	27,437	—	252,366
R. Craig Owen	3,261	3,427	4,233	—	44,883
William J. Way	23,962	15,707	1,993	—	41,662
Mark K. Boling	21,775	8,348	115,024	—	952,112
Jeffrey B. Sherrick	7,462	5,539	3,779	—	46,664
Greg D. Kerley(2)	12,086	6,880	99,933	—	1,884,430

(1)	Amount included in Column “i” of the “Summary Compensation Table.”

(2)	Mr. Kerley retired from service on October 1, 2012. Mr. Kerley is expected to receive a distribution of 100% from his accounts under the Non-Qualified Plans in 2013.

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change in control, involuntary termination, involuntary termination following a change in control (“Change in Control Termination”), retirement, death and disability of our NEOs (other than for Mr. Greg D. Kerley), assuming that the triggering events occurred on December 31, 2012. For Mr. Kerley, the table below shows the actual value of payments and benefits received as a result of his early retirement. For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), Nonqualified Retirement Plan and 401(k) Plan. For information on the accrued amounts payable under the SERP see “Pension Benefits” and under the Nonqualified Retirement Plan, see the “Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of a change in control and/or the NEO’s separation from Southwestern Energy Company.

Name and Trigger	Severance or Multiple of Salary and ICP Bonus(1) ($)	Current Year ICP Bonus ($)	LTIP Payments(2) ($)	Enhancement Value of Pension Benefits(3) ($)	Value of Health and Welfare Benefits Equivalent Payment ($)	Valuation of Equity Vesting Acceleration Assuming Cash-Out(4) ($)	Value of Fringe Benefits(5) ($)	280G Tax Gross-Up ($)	Total Value ($)
Steven L. Mueller Change in Control	—	501,523	4,542,000	153,000	—	3,348,434	—	—	8,444,957
Involuntary Termination	—	501,523	1,474,000	—	—	—	—	—	1,975,523
Change in Control Termination	9,212,938	501,523	4,542,000	153,000	32,652	3,348,434	90,900	6,101,416	23,982,863
Normal Retirement, Death or Disability	—	501,523	1,474,000	—	—	3,348,434	—	—	5,323,957
R. Craig Owen Change in Control	—	123,332	717,000	18,391	—	603,635	—	—	1,462,358
Involuntary Termination	—	123,332	66,667	—	—	—	—	—	189,999
Change in Control Termination	2,127,500	123,332	717,000	18,391	84,779	603,635	65,400	1,307,043	5,047,080
Normal Retirement, Death or Disability	—	123,332	66,667	—	—	603,635	—	—	793,634
William J. Way Change in Control	—	284,650	1,734,000	—	—	3,287,167	—	—	5,305,817
Involuntary Termination	—	284,650	278,000	—	—	—	—	—	562,650
Change in Control Termination	5,561,400	284,650	1,734,000	—	60,872	3,287,167	90,900	(6)	11,018,989
Normal Retirement, Death or Disability	—	284,650	278,000	—	—	3,287,167	—	—	3,849,817
Mark K. Boling Change in Control	—	189,610	1,376,000	75,600	—	1,058,011	—	—	2,699,221
Involuntary Termination	—	189,610	375,333	—	—	—	—	—	564,943
Change in Control Termination	3,969,225	189,610	1,376,000	75,600	60,236	1,058,011	90,900	1,938,045	8,757,627
Normal Retirement, Death or Disability	—	189,610	375,333	—	—	1,058,011	—	—	1,622,954
Jeffrey B. Sherrick Change in Control	—	125,578	756,000	67,500	—	600,879	—	—	1,549,957
Involuntary Termination	—	125,578	188,667	—	—	—	—	—	314,245
Change in Control Termination	1,875,000	125,578	756,000	67,500	48,657	600,879	65,400	1,013,615	4,552,629
Normal Retirement, Death or Disability	—	125,578	188,667	—	—	600,879	—	—	915,124
Greg D. Kerley(7) Early Retirement	—	—	584,805	—	—	—	—	—	584,805

(1)	Upon a change in control, each participant would be paid an annualized bonus for any performance period that includes the date of the change in control and severance equal to 2.99 times (2.0 times for Mr. Owen and Mr. Sherrick) the annual base salary and maximum bonus opportunity.

(2)	In the event of a change in control or change in control termination, the unvested portion of the 2010-2012 performance units will be accelerated and paid. In the event of involuntary termination, death, disability or retirement, the unvested grants will be paid on a vested or pro rata basis pursuant to the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The values for all scenarios in this column are calculated by assuming the target value of $1,000 per unit.

(3)	Amounts show the enhancements, if any, provided for in the SERP for each NEO in connection with the various termination scenarios above the present value of SERP benefit upon retirement.

(4)	In the event of a change in control, change in control termination, normal retirement at age 65, death or disability all unvested outstanding stock options and restricted stock will become fully vested.

Stock options. The values represent the excess of the assumed value of the option shares or the change in control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using the $33.41 per share Company closing price on December 31, 2012.

Restricted Stock. In the event of a change in control, change in control termination, death, disability, or normal retirement at age 65, the amount shown includes the value of the restricted stock for which vesting would have been accelerated, based on a $33.41 per share Company closing price on December 31, 2012.

(5)	Fringe benefits include for all NEOs three years of financial and estate planning, social club fees, and estimated cost of reimbursement for supplemental medical insurance and annual physicals. The value included is based upon the actual value available to use during 2012.

(6)	Mr. Way’s Severance Agreement does not provide for the payment of a tax gross-up.

(7)	Mr. Kerley retired as the Executive Vice President and CFO of the Company on October 1, 2012. In recognition of his service to the Company and his long tenure as Executive Vice President and CFO, the Compensation Committee approved a pro-rata vesting of his unvested performance units granted in 2009, 2010, and 2011 that otherwise would have been forfeited. As a result, Mr. Kerley received 452.15 units for the 2009 grant, 321.94 units for the 2010 grant, and 156.89 units for the 2011 grant, which will be paid based on service through Mr. Kerley’s retirement date and the overall level of achievement under the original terms and conditions of the grants at the time that payment is due and required to be made under the Plan. The value in this column is calculated by using the actual payout per unit of the 2009 grant ($234.38), and assuming the target value of $1,000 per unit for the 2011 and 2010 grants.

As discussed above in “Severance and Other Change in Control Benefits,” the Company has severance agreements in place with the NEOs that provide severance benefits in the event of a change in control. The table above is based upon a change in control and the employee is terminated without “cause” or voluntarily leaves for “good reason” (a “double trigger”) as of the last day of 2012. The lump sum cash severance payment is calculated based on the product of 2.99 (or, in the case of our CFO and SVP-SWN, 2.0) and the sum of base salary as of the executive’s termination date plus the maximum bonus opportunity under the Incentive Compensation Plan. The health and welfare benefits, additional retirement benefits and perquisites are assumed to continue for three years as provided in the severance agreement and are calculated using 2012 amounts. The calculation of the fair market value of accelerated equity compensation utilizes the Company’s stock price as December 31, 2012 for stock options and restricted stock and includes the unpaid performance units at their target level. The tax gross-up amount is an estimate of what would be reimbursed to the NEO (with the exception of Mr. Way) for the so-called “parachute” tax of Section 280G of the Internal Revenue Code. The provisions of Section 280G of the Internal Revenue Code are complex and the resulting tax is heavily fact-dependent. Proper tax planning may be available to reduce or eliminate the amounts owed in the event of a “change in control.”

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of our NEOs disclosed in this proxy statement in accordance with SEC rules. The Company believes that it is appropriate to seek the views of stockholders on the design and effectiveness of the Company’s executive compensation program.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its stockholders’ long-term interests. The Company believes that its executive compensation program, which emphasizes long-term equity awards and performance-based cash incentives, satisfies this goal and is strongly aligned with the long-term interests of its stockholders. The Company’s total stockholder return over the prior 5- and 10-year periods was 19.9% and 2,234.3%, respectively. Although the Company’s total stockholder return over the prior 3-year period was -30.7%, this was reflective of overall global economic conditions and declining natural gas commodity prices.

The CD&A, beginning on page 26 of this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the program include the following:

•

It is the Company’s policy that salary constitute no more than 30% of each executive’s compensation package and the remainder be at risk and contingent upon company and individual performance. Cash compensation (base salary and annual performance-based cash bonus award) levels for the other named executive officers are substantially below the levels generally provided by peer companies.

•

Our compensation programs include features which we believe mitigate risk without diminishing incentives by: (i) establishing a maximum payout that limits the amount that can be paid under the Incentive Compensation Plan and the Performance Unit Plan; (ii) including a mix of cash and equity incentives; (iii) balancing the mix of annual and longer term incentive opportunities; and (iv) requiring significant stock ownership for our senior executives.

•

The equity component of long-term incentive compensation is designed to align management’s interests with those of our stockholders, provides an incentive for achieving our long-term performance objectives and constitutes the major component of at-risk compensation. The long-term incentives granted to the NEOs resulted in 2012 targeted total compensation for the NEOs that ranged from the 54th to the 86th percentiles of total compensation for comparable positions in the 2012 Peer Group.

•	None of the NEOs has an employment agreement or severance arrangement other than in the context of a change in control.

•	Each of the NEOs is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

The Company believes the compensation program for the NEOs is instrumental in helping the Company achieve its strong operational and financial performance over the long-term. In 2012, the Company reached major milestones in production and enjoyed significant expansion beyond the Fayetteville Shale. These accomplishments were achieved during a period in which the industry experienced natural gas commodity prices that were their lowest in close to a decade. For example, in 2012 the Company increased natural gas production by 13% to approximately 565 Bcfe and recorded $1,653.9 million in cash flow during 2012 (the second highest in Company history).

Nevertheless, due in part to the downward pressure on natural gas commodity prices, we achieved some but not all of the performance goals that determine the amount of incentive compensation paid to our NEOs. Consistent with our pay-for-performance philosophy, decisions by the Compensation Committee appropriately reflected our performance, with NEOs earning annual cash bonuses and performance unit payouts below the established targets.

Recommendation of the Board

Our Board has determined to hold an annual advisory vote on the compensation of our NEOs. In accordance with this determination and Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Southwestern Energy Company, or Southwestern, approve, on an advisory basis, the compensation of Southwestern’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion of this Proxy Statement.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Unless the Board modifies its determination on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at our 2014 annual meeting of stockholders.

The Board believes that the compensation of our Named Executive Officers is appropriate and recommends a vote “FOR” the approval of the compensation provided them in 2012.

Vote Required

Proposal No. 3 is considered approved if it receives the affirmative vote of a majority of the votes properly cast. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Please note that Proposal 3 is not considered a “routine” matter and, therefore, if a brokerage firm holds your shares, it will not have discretionary authority to vote your shares unless you provide instructions to your broker using one of the methods described in this Proxy Statement.

DIRECTOR COMPENSATION

During 2012, the Board of Directors held nine meetings, three of which were telephonic; the Audit Committee held four meetings; the Compensation Committee held four meetings; the Retirement Committee held five meetings; and the Nominating and Governance Committee held three meetings. The following table shows the compensation of our non-employee directors in 2012. Mr. Mueller, our President and Chief Executive Officer, is not included in this table as he is an employee and thus receives no compensation for his services as a director. The compensation shown below for Mr. Kerley, our former Executive Vice President & Chief Financial Officer, reflects the compensation of Mr. Kerley solely in his capacity as a director for 2012. The compensation for Messrs. Mueller and Kerley in their capacities as named executive officers is reflected in the Summary Compensation Table above.

Fees Earned or Paid in Cash to Outside Directors in 2012

Name	Annual Retainer ($)	Chairman Fee ($)	Presiding Director Fee ($)	Audit Committee ($)		Compensation Committee ($)		Nominating and Governance Committee ($)		Retirement Committee ($)		SWN Board Meetings ($)	Total ($)
Lewis E. Epley, Jr.	50,000	—	—	—		—		6,000		10,000		13,500	79,500
John D. Gass	8,333	—	—	—		—		—		—		2,500	10,833
Robert L. Howard	50,000	—	17,500	8,000		8,000		6,000		—		13,500	103,000
Catherine A. Kehr	50,000	—	—	4,000		—		9,500	(1)	6,000		13,500	83,000
Greg D. Kerley	12,500	—	—	—		—		—		4,000		4,500	21,000
Harold M. Korell	50,000	75,000	—	—		—		—		—		13,500	138,500
Vello A. Kuuskraa	50,000	—	—	8,000		23,000	(2)	—		—		13,500	94,500
Kenneth R. Mourton	50,000	—	—	23,000	(3)	2,000		6,000		10,000		13,500	104,500
Elliott Pew	25,833	—	—	—		—		—		—		6,500	32,333
Charles E. Scharlau	50,000	—	—	—		—		—		17,500	(4)	13,500	81,000
Alan H. Stevens	50,000	—	—	—		8,000		6,000		—		13,500	77,500

(1)	Includes $7,500 annual retainer fee paid to Ms. Kehr as Chairman of the Nominating and Governance Committee.

(2)	Includes $15,000 annual retainer fee paid to Mr. Kuuskraa as Chairman of the Compensation Committee.

(3)	Includes $15,000 annual retainer fee paid to Mr. Mourton as Chairman of the Audit Committee.

(4)	Includes $7,500 annual retainer fee paid to Mr. Scharlau as Chairman of the Retirement Committee.

Directors received total compensation as indicated in the table below for fiscal year 2012, including long-term incentive compensation in the form of restricted stock and stock options:

Total Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Lewis E. Epley, Jr.	79,500	82,800	82,741	—	—	16,345	261,386
John D. Gass	10,833	82,800	82,741	—	—	—	176,374
Robert L. Howard	103,000	82,800	82,741	—	—	—	268,541
Catherine A. Kehr	83,000	82,800	82,741	—	—	10,957	259,498
Greg D. Kerley	21,000	82,800	82,741	—	—	1,670	188,211
Harold M. Korell	138,500	82,800	82,741	—	—	7,973	312,014
Vello A. Kuuskraa	94,500	82,800	82,741	—	—	—	260,041
Kenneth R. Mourton	104,500	82,800	82,741	—	—	13,551	283,592
Elliott Pew	32,333	126,330	125,943	—	—	—	284,606
Charles E. Scharlau	81,000	82,800	82,741	—	—	9,612	256,153
Alan H. Stevens	77,500	82,800	82,741	—	—	9,345	252,386

(1)	Included in this column are an annual retainer fee, chairman fee, lead director fee, committee chairman fees, committee meeting fees, and regular Board meeting fees. Additional details regarding these payments can be found in the table above entitled “Fees Earned or Paid in Cash to Outside Directors in 2012.”

(2)	The dollar amounts stated for the restricted stock and options reflect the value of the award as of the date of grant. The assumptions utilized in the calculation of these amounts are set forth in Footnote 12 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2012.

(3)	The amounts indicated in this column include director and spouse travel expenses in 2012 by all outside directors, health insurance provided by the Company for Messrs. Epley, Kerley, Korell, Mourton, Scharlau, and Stevens, and Ms. Kehr. Also included is $3,850 for the use of office space and/or secretarial support, computers and telephones provided to Mr. Scharlau. Also included in “All Other Compensation” are the amounts paid under the Company’s charitable gift matching program. The charitable gift match for Messrs. Epley and Mourton total $10,000 each, and the charitable gift match for Mr. Stevens totals $3,000.

(4)	The aggregate number of stock option awards and stock awards outstanding at fiscal year-end 2012 for each director is set out in the table below:

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Shares or Units of Stock that Have Not Vested (#)
Lewis E. Epley, Jr.	19,746	9,354	5,736
John D. Gass	—	4,870	2,400
Robert L. Howard	25,746	9,354	5,736
Catherine A. Kehr	2,083	9,037	4,733
Greg D. Kerley	160,726	33,638	23,246
Harold M. Korell	746,248	9,354	5,233
Vello A. Kuuskraa	25,746	9,354	5,736
Kenneth R. Mourton	25,746	9,354	5,736
Elliott Pew	—	7,870	3,900
Charles E. Scharlau	19,746	9,354	5,736
Alan H. Stevens	5,416	9,804	5,583

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) paid to each outside director in 2012 was based upon total compensation received by outside directors in the 2012 Peer Group as determined by the independent compensation consultants and was at the median, which we refer to as Baseline Compensation. The amount of the long-term incentive compensation payable each year is equal to the difference between (i) Baseline Compensation and (ii) the total cash payable to outside directors for such year. The value of the total long-term incentive compensation payable in 2012 was allocated 50% to stock option awards and 50% to restricted stock awards, with the number of stock options and shares of restricted stock awarded being determined by reference to the market value of the Company’s stock. In connection with his election as a Director, on June 25, 2012, Mr. Pew was granted 1,500 shares of restricted stock and 3,000 nonqualified stock options at an exercise price of $29.02 per share to reflect the long-term incentive compensation attributed to service in 2012 that the other directors received in December 2011.

The total annual compensation (i.e. total cash compensation plus long-term incentive compensation) targeted for each outside director in 2013 is based upon the total compensation received by outside directors in 2012. Each director serving as of December 6, 2012 was granted 2,400 shares of restricted stock and nonqualified stock options to purchase 4,870 shares of the Company’s common stock at an exercise price of $34.50 per share.

The restricted stock awarded to the directors will vest at the rate of 25% on the anniversary of the grant date over a period of four years, except in the cases of Messrs. Korell, and Kuuskraa, whose shares are subject to immediate full vesting if they should elect to retire from the Board of Directors since they meet the age and five year service requirement. Messrs. Howard’s, Epley’s and Scharlau’s shares will immediately and fully vest upon their retirement from the Board of Directors on the date of the Annual Meeting. All of the restricted stock grants will immediately fully vest upon a “change in control” or the death or disability of a director. The stock options awarded to the directors will vest at the rate of 33 1/3% on the anniversary of the grant date over a period of three years, except in the cases of Messrs. Korell and Kuuskraa, whose options are subject to immediate full vesting if they should elect to retire from the Board of Directors. Options for Messrs. Howard, Epley and Scharlau will immediately and fully vest upon their retirement from the Board of Directors on the date of the Annual Meeting. All of the stock option grants will immediately fully vest upon a “change in control” or the death or disability of a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2012 are named above under the caption “Compensation Committee Report,” each of whom is a non-employee director. During 2012, there was no interlocking relationship between the Board or the Compensation Committee and the board of directors or compensation committee of any other company.

PROPOSAL NO. 4

APPROVAL OF OUR 2013 INCENTIVE PLAN

We are asking our stockholders to approve the Southwestern Energy Company 2013 Incentive Plan, or the 2013 Plan. Our Board adopted the 2013 Plan on February 19, 2013, subject to stockholder approval. The 2013 Plan will become effective upon approval of it by our stockholders at the Annual Meeting. Unless and until our stockholders approve the 2013 Plan, we will continue to grant awards under the terms of our existing 2004 Stock Incentive Plan, or the 2004 Plan, using the shares available for issuance thereunder. The 2004 Plan will expire by its terms on February 17, 2014.

The 2013 Plan, under which we plan to grant equity- and cash-based awards, is intended to replace our 2004 Plan. If the 2013 Plan is approved by our stockholders, the 2004 Plan will terminate, and no further awards will be granted under the plan. As a result, we will no longer grant new awards under the 2004 Plan and any shares remaining available for grant under the 2004 Plan will not become available for grant under the 2013 Plan. The terms and conditions of the 2004 Plan will continue to govern any outstanding awards granted under the 2004 Plan. If the 2013 Plan is not approved by our stockholders, the 2013 Plan will not become effective, and we will continue to grant awards pursuant to the terms of the 2004 Plan until its expiration on February 17, 2014 (after which date no further awards may be granted under the 2004 Plan).

Stockholder approval of the 2013 Plan will also constitute approval for purposes of (i) satisfying the shareholder approval requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and the rules and regulations thereunder so that the Compensation Committee has the discretion to grant equity- and cash-based awards in the future under the 2013 Plan that meet the requirements of “performance-based compensation” under Section 162(m) and (ii) satisfying the shareholder approval requirement under Section 422 of the Code so that the Compensation Committee may grant incentive stock options, or ISOs.

We believe that incentive awards are critical to attracting and retaining the most talented employees in our industry. Stockholder approval of the 2013 Plan will allow us to continue to provide such incentives.

Stockholder Approval Requirement

Stockholder approval of the 2013 Plan is necessary in order for us to (1) meet the stockholder approval requirements of the NYSE for stock-based plans, (2) grant awards intended to qualify as performance-based compensation under Section 162(m) of the Code, and (3) grant incentive stock options, or ISOs, thereunder.

Key Features of the 2013 Plan and Awards

•	The Compensation Committee, an independent committee of our Board, administers the 2013 Plan.

•	Substitutions and repricing of awards are prohibited unless approved by our stockholders.

•	Awards may not be granted below fair market value, which generally means the closing price of our common stock as quoted on the NYSE on the date of grant.

•

Of the 20,500,000 shares that will be reserved for issuance under the 2013 Plan, no more than 10,250,000 shares will be reserved for issuance through the award of ISOs. The maximum number of shares of common stock that may be issued in connection with awards of non-qualified stock options or stock appreciation rights may not exceed 10,250,000 shares and the maximum number of shares of common stock that may be issued in connection with other awards may not exceed 10,250,000 shares.

•

Shares that are (i) tendered in payment of an option exercise price, (ii) withheld by us to satisfy any tax withholding obligation; (iii) repurchased by us with the proceeds from an option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of our common stock, without regard to the number of shares that are actually issued) will be considered issued pursuant to the 2013 Plan and will not be available for issuance again under the 2013 Plan.

•	All stock options granted under the 2013 Plan expire after seven years.

•	All awards granted under the 2013 Plan will be subject to any clawback or recoupment policy we have or adopt.

Recommendation of the Board

The Board of Directors believes that the 2013 Plan is a critical compensation component in our ability to attract, retain and motivate employees and non-employee directors by aligning their interests with the interests of our stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR 2013 INCENTIVE PLAN.

Vote Required

Approval of the 2013 Plan requires the affirmative vote of a majority of the shares properly cast with regard to this Proposal by holders of shares of our common stock who are present in person or represented by proxy and entitled to vote such shares at the Annual Meeting. Abstentions will be treated as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Significant Historical Information

For our NEOs, incentive awards represent a significant portion of their compensation with equity awards representing approximately 42% of total target compensation.

Key equity metrics:

•

Our burn rate over the last three-years has averaged 0.49%, which is well below the ISS global industry classification standard (GICS) burn rate limit for our industry of 4.02%. “Burn rate” is calculated by dividing the total number of shares subject to equity awards (stock awards and options) granted in a given year by the total weighted average number of shares of common stock outstanding during the period, and does not reflect any forfeitures or cancellations.

•

Our three-year average total overhang (from 2009 to 2011) of 4.8% is at the 25th percentile of our peer group. “Overhang” is a measure of potential dilution from equity compensation plans and is calculated by dividing the number of shares of common stock subject to equity awards outstanding at the end of the relevant year plus the number of shares available for future grants under our equity plans by the total number of shares of common stock outstanding at the end of such year.

Summary of the 2013 Plan

The 2013 Plan is intended to promote the interests of the Company and its stockholders by providing our employees and eligible non-employee directors of the Company with incentives and rewards to encourage them to continue in the service of the Company. Our Board believes our capacity to grant incentive compensation has been a significant factor in our ability to achieve our growth objectives and enhance stockholder value. The principal features of the 2013 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2013 Plan itself. A copy of the 2013 Plan is attached to this Proxy Statement as Annex A.

Purpose

The purpose of the 2013 Plan is to promote the interests of the Company and its stockholders by providing the employees and eligible non-employee directors of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to serve this goal by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company. The 2013 Plan is designed to enable us to grant performance-based equity and cash awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Administration

The 2013 Plan will be administered by the Compensation Committee. Unless otherwise determined by our Board, the Compensation Committee shall consist solely of two or more directors appointed by our Board, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended, and an “independent director” under the rules of the NYSE (or other principal securities market on which shares of our common stock are traded). The Compensation Committee may delegate to a committee of one or more members of our Board or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, subject to restrictions imposed by the Compensation Committee from time to time and by Delaware law.

Unless otherwise limited by the Board, the Compensation Committee will have the authority to administer the 2013 Plan with respect to grants of awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

Eligibility

Persons eligible to participate in the 2013 Plan are all non-employee members of our Board, consisting of 11 directors (including the directors retiring as of the date of the Annual Meeting), and, as of April 4, 2013, approximately 2,471 employees of the Company (including its subsidiaries and affiliates), as determined by the Compensation Committee.

Size of Share Pool; Limitation on Awards and Shares Available

As of April 4, 2013, there are 8,688,889 total shares remaining available for issuance under the 2004 Plan and 2,981,692 shares of our common stock were subject to outstanding awards under the 2004 Plan. If our stockholders approve the 2013 Plan, the total number of shares reserved for issuance thereunder will be 20,500,000 shares.

The 2013 Plan authorizes the issuance of an aggregate of 20,500,000 shares of our common stock, with no more than 10,250,000 shares reserved for issuance through the award of ISOs. The maximum number of shares of common stock that may be issued in connection with awards of non-qualified stock options or stock appreciation rights may not exceed 10,250,000 shares and the maximum number of shares of common stock that may be issued in connection with awards other than options and stock appreciation rights may not exceed 10,250,000 shares.

If any shares subject to an award under the 2013 Plan are forfeited, cancelled or returned to the Company, then any shares subject to such award may, to the extent of such forfeiture, cancellation or return, be used again for new grants under the 2013 Plan. Shares that are (i) tendered in payment of an option exercise price, (ii) withheld by us to satisfy any tax withholding obligation; (iii) repurchased by us with the proceeds from an option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of our common stock, without regard to the number of shares that are actually issued) will be considered issued pursuant to the 2013 Plan and will not be added to the maximum number of shares that may be issued under the 2013 Plan.

Awards granted under the 2013 Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity awards in the context of a corporate acquisition or merger will not reduce the shares authorized for grant under the 2013 Plan.

The maximum number of shares of our common stock that may be subject to one or more awards of stock options or stock appreciation rights granted to any one participant pursuant to the 2013 Plan during any calendar year is 600,000 and the maximum number of shares of common stock that may be subject to one or more awards of any stock-based awards, other than stock options or stock appreciation rights, granted to any one participant pursuant to the 2013 Plan during any calendar year is 300,000. The maximum amount payable under the 2013 Plan to any one participant in any calendar year with respect to any cash-based award shall not exceed $10,000,000.

Unless and until our stockholders approve the 2013 Plan, we will continue making grants under the terms and conditions of the 2004 Plan with respect to the 8,688,889 shares remaining available for issuance thereunder.

Awards

The 2013 Plan provides for the grant of stock options (including incentive stock options), restricted stock, restricted stock units and any other cash-based, equity-based or equity-related awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2013 Plan. See the “Summary Compensation Table” and “Grants of Plan-Based Awards” table for information on awards granted under the 2004 Plan to our NEOs.

Stock options. ISOs, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2013 Plan. The option exercise price of all stock options granted pursuant to the 2013 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value will be the closing price for a share of our common stock as quoted on the NYSE on the date of grant, which as of April 4, 2013 was $35.90. Stock options may vest and become exercisable as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond the seventh anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000. Stock options granted under the 2013 Plan cannot be repriced without stockholder approval.

Restricted stock. Shares of restricted stock may be granted pursuant to the 2013 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Compensation Committee, if any, and which is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Compensation Committee. The restrictions will lapse in accordance with a schedule or other conditions determined by the Compensation Committee.

Restricted stock units. Restricted Stock Units, or RSUs, may be granted pursuant to the 2013 Plan. A RSU award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Compensation Committee will specify the dates on which the RSUs will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, including service to us or any of our subsidiaries or affiliates. RSUs may not be sold, or otherwise hypothecated or transferred, and a holder of RSUs will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. RSUs generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Compensation Committee will specify, or permit the RSU holder to elect, the conditions and dates upon which the shares underlying the vested RSUs will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). RSUs may be paid in cash, shares, or both, as determined by the Compensation Committee. On the distribution dates, we will transfer to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each RSU scheduled to be paid out on such date and not previously forfeited. RSUs may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Other awards. The Compensation Committee may grant cash-based, equity-based or equity-related awards not otherwise described in the 2013 Plan in such amounts and subject to such terms and conditions as it may determine, using individual agreements or programs adopted under the 2013 Plan. Other awards may (i) involve the transfer of actual shares of stock, either at the time of grant or after, or payment in cash or otherwise of amounts based on the value of shares of stock, (ii) be subject to performance-based and/or service-based conditions, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria,, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code; provided, that each equity-based or equity-related award shall be denominated in, or shall have a value determined by reference to, a number of shares of stock that is specified (or will be determined using a formula that is specified) at the time of the grant. The exercise price per share of stock covered by any stock appreciation right shall be not less than 100% of the fair market value of a share of stock on the date on which such stock appreciation right is granted, and the compensation payable pursuant to any stock appreciation right shall not exceed the excess of the fair market value of a share of stock on the date on which such stock appreciation right is exercised over the exercise price.

Performance awards. Performance awards, in the form of performance shares or performance units, may also be granted pursuant to the 2013 Plan. Performance awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares or a combination of both. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Compensation Committee, in each case on a specified date or dates or over any period or periods determined by the Compensation Committee. Performance awards may be payable upon the attainment of pre-established performance goals based on one or more of the performance criteria listed below, or other specific criteria determined by the Compensation Committee. The goals are established and evaluated by the Compensation Committee and may relate to performance over any periods as determined by the Compensation Committee. The Compensation Committee will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m) of the Code.

Performance based compensation under Section 162(m). The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to try to preserve the deductibility of these awards for federal income tax purposes. Under the 2013 Plan, these performance-based awards may be either equity or cash awards or a combination of the two. Participants are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period (other than options or stock appreciation rights) to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•

financial metrics relating to present value added, return on assets, return on equity, income, earnings, profits, capital, cash flow, operating cost, margins, assets or stockholder equity, earnings before interest earnings before interest, taxes, depreciation and amortization;

•	operational metrics relating to reserves, production, volume, maintenance;

•	stock performance measures relating to stock price or total stockholder return; or

•	health, safety and environmental measures relating to incident rates or citation,

any of which may be measured with respect to us, or any subsidiary, affiliate or other internal unit of ours, either in absolute terms, terms of growth or as compared to any incremental increase, or as compared to results of a peer group or index. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period (which may not be less than 12 months), the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award.

Except as provided by the Compensation Committee, the achievement of each performance goal will be determined in accordance with U.S. generally accepted accounting principles or such other accounting principles or standards as may apply to our financial statements under the U.S. federal securities laws from time to time, to the extent applicable. At the time of grant, the Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	the impact of charges for restructurings;

•	discontinued operations;

•	extraordinary items and other unusual or non-recurring items;

•	all non-cash charges resulting from any write-down of oil and gas properties and all other non-cash components of Accumulated Other Comprehensive Income; and

•	the cumulative effects of accounting changes,

each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto.

Payment Methods. The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards granted under the 2013 Plan may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Compensation Committee in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required.

Vesting and Exercise of an Award. The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate.

With respect to stock options, except in the case of a holder’s death, disability or qualified retirement (generally defined as a termination other than for “cause”, or in the case of a director, a decision not to stand for re-election or to resign on or after the holder has reached 65 years of age and completed three years of service with the Company), no portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a holder’s death, disability or qualified retirement, all stock options granted to the holder, whether or not vested at the time of termination, will fully vest and become exercisable until the expiration of their original term.

With respect to RSUs and shares of restricted stock, in the event a holder’s service with us terminates due to death, disability or a qualified retirement (as described above), all RSUs and shares of restricted stock shall vest and all other restrictions shall lapse, to the extent not previously forfeited or cancelled, except as may be otherwise provided by the Compensation Committee in the agreement relating to the award or by action following the grant of the award. In the event of a termination for “cause,” all RSUs and shares of restricted stock which have not vested as of the date of termination will immediately be cancelled and forfeited. In the event of a termination for reasons other than “cause” or a qualified retirement, the Compensation Committee shall determine the portion of the award that will vest.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee, consultant or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder’s termination of service with us or one of our subsidiaries or affiliates. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the Compensation Committee may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service with us or otherwise.

Transferability. No award under the 2013 Plan may be transferred unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed, except that in the case of stock options other than ISOs, such awards may be transferred, if fully vested, (i) to the holder’s immediate family members; (ii) to a trust, partnership (including a family limited partnership), or corporation or other similar entity which is owned solely by one or more of the Participant’s spouse or natural or adopted lineal descendants or which will hold such options solely for the benefit of one or more such persons, or (iii), in the discretion of the Compensation Committee (x) pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code or (y) to any other person. During the lifetime of the holder of an award granted under the 2013 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder’s death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder’s will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the 2013 Plan or the applicable award agreement.

Effect of a Change in Control

Unless otherwise set forth in the instrument evidencing an Award, upon a Change in Control (as defined in the 2013 Plan), each outstanding award that is eligible to vest based solely on the passage of time or the holder’s continued service to the Company shall become fully vested and exercisable or settled, as applicable. Additionally, each outstanding award that is eligible to vest based on the achievement of performance criteria shall vest and become exercisable or settled, as applicable, with respect to the number of shares or cash underlying the award eligible to vest based on performance during the performance period that includes the date of the change in control, prorated for the number of days which have elapsed during the performance period prior to the change of control.

Forfeiture

The Company has the right, to the extent permitted or required by applicable law or Company policy in effect from time to time, to include in any award agreement the Company’s right to recoup compensation of whatever kind paid by the Company or any of its subsidiaries to a participant in the 2013 Plan.

Adjustment Provisions

In the event of certain changes in our capitalization, the Compensation Committee will equitably adjust the kind of shares issuable and the maximum number and kind of shares of our common stock subject to the 2013 Plan and the other award limits under the 2013 Plan, and will equitably adjust outstanding awards as to the kind, number of shares and exercise price per share of our common stock and other terms of such awards. In addition, in the event of certain corporate transactions involving us as specified in the 2013 Plan, the Compensation Committee may, in its discretion, provide for the continuation, exchange or cancellation and cash-out of outstanding awards under the 2013 Plan, in each case, subject to such equitable adjustments to such awards as the Compensation Committee may determine to be necessary or appropriate.

Amendment and Termination

The Board may terminate, suspend, amend or modify the 2013 Plan at any time; however, except to the extent permitted by the 2013 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the 2013 Plan, (ii) materially increase the benefits accruing to participants granted awards under the 2013 Plan and (iii) materially modify the requirements as to eligibility for participation in the 2013 Plan. In addition, no amendment may be made without stockholder approval if stockholder approval is required under applicable law, and no amendment to the 2013 Plan or any award may be made if such amendment would violate the prohibition on repricing under the 2013 Plan.

Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal United States federal income tax consequences related to awards under the 2013 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

Non-Qualified Stock Options. If an optionee is granted a non-qualified stock option under the 2013 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described above for nonqualified stock options will apply. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards. The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards and other types of awards are generally subject to income tax at the time of payment, vesting or settlement based on the fair market value of the award on that date. Compensation otherwise effectively deferred will generally be subject to income taxation when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

Section 162(m) of the Code

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the 2013 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the material terms of the plan are disclosed to and approved by the stockholders, (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid, and (5) in the case of awards other than stock options and stock appreciation rights, the compensation committee has certified that the performance goals have been met prior to payment.

The 2013 Plan is designed to permit us to meet the requirements of Section 162(m); however, awards other than options and stock appreciation rights granted under the 2013 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). As one of the factors in its decisions regarding grants under and administration of the 2013 Plan, the Compensation Committee will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives’ vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the Compensation Committee’s control may also affect the deductibility of compensation. For these and other reasons, the Compensation Committee may make grants that do not qualify for the performance exception and our tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m).

Section 409A of the Code

Certain types of awards under the 2013 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the 2013 Plan and awards granted under the 2013 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2013 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

No awards have been granted under the 2013 Plan. Awards are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2013 Plan or the benefits that would have been received by such participants if the 2013 Plan had been in effect in the year ended December 31, 2012. Certain tables above under the general heading “Executive Compensation,” including the Summary Compensation Table, Grants of Plan-Based Awards table, Outstanding Equity Awards at Fiscal Year-End table, and Option Exercises and Stock Vested table set forth information with respect to prior awards granted to our NEOs under the incentive plans currently in effect.

PROPOSALS FOR 2014 ANNUAL MEETING

Stockholder proposals intended to be presented for possible inclusion in the Company’s proxy materials for the 2014 Annual Meeting must be received by the Company at its principal offices not later than December 12, 2013. Any stockholder submitting a proposal intended to be brought before the 2014 Annual Meeting who has not sought inclusion of the proposal in the Company’s proxy materials must provide written notice of such proposal to the Secretary of the Company at the Company’s principal executive offices not less than 50, nor more than 75, days prior to the called meeting date. If less than 45 days’ notice of the Annual Meeting is given, written notice of any such proposal must be received no later than the close of business on the 15th day following the day on which notice of the Annual Meeting date was mailed. The Company’s bylaws require that notices of stockholder proposals contain certain information about any proposal and the proposing stockholder. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

CONFIDENTIAL VOTING

The Company has a confidential voting policy to protect our stockholders’ voting privacy. Under this policy, all proxies, ballots and other voting materials or compilations (collectively, “Voting Records”) that identify specific holders of record or beneficially of any class of stock of the Company, entitled to vote at any annual or special meeting and the manner in which such holders voted shall be kept permanently confidential and shall not be disclosed to any entity or person, including the directors, officers, employees or stockholders of the Company except (i) to allow the tabulator of the vote to tabulate and certify the vote, (ii) to comply with federal or state law, including the order of any court, department or agency having jurisdiction over the Company, and to assert or defend claims for or against the Company, (iii) in connection with a contested proxy solicitation; (iv) in the event a stockholder has made a written comment on a proxy card or ballot, or (v) if a stockholder expressly requests disclosure of his or her vote. Proxy cards shall be returned in envelopes addressed to the tabulator of the vote. Notwithstanding the foregoing, the tabulator of the vote may report to the Company the aggregate number of shares voted with respect to any matter and whether (but not how) a stockholder has voted and shall report to the Company any written comments on any Voting Records, including the names and addresses of the stockholders making the comments. Any party receiving or tabulating the Voting Records and any person serving as an inspector of elections shall be given a copy of the policy and shall sign a statement acknowledging receipt of the policy and the obligation to comply with it. The policy does not operate to impair free and voluntary communication between the Company and its stockholders, including the disclosure by stockholders of the nature of their votes.

OTHER BUSINESS

Although the Notice of Annual Meeting of Stockholders calls for transaction of such other business as may properly come before the meeting, the Company’s management has no knowledge of any matters to be presented for action by stockholders at the meeting other than as set forth in this Proxy Statement. The Company’s bylaws set forth the requirements for stockholders to propose to bring matters before the meeting. A stockholder must timely submit a notice containing certain information about any proposal and the proposing stockholder. To be timely, such notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 50 nor more than 75 days prior to the meeting date; provided, however, that in the event that less than 45 days’ notice of the meeting date is given to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which notice of the meeting date was mailed. If any other business should come before the meeting, the persons named in the proxy have discretionary authority to vote in accordance with their best judgment. A copy of the relevant by-law provisions may be obtained by contacting Mark K. Boling, Secretary, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032, (281) 618-4700.

Any stockholder who has not received a copy of the Company’s Annual Report and Form 10-K may obtain a copy free of charge by contacting Mark K. Boling, Southwestern Energy Company, 2350 N. Sam Houston Parkway East, Suite 125, Houston, Texas 77032.

By Order of the Board of Directors

MARK K. BOLING
Secretary

Dated: April 11, 2013

Annex A

SOUTHWESTERN ENERGY COMPANY

2013 INCENTIVE PLAN

1.	Purpose of the Plan

The Southwestern Energy Company 2013 Incentive Plan is intended to promote the interests of Southwestern and its stockholders by providing the employees and eligible non-employee directors of Southwestern, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to serve this goal by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Award” means an Option, Restricted Stock, Restricted Stock Unit or Other Award granted pursuant to the terms of the Plan.

(b) “Board” means the Board of Directors of Southwestern.

(c) “Cause” when used in connection with the termination of a Participant’s employment with the Company, shall mean, unless otherwise specified in a Participant’s agreement evidencing the grant of an Award under the Plan or in a Participant’s effective employment agreement with the Company, the termination of the Participant’s employment by the Company on account of (i) the willful and continued failure by the Participant to substantially perform his duties and obligations (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the Participant’s willful and serious misconduct which has resulted in or could reasonably be expected to result in material injury to the business, financial condition or reputation of the Company, (iii) the Participant’s commission of a crime that constitutes a felony or serious misdemeanor or (iv) the breach by the Participant of any written covenant or agreement with the Company not to disclose any information pertaining to the Company or not to compete or interfere with the Company.

(d) “Change in Control” shall mean the occurrence of any of the following:

(1) the acquisition by Person, directly or indirectly, of the beneficial ownership of securities representing either: (i) more than twenty percent (20%) of the then outstanding shares of Common Stock, or (ii) twenty percent (20%) or more of the Voting Securities; provided, however, that any acquisition by (x) Southwestern or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by Southwestern or any of its subsidiaries or (y) any corporation or entity with respect to which, immediately following such acquisition, more than sixty (60%) of, respectively the then outstanding shares of common stock or other ownership interests of such corporation or entity and the then outstanding voting securities of such corporation or entity is then beneficially owned, directly or indirectly, in the aggregate by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the Voting Securities prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition, shall not constitute a Change in Control;

(2) the individuals who, as of the Effective Date, constitute the Board of Directors of Southwestern (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any twelve (12)-month period, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Southwestern’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) the consummation after the Effective Date of a reorganization, merger, consolidation or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) unless, in each case, following such Corporate Transaction: (1) (A) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the then outstanding shares of common stock or other ownership interests of the corporation or other entity resulting from such Corporate Transaction, and (B) all or substantially all of the persons who were the beneficial owners of the Voting Securities immediately prior to such Corporate Transaction beneficially own directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in each case in substantially the same proportions as their ownership of the outstanding Common Stock and Voting Securities prior to such Corporate Transaction; (2) no Person (excluding (x) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (y) any Person approved by the Incumbent Board) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock or other ownership interests of the corporation or other entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership existed prior to such Corporate Transaction; and (3) at least a majority of the members of the board of directors of the corporation (or the equivalent governing body of any other entity) resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Corporation Transaction.

Notwithstanding the foregoing and for the purposes of timing of payment, distribution or settlement only, a Change in Control shall not be deemed to occur under this Plan with respect to any Award that constitutes “non-qualified deferred compensation” subject to Section 409A of the Code, unless the events that have occurred would also constitute a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(i)(5), or any successor thereto.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(f) “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board from time to time to administer the Plan (and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan) that meets the criteria set forth in Section 4 of the Plan.

(g) “Common Stock” means the common stock of Southwestern, par value $0.01 per share, or any other security into which such common stock shall be changed pursuant to the adjustment provisions of Section 12 of the Plan.

(h) “Company” means Southwestern, together with its Subsidiaries.

(i) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated under Section 162(m) of the Code, or any successor statute.

(j) “Director” means a member of the Board who is not at the time of reference an employee of the Company.

(k) “Disability” shall mean a condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him and for a Director shall mean any physical or mental condition that prevents a Director from being able to perform the duties of a Director for a period of twelve consecutive months. For purposes of this Plan, a Participant’s employment, other than a Director, shall be deemed to have terminated as a result of Disability on the date as of which he or she is first entitled to receive disability benefits under such policy, law or regulation; provided that with respect to any Award that is subject to Section 409A of the Code, if such Award provides for any payment or distribution upon a Participant’s (i) Disability, then “Disability” shall have the meaning given to such term in Section 1.409A-3(i)(4) of the Treasury Regulations or (ii) termination of employment or service as a result of Disability, then such Participant’s employment or service shall be deemed to have terminated as a result of Disability on the date on which such Participant experiences a Separation from Service.

(l) “Early Retirement” means the termination of the employment of a Participant with the Company for reasons other than Cause, on or after the first date on which the Participant has both attained age 55 and completed 3 years of service with the Company.

(m) “Effective Date” means the date on which the Plan is approved by the stockholders of Southwestern.

(n) “Equity Account” means each account created with a brokerage firm utilized by the Company from time to time in connection with the administration of the Company’s equity plans and programs, including the Plan.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(p) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination, (i) the closing price of a share of Common Stock, as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading, on the date of grant or, if the date of grant is not on a business day, the first business day preceding the date of grant or (ii) if the Common Stock is not listed or admitted to trading on any securities exchange, the fair market value of a share of Common Stock as reasonably determined by the Committee in its sole discretion using a reasonable valuation method.

(q) “Immediate Family Members” shall mean, for any Participant, his or her spouse, parents, children, stepchildren, grandchildren or legal dependents.

(r) “Incentive Stock Option” shall mean an Option granted to a Participant who is not a Director which Option, at the date of grant, is intended to be an “incentive stock option” within the meaning of Section 422 of the Code and which is identified as an Incentive Stock Option in the agreement by which it is evidenced.

(s) “Non-Qualified Stock Option” shall mean an Option granted to a Participant that is not an Incentive Stock Option.

(t) “Option” shall mean an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan. Each Option shall be identified as either an Incentive Stock Option or a Non-Qualified Stock Option in the agreement by which it is evidenced.

(u) “Other Award” means an award granted to a Participant pursuant to Section 8.

(v) “Participant” means a Director or employee of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(w) “Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(x) “Performance Measures” means such measures as are described in Section 9 on which Performance Targets are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(y) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award. Performance Periods may be overlapping and in no event will any Performance Period be less than twelve months.

(z) “Performance Schedule” means a schedule or other objective method for determining the percentage of the Target Award to be paid out, based on actual performance compared to the Performance Targets.

(aa) “Performance Target” means performance goals and objectives with respect to Performance Measures or other performance criteria for a Performance Period.

(bb) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(cc) “Plan” means this Southwestern Energy Company 2013 Incentive Plan, as it may be amended from time to time.

(dd) “Restricted Stock” shall mean a share of Common Stock which is granted to a Participant pursuant to Section 7 hereof and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such share.

(ee) “Restricted Stock Unit” shall mean a share of Common Stock which is granted to a Participant pursuant to Section 7 hereof, except no shares of Common Stock are actually awarded to the Participant on the date of grant, and which is subject to the restrictions set forth in Section 7(c) hereof for so long as such restrictions continue to apply to such Restricted Stock Unit.

(ff) “Retirement” shall mean the termination of the employment of a Participant with the Company for reasons other than Cause or, in the event the Participant is a Director, the Director’s resignation or failure to seek reelection to the Board, on or after the date on which the Participant has both attained age 65 and completed 3 years of service with the Company.

(gg) “Securities Act” means the Securities Act of 1933, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(hh) “Separation from Service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations.

(ii) “Southwestern” means Southwestern Energy Company, a Delaware corporation, and any successor thereto.

(jj) “Specified Employee” shall have the meaning set forth in Section 1.409A-1(i) of the Treasury Regulations.

(kk) “Subsidiary” shall mean any entity that is directly or indirectly controlled by Southwestern or any entity, including an acquired entity, in which Southwestern has a significant equity interest, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, “Subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with Southwestern, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations; provided that for the purpose of determining whether a corporation or other entity is a Subsidiary for purposes of Section 5(a) hereof, if the Awards proposed to be granted to employees of such corporation or other entity would be granted based upon legitimate business criteria, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Code Section 1.414(c)-2(b)(2)(i). For purposes of determining ownership of an interest in an organization, the rules of Sections 1.414(c)-3 and 1.414(c)-4 of the Treasury Regulations apply.

(ll) “Target Award” means a target Award determined by the Committee to be payable upon satisfaction of any applicable Performance Targets.

(mm) “Transferred Option” means any Non-Qualified Stock Option transferred in accordance with Section 6(d) of the Plan.

(nn) “Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Treasury Department and United States Internal Revenue Service, as amended.

(oo) “Voting Securities” means, at any time, Southwestern’s then outstanding voting securities.

3.	Stock Subject to the Plan and Limitations on Awards

(a) Stock Subject to the Plan

The maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall not exceed 20,500,000 shares of Common Stock in the aggregate. The maximum number of shares of Common Stock that may be issued in connection with awards of Incentive Stock Options under the Plan shall not exceed 10,250,000. The maximum number of shares of Common Stock that may be issued in connection with awards of Non-Qualified Stock Options or stock appreciation rights under the Plan shall not exceed 10,250,000 shares of Common Stock in the aggregate. The maximum number of shares of Common Stock that may be issued in connection with awards other than Options and stock appreciation rights under the Plan shall not exceed 10,250,000 shares of Common Stock in the aggregate. The shares referred to in the preceding sentences of this paragraph shall in each case be subject to adjustment as provided in Section 10 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the sole discretion of the Committee.

For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) shall not count as used under the Plan for purposes of this Section 3(a). Except to the extent otherwise required by applicable law or stock exchange rule, the maximum number of shares of Common Stock covered by Awards shall not be reduced to reflect any dividend or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional Awards.

Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with the proceeds from an Option exercise; or (iv) covered by a stock appreciation right (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise) shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 3(a).

(b) Individual Award Limits

Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be issued pursuant to Options or stock appreciation rights granted under the Plan to any single Participant in any calendar year shall not exceed 600,000 shares in the aggregate, and the maximum number of shares of Common Stock that may be issued pursuant to any stock-based Award, other than Options or stock appreciation rights, granted under the Plan to any single Participant in any calendar year shall not exceed 300,000. The amount payable under the Plan to any single Participant in any calendar year with respect to any cash-based Award shall not exceed $10,000,000. The limitations in this Section 3(b) shall be interpreted and applied in a manner consistent with Section 162(m) of the Code.

(c) Substitution and Repricing

Notwithstanding any provision of this Plan to the contrary, in no event shall any new Awards be issued in substitution for outstanding Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the stockholders of the Company expressly approve such substitution or repricing.

4.	Administration of the Plan

The Plan shall be administered by a committee of the Board consisting of two or more persons, each of whom qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and Directors of the Company who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board (including members who are employees of the Company) or officers of the Company to grant Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify and in accordance with (and only to the extent permitted by) Section 157 of the Delaware General Corporation Law.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any instrument evidencing any Award, including, but not limited to individual agreements, guidelines or programs adopted under the Plan) granted hereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and whether employment for any Person other than the Company shall constitute employment for any purposes of the Plan.

On or after the date of grant of an Award under the Plan, the Committee may, subject to applicable law and the limitations and requirements set forth herein, (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, that the Committee shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Code. In the event that the Committee provides for the accrual of dividends or dividend equivalents with respect to an Award, such dividend equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Award to which they relate.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

(a) Participants

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those employees and Directors of the Company whom the Committee shall select from time to time, including officers of Southwestern, whether or not they are members of the Board. With respect to Participants subject to U.S. income tax, Options and stock appreciation rights shall only be granted to such Participants who provide direct services to Southwestern or a Subsidiary of Southwestern as of the date of grant of the Option or stock appreciation right. Each Award granted under the Plan shall be evidenced by an instrument in writing, whether in the form of individual agreements, guidelines or programs adopted under the Plan, or other evidence, including, without limitation, an electronic medium, in form and substance approved by the Committee.

(b) Employees of Subsidiaries

Employees of Subsidiaries may participate in the Plan upon approval of Awards to such employees by the Committee. A Subsidiary’s participation in the Plan may be conditioned upon the Subsidiary’s agreement to reimburse the Company for costs and expenses of such participation, as determined by the Company. The Committee may terminate the Subsidiary’s participation in the Plan at any time and for any reason. If a Subsidiary’s participation in the Plan shall terminate, such termination shall not relieve it of any obligations theretofore incurred by it under the Plan, except with the approval of the Committee, and the Committee shall determine, in its sole discretion, the extent to which employees of the Subsidiary may continue to participate in the Plan with respect to previously granted Awards. Unless the Committee determines otherwise, a Subsidiary’s participation in the Plan shall terminate upon the occurrence of any event that results in such entity no longer constituting a Subsidiary as defined herein; provided, however, that such termination shall not relieve such Subsidiary of any of its obligations to the Company theretofore incurred by it under the Plan, except with the approval of the Committee. Notwithstanding the foregoing, unless otherwise specified by the Committee, upon any such Subsidiary ceasing to be a Subsidiary as defined herein, the Participants employed by such Subsidiary shall be deemed to have terminated employment for purposes of the Plan. With respect to Awards subject to Section 409A of the Code, for purposes of determining whether a distribution is due to a Participant, such Participant’s employment shall be deemed terminated as described in the preceding sentence only if the Committee determines that a Separation from Service has occurred.

6.	Options

The Committee may from time to time grant Options pursuant to the Plan to Participants, which Options shall be evidenced by agreements in such form as the Committee shall from time to time approve, including without limitation, an electronic medium. Options shall comply with and be subject to the following terms and conditions:

(a) Identification of Options

All Options granted under the Plan shall be identified in the agreement evidencing such Options as either Incentive Stock Options or Non-Qualified Stock Options.

(b) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted.

(c) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee and specified in the agreement evidencing such Option; provided, however that no Option shall be exercisable after the expiration of seven (7) years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.

(2) Each Option may be exercised in whole or in part, to the extent such Option is vested on the date of exercise, provided that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) Unless otherwise provided by the Committee, an Option must be exercised as set forth in this Section 6(c)(3). An Option shall be exercised by such methods and procedures as the Committee determines from time to time, as set forth in the agreement evidencing the award of the Option. An Option shall be exercised by delivering notice to Southwestern’s principal office, to the attention of its Secretary, or as otherwise directed, subject to any notice period the Company may require in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed (including through an electronic medium) by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise either (i) through funds held in the Participant’s Equity Account, if any, (ii) in shares of Common Stock that have been owned by the Participant for at least six months prior to the effective date of exercise and valued at their Fair Market Value on the effective date of such exercise, or (iii) in such other manner as may be authorized by the Committee from time to time. Any payment in shares of Common Stock shall be effected by the delivery of such shares to the Secretary of Southwestern, together with any other documents and evidences as the Secretary of Southwestern shall require from time to time.

(4) Shares of Common Stock purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant’s Equity Account, as soon as practicable following the effective date on which the Option is exercised.

(d) Transferability of Options

(1) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of a Participant, only by the Participant. Notwithstanding the foregoing, a Participant may transfer all or a portion of a fully vested Award of Non-Qualified Stock Options (i) to the Participant’s Immediate Family Members; (ii) to a trust, partnership (including a family limited partnership), or corporation or other similar entity which is owned solely by one or more of the Participant’s spouse or natural or adopted lineal descendants or which will hold such Non-Qualified Stock Options solely for the benefit of one or more such persons, or (iii) in the discretion of the Committee (x) pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code or (y) to any other Person.

(2) In order for a Participant to transfer Options as set forth in Section 6(d)(1) above, (i) there may be no consideration for any such transfer and (ii) the Award must be fully vested prior to the transfer of any portion of the Award.

(3) Following transfer, subsequent transfers of Transferred Options shall be prohibited except for transfers to the Participant or individuals or entities described in Section 6(d)(1) above, or by the laws of descent or distribution and Transferred Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including but not limited to, (i) restrictions or other provisions relating to competition or other conduct detrimental to the Company, and (ii) except as otherwise required pursuant to a domestic relations order as defined in Section 414(p)(1)(B) of the Code, the obligation of the Participant for payment of taxes with respect to the exercise of such Transferred Options and the rights of the Company to withhold such taxes from the Participant or to otherwise require the Participant to satisfy all obligations for the withholding of such taxes. The provisions relating to the period of exercisability and expiration of the Transferred Option shall continue to be applied with respect to the original Participant, and the Transferred Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in the Award agreement evidencing the grant of the Non-Qualified Stock Options to which the Transferred Options relate. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 6(d) shall be null and void.

(e) Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) granted under the Plan and under any other plan, agreement or arrangement of the Company (or any “subsidiary” of Southwestern as such term is defined in Section 424 of the Code) which may become exercisable for the first time by a Participant during any calendar year under the Plan shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of which Options shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(2) No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Southwestern or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(f) Effect of Termination of Employment — Participants Other Than Directors

(1) Unless the Committee provides otherwise on or after the date of grant, in the event that the employment of a Participant with the Company shall terminate for any reason other than Disability, Retirement, Early Retirement, Cause or death, (i) Options granted to such Participant, to the extent that they were vested and exercisable at the time of such termination, shall remain exercisable until the expiration of three months after such termination, on which date they shall expire to the extent not exercised, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its original term.

(2) Unless the Committee provides otherwise on or after the date of grant, in the event that the employment of a Participant with the Company shall terminate on account of the Early Retirement of the Participant, such Participant shall be entitled to exercise at any time or from time to time after such termination and until the first anniversary of such termination, Options granted to him hereunder to the extent that such Options were vested and exercisable at the time of such termination provided however, that no Option shall be exercisable after the expiration of its original term. Options that are not exercised prior to the first anniversary of such termination shall expire on such anniversary date.

(3) Unless the Committee provides otherwise on or after the date of grant, in the event that the employment of a Participant with the Company shall terminate on account of the death, Disability or Retirement of the Participant, all Options granted to the Participant shall fully vest and become immediately exercisable by the Participant or the Participant’s estate or beneficiary under his or her will, at any time or from time to time until the expiration of their original term.

(4) In the event of the termination of a Participant’s employment with the Company and its Subsidiaries for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(5) For purposes of this Section 6(f), an Option shall be deemed to be exercisable on the date of the termination of the employment of a Participant with the Company to the extent, if any, it becomes exercisable by acceleration by the Committee.

(6) For purposes of clarification, Options held by a Participant employed by an entity that is a Subsidiary will terminate immediately when such entity ceases to be a Subsidiary of the Company, unless the Committee determines otherwise.

(g) Effect of Discontinuance of Director’s Term

(1) Unless the Committee provides otherwise on or after the date of grant, in the event that the term of a Director’s membership on the Board expires because (i) the Director loses an election for a position on the Board, (ii) resigns from the Board prior to his having both attained age 65 and completed three years of service as a director, or (iii) fails to seek reelection to the Board of Directors for a term commencing prior to his having both attained age 65 and completed three years of service as a director (in any case, other than on account of death or Disability) (x) Options granted to such Director, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of three months after such termination, on which date they shall expire to the extent not exercised, and (y) Options granted to such Director, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Options shall be exercisable after the expiration of their original term.

(2) Unless the Committee provides otherwise on or after the date of grant, in the event that the term of a Director’s membership on the Board expires or is discontinued (i) because of the Director’s Retirement, or (ii) because of the Director’s Disability or death, all Options granted to such Director shall fully vest and become exercisable by the Director or the Director’s estate or beneficiary under his or her will, at any time or from time to time until the expiration of their original term.

(3) In the event that a Director is removed from the Board by the shareholders of the Company, all outstanding Options granted to such Director shall expire at the commencement of business on the date of such removal.

7.	Restricted Stock and Restricted Stock Units

The Committee may grant shares of Restricted Stock or Restricted Stock Units pursuant to the Plan. Each grant of shares of Restricted Stock or Restricted Stock Units shall be evidenced by an agreement in such form as the Committee shall from time to time approve, including, without limitation, an electronic medium. Each grant of shares of Restricted Stock or Restricted Stock Units shall comply with and be subject to the following terms and conditions:

(a) Vesting

At the time of each grant of shares of Restricted Stock or Restricted Stock Units, the Committee shall establish the date or dates on which the restrictions on the Restricted Stock will lapse or the Restricted Stock Units will vest and the conditions, if any, which must be satisfied on or prior to such vesting date for the Participant’s rights with respect to such shares of Restricted Stock or Restricted Stock Units to become vested. The Committee may divide such shares of Restricted Stock or Restricted Stock Units into classes and assign a different vesting date and different conditions for each class. Except as provided in Section 7(c) and 7(f) hereof, upon a grant of Restricted Stock, a share of Restricted Stock shall be issued in accordance with the provisions of Section 7(d) hereof. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) hereof and any agreement evidencing such Restricted Stock are satisfied, and except as provided in Section 7(c) and 7(f) hereof, upon the vesting date of a share of Restricted Stock, the Participant’s rights with respect to such share shall become fully vested and the restrictions of Section 7(c) hereof shall cease to apply to such share. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 7(b) hereof and any agreement evidencing such Restricted Stock Unit are satisfied, and except as provided in Section 7(c) and 7(f) hereof, on the relevant vesting date, the Participant’s rights with respect to such Restricted Stock Unit shall become fully vested and the Company shall settle such Restricted Stock Unit in accordance with the provisions of Section 7(e).

(b) Conditions to Vesting

At the time of the grant of shares of Restricted Stock or Restricted Stock Units, the Committee may impose such restrictions or conditions, not inconsistent with the provisions hereof, to the vesting of such shares as it deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock or Restricted Stock Units, that the Participant or the Company achieve such Performance Measures or other performance criteria as the Committee may specify at the time of the grant of such shares or that the Participant continue in the employment of the Company for a specified period of time.

(c) Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, such share of Restricted Stock shall not be transferable under any circumstances and no transfer of a Participant’s rights with respect to such share of Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such share of Restricted Stock, but immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be cancelled and shall be forfeited by the Participant and the transfer shall be of no force or effect. Prior to the vesting of a Restricted Stock Unit, such Restricted Stock Unit shall not be transferable under any circumstances and no transfer of a Participant’s rights with respect to such Restricted Stock Unit, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to such Restricted Stock Unit, but immediately upon any attempt to transfer such rights, such Restricted Stock Unit, and all of the rights related thereto, shall be cancelled and shall be forfeited by the Participant and the transfer shall be of no force or effect.

(d) Custodian of Restricted Stock

Each share of Restricted Stock will be held in custody by the Company or its transfer agent as custodian until all restrictions thereon have lapsed.

(e) Benefits Upon Vesting

(1) Unless the Committee provides otherwise on or after the date of grant, upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) hereof shall cease to apply to such share of Restricted Stock. Reasonably promptly after a share of Restricted Stock vests pursuant to the terms hereof, the Company shall cause a share of Common Stock to be delivered to the Participant’s Equity Account.

(2) Unless the Committee provides otherwise on or after the date of grant, within 30 days following the vesting of a Restricted Stock Unit pursuant to the terms hereof, the Participant shall be entitled to receive a payment in cash, shares of Common Stock, or a combination of cash and shares of Common Stock as the Committee, in its sole discretion, shall determine, with a value equal to the sum of the Fair Market Value of a share of Common Stock on the applicable vesting date with respect to each such Restricted Stock Unit.

(f) Effect of Termination of Employment — Participants Other than Directors

(1) Unless the Committee provides otherwise on or after the date of grant, in the event the employment of a Participant with the Company is terminated for any reason, other than the Participant’s death, Disability, or Retirement, all unvested Restricted Stock or Restricted Stock Units granted to such Participant, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall be forfeited on the date of such termination without any payment of consideration by the Company to Participant.

(2) Unless the Committee provides otherwise on or after the date of grant, in the event the employment of a Participant with the Company is terminated because of Participant’s death, Disability, or Retirement, all unvested Restricted Stock or Restricted Stock Units granted to such Participant, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall vest and all restrictions shall lapse.

(3) For purposes of clarification, unvested Restricted Stock and Restricted Stock Units held by a Participant employed by an entity that is a Subsidiary of Southwestern will terminate and be forfeited immediately when such entity ceases to be a Subsidiary of Southwestern, unless the Committee determines otherwise.

(g) Effect of Discontinuance of Director’s Term

(1) Unless the Committee provides otherwise on or after the date of grant, in the event that the term of a Director’s membership on the Board expires or is discontinued (i) because of the Director’s Retirement or (ii) because of the Director’s Disability or death, all unvested Restricted Stock or Restricted Stock Units granted to such Director, to the extent not forfeited or cancelled on or prior to such event pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall vest and all restrictions shall lapse.

(2) Unless the Committee provides otherwise on or after the date of grant, in the event a Director’s membership on the Board expires or discontinued for any reason other than those set forth in Section 7(g)(1) above, all unvested Restricted Stock or Restricted Stock Units granted to such Director, to the extent not forfeited or cancelled on or prior to such termination pursuant to any provision hereof or any agreement evidencing such Restricted Stock or Restricted Stock Units, shall be forfeited on the date of such event without any payment of consideration by the Company to Director.

8.	Other Awards

(a) Subject to Section 3 of the Plan, the Committee may grant cash-based, equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine, as set forth in an instrument evidencing such Awards. Without limiting the generality of the preceding sentence, each such Other Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, including, without limitation, the Performance Measures, (iii) be in the form of cash, stock appreciation rights, phantom stock, performance shares, deferred share units or share-denominated performance units, (iv) be designed to comply with applicable laws of jurisdictions other than the United States and (v) be designed to qualify as Performance-Based Compensation; provided, that each equity-based or equity-related Other Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified (or will be determined using a formula that is specified) at the time of the grant of such Other Award. The exercise price per share of Common Stock covered by any stock appreciation right shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, and the compensation payable pursuant to any stock appreciation right shall not exceed the excess of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is exercised over the exercise price.

(b) The instrument evidencing each Other Award shall specify the consequences with respect to such Award (if any) of the Participant’s termination of employment or service as a Director or other relationship between the Company and the Participant holding such Award, a leave of absence, and the Participant’s death or Disability.

9.	Performance-Based Compensation

(a) Calculation

The amount payable with respect to an Award that is intended to qualify as Performance-Based Compensation shall be determined in a manner permitted by Section 162(m) of the Code.

(b) Discretionary Reduction

The Committee may, in its discretion, reduce or eliminate the amount payable to any Participant with respect to an Award made to a Covered Employee that is intended to qualify as Performance-Based Compensation, based on such factors as the Committee may deem relevant, but the Committee may not increase any such amount above the amount established in accordance with the relevant Performance Schedule. For purposes of clarity, the Committee may exercise the discretion provided for by the foregoing sentence in a non-uniform manner among Participants.

(c) Performance Measures

The following are the Performance Measures upon which the payment or vesting of any Award (other than Options and stock appreciation rights) to a Covered Employee issued under this Plan that is intended to qualify as Performance-Based Compensation shall be based until the first annual meeting of stockholders of the

Company that occurs in the fifth year following the year in which the stockholders approve the adoption of this Plan, unless the Committee earlier proposes for stockholder vote and the stockholders approve a change in the Performance Measures. The Performance Measures may be based on any one of, or a combination of, including ratios, increases, returns, any of the following: (i) financial metrics relating to present value added, return on assets, return on equity, income, earnings, profits, capital, cash flow, operating cost, margins, assets or shareholder equity, earnings before interest, taxes, depreciation and amortization, (ii) operational metrics relating to reserves, production, volume, maintenance, (iii) stock performance measures relating to stock price or total shareholder return, or (iv) health, safety and environmental measures relating to incident rates or citation.

Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (i) Performance Measures (and their measurement) and Performance Targets for such Performance Period, (ii) Target Awards for each Participant, and (iii) Performance Schedules for such Performance Period.

The measurement of any Performance Measure(s) shall be specified by the Committee and may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of any Participant or group of Participants, or the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Prior to the payment of any Award intended to qualify as Performance-Based Compensation, the Committee must certify in writing that the applicable Performance Targets and any of the material terms thereof, were, in fact, satisfied.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award that is not intended to qualify as Performance-Based Compensation that relate to other performance criteria in addition to the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, provide for accelerated vesting of any award based on the achievement of Performance Targets.

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation and/or to amend previously granted Awards in a way that would disqualify them as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and may base vesting on Performance Measures other than those set forth in this Section 9 and/or make such amendments.

10.	Effect of Change in Control

Unless otherwise set forth in the instrument evidencing an Award, upon a Change in Control, (i) each outstanding Award that is eligible to vest based solely on the passage of time and/or the Participant’s continued service to the Company shall become fully vested and exercisable or settled in cash or stock, as applicable, and all restrictions thereon shall lapse and (ii) each outstanding Award that is eligible to vest based on the achievement of performance criteria shall vest and become exercisable or settled in cash or stock, as applicable, and the restrictions thereon shall lapse, with respect to the number of shares of Common Stock underlying such Award or the amount of cash that is equal to (a) the total number of shares of Common Stock underlying such

Award or cash amount underlying an Award (including a Participant’s Target Award) that is eligible to vest based on performance during a Performance Period that includes the date of the Change in Control multiplied by (b) a fraction, the numerator of which is the number of days during such Performance Period that have elapsed prior to (and including) the date of the Change in Control and the denominator of which is the total number of days in such Performance Period, in each case as determined by the Committee. Any portion of an Award that is eligible to vest based on the achievement of performance criteria and does not vest pursuant to clause (ii) of the preceding sentence shall be forfeited as of the date of the Change in Control and the Participant shall have no further rights with respect thereto. With respect to any Award not described in the first sentence of this Section 10, the effect of a Change in Control on such Award (if any) shall be set forth in the instrument governing the terms of such Award.

11.	Payments and Deferrals

(a) Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or stock appreciation rights (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, (iv) stipulate in any agreement evidencing an Award, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion; and provided further that notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take such action unless it determines that such action will not result in any adverse tax consequences for any Participant under Section 409A of the Code.

(b) If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c) Notwithstanding the foregoing, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d) If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Adjustment Upon Certain Changes

(a) In the event of any change in the Company’s capital structure on account of (i) any extraordinary dividend (stock or cash), stock dividend, stock split, reverse stock split, or any similar equity restructuring, or

(ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divesture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting the Company’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such adjustments as it deems necessary or appropriate to (A) the maximum number of shares of Common Stock that may be issued through Awards under the Plan, (B) the maximum number of shares of Common Stock that may be issued through Incentive Stock Options under the Plan, (C) to the extent permitted under Section 162(m) of the Code, the maximum number of shares that may be granted to any individual Participant under the Plan; (D) the number or kind of shares subject to an outstanding Award; (E) subject to the limitation contained in Section 12(d), the exercise price applicable to an outstanding Award; (F) to the extent permitted under Section 162(m) of the Code, any measure of performance that relates to an outstanding Award; and (G) any other terms or conditions of outstanding Awards as the Committee in its discretion deems appropriate, in each case in order to reflect such change in the Common Stock.

(b) Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), the Awards outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Common Stock subject to any such Awards would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Awards shall not be affected by such transaction).

(c) In the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation in which the Company is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Committee shall (x) provide for the exchange of each Award outstanding immediately prior to such event (whether or not then exercisable or vested) for a right with respect to some or all of the property for which the stock underlying such Award is exchanged and, incident thereto, make an equitable adjustment to the exercise price of the Options or stock appreciation rights or the number or kind of securities or amount of property subject to any Award and/or (y) cancel, effective immediately prior to such event, any outstanding Award (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying share of Common Stock, equal to the excess of (A) the value, as determined by the Committee in its discretion, of securities and/or property (including cash) received by such holders of shares of Common Stock as a result of such event over (B) the exercise price of the outstanding Options or Other Awards, if applicable, in each case, as the Committee may consider, in its sole discretion, necessary or appropriate to prevent dilution or enlargement of rights.

(d) Notwithstanding anything to the contrary in this Section 12, any action taken under this Section 12: (i) with respect to Incentive Stock Options, shall be taken only to the extent that it does not constitute a “modification” within the meaning of Section 424(h)(3) of the Code, (ii) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, (iii) with respect to Awards subject to Section 409A of the Code, shall conform to the requirements of Section 409A of the Code, and (iv) with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, shall be taken only to the extent that the Committee determines that such actions may be taken without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. The Company shall give each Participant notice of an adjustment, substitution, cancellation or other action hereunder and, upon notice, such adjustment, substitution, cancellation or other action shall be conclusive and binding for all purposes. Notwithstanding the foregoing, the Committee may, in its discretion, decline to take action under this Section 12 with respect to any Award if the Committee determines that such action would violate (or cause the Award to violate) applicable law or result in adverse tax consequences to the Participant or to the Company. No provision of this Section 12 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(e) Except as expressly provided in the Plan or any Award grant agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Southwestern or any other corporation. Except as expressly provided in the Plan, no issuance by Southwestern of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

13.	Rights Under the Plan

Except as otherwise expressly provided in any Award grant agreement, no person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date (if any) of the issuance of such shares or the date as of which the Company records the Participant or his or her nominee as the owner of such shares, free and clear of any restrictions or conditions pursuant to the Plan or any grant agreement hereunder, in its books and records. Except as otherwise expressly provided in Section 12 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such share of Common Stock is issued or such record is made. Nothing in this Section 13 is intended, or should be construed, to limit the authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock underlying an Award if such share were issued or outstanding on the record date of such dividends, or from granting rights hereunder related to such dividends.

The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

14.	No Special Employment Rights; No Right to Award

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any subsequent Award to such Participant (or any Award to any other Participant or other person) at any time, nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15.	Securities Matters

(a) Southwestern shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, Southwestern shall not be obligated to cause to be issued or delivered any shares of Common Stock underlying Awards or recordation by the Company of the Participant or his or her nominee as the owner of Common Stock pursuant to the Plan unless and until Southwestern is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of shares of Common Stock underlying Awards or recordation by the Company of the Participant or his or her nominee as the owner of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Southwestern shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws and regulations and the requirements of any securities exchange on which shares of Common Stock are traded. Southwestern may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state or non-U.S. securities laws. Southwestern shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

16.	Withholding Taxes

(a) Payment of Taxes

Participants shall be solely responsible for any applicable taxes (including without limitation income and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting, settlement or exercise of any Award. Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Subsidiary be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code.

(b) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, and whenever any cash amount shall become payable in respect of any Award, Southwestern shall have the right to require the Participant to remit to Southwestern in cash an amount sufficient to satisfy federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant, vesting or payment prior to the delivery of such shares or recordation by the Company of the Participant or his or her nominee as the owner of such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, Southwestern shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, settlement or payment.

(c) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, the Participant may tender to Southwestern a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

(d) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Award, Southwestern shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such exercise, grant or vesting, but not greater than the minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 16(a) hereof, if any.

17.	Amendment or Termination of the Plan

(a) The Plan and any Award may be amended, suspended or terminated at any time by the Board; provided that no amendment (i) to the number of shares of Common Stock that may be issued under the Plan, (ii) to materially increase the benefits accruing to Participants granted Awards under the Plan, and (iii) to materially modify the requirements as to eligibility for participation in the Plan, shall be made without stockholder approval; provided, further, that no other amendments shall be made if stockholder approval is required under then applicable law, including any applicable tax, stock exchange or accounting rules, and that no amendment to the Plan or any Award shall violate the prohibition on repricing contained in Section 3(d). Nothing herein shall restrict the Company’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 17(b), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b) The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 17(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 17(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 17(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the Award and the applicable agreement governing the terms of such Award.

18.	No Obligation to Exercise

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

19.	Transfers Upon Death

Subject to Section 6(d), upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. Subject to Section 6(d), no transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Southwestern unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award. Except as provided in this Section 19, Section 6(d), or as determined by the Committee at or after the date of grant, no Award shall be transferable, and shall be exercisable only by a Participant during the Participant’s lifetime.

20.	Expenses and Receipts

The expenses of the Plan shall be paid by Southwestern. Any proceeds received by Southwestern in connection with any Award will be used for general corporate purposes.

21.	Failure to Comply; Recoupment

(a) In addition to the remedies of Southwestern elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Award, unless such failure is remedied by such Participant within ten days after having been notified of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Committee may determine.

(b) Notwithstanding anything in the Plan to the contrary, the Company will be entitled to the extent permitted or required by applicable law or Company policy as in effect from time to time to include in any Award agreement the Company’s right to recoup compensation of whatever kind paid by the Company or any of its Subsidiaries at any time to a Participant under the Plan.

22.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

23.	Effective Date and Term of Plan

The Plan was adopted by the Board on February 19, 2013 subject to the approval of the Plan by the stockholders of Southwestern. No grants of Awards may be made under the Plan after the tenth anniversary of the Effective Date.

Exhibit A

AUDIT AND NON-AUDIT SERVICES PRE-APPROVAL POLICY

I.	Statement of Principles

The Audit Committee of the Board of Directors, or the Audit Committee, is responsible for the appointment, compensation and oversight of the work of independent auditors. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. The Securities and Exchange Commission, or the SEC, has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the audit committee’s administration of the engagement of the independent auditor. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, this Audit and Non-Audit Services Pre-Approval Policy, or this Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. As set forth in this Policy, unless a type of service has received the pre-approval of the Audit Committee as set forth in the appendices to this Policy, it will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor.

In making its pre-approval determinations, the Audit Committee will consider whether the applicable services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Audit Committee is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee may add or subtract to the list of pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II.	Delegation

As provided in the SEC’s rules, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

III.	Audit Services

Although the fee levels for the annual Audit services engagement are included as items 1 and 2 on Appendix A to this Policy, the actual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee as set forth in an engagement letter executed by the chairman of the Audit Committee and the independent auditor. Audit services shall include the annual financial statement audit (including required quarterly reviews) and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements and on the Company’s internal controls over financial reporting, and may include subsidiary audits and equity investment audits. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Audit Committee has pre-approved the Audit services identified as items 3, 4, 5 and 6 on Appendix A. All other Audit services not listed on Appendix A must be separately pre-approved by the Audit Committee.

IV.	Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Audit Committee has pre-approved the Audit-related services on Appendix B. All other Audit-related services not listed on Appendix B must be separately pre-approved by the Audit Committee.

V.	Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Therefore, the Audit Committee believes it may grant pre-approval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Accounting Officer and/or the Controller or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Audit Committee has pre-approved the Tax services on Appendix C. All Tax services involving large and complex transactions not listed on Appendix C must be separately pre-approved by the Audit Committee, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI.	All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Audit Committee has not yet pre-approved any services in the “All Other” category. At such time (if ever) that the Audit Committee elects to pre-approve any such services by the independent auditor, the same shall be described on Appendix D. Permissible All Other services not listed on Appendix D must be separately pre-approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels or amounts by more than ten percent (10%) will require specific pre-approval by the Audit Committee. The pre-approved fee levels set forth in the Appendices to this Policy do not include out-of-pocket expenses incurred by the independent auditor.

The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII.	Procedures

All requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s Controller and must include a detailed description of the services to be rendered. The Controller will determine whether such services are included within the list of services that have received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Accounting Officer and/or the Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Audit Committee has designated the internal auditor to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this Policy. The internal auditor will report to the Audit Committee on a periodic basis on the results of its monitoring. Both the internal auditor and management will immediately report to the chairman of the Audit Committee any breach of this Policy that comes to the attention of the internal auditor or any member of management.

The Audit Committee will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX.	Additional Requirements

The Audit Committee has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Public Company Accounting Oversight Board Rule 3526, and discussing with the independent auditor its methods and procedures for ensuring independence.

APPENDIX A

Pre-Approved Audit Services for the Audit of December 31, 2012

Financial Statements and Other Audit Services for Fiscal Year 2013

Dated: October 30, 2012

Service	Fees
1. Audit of the Company’s consolidated financial statements and report on internal controls for the year ended December 31, 2012	$975,000

2. Interim reviews of the Company’s quarterly financial statements for each of the three quarters ended March 31, 2013, June 30, 2013 and September 30, 2013	$125,000

3. Statutory audits or financial audits for subsidiaries, affiliates or business units of the Company	$20,000

4. Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters	$80,000

5. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)	$20,000

6. Audit of financial statements of Southwestern Midstream Services Company and/or any of its subsidiaries for the year ended December 31, 2012 and interim reviews of the associated 2013 quarterly financial statements for each of the quarters ended March 31, June 30 and September 30	$150,000

APPENDIX B

Pre-Approved Audit-Related Services for the Audit of December 31, 2012

Financial Statements and Other Audit-Related Services for Fiscal Year 2013

Date: October 30, 2012

Service	Fees
1. Due diligence services pertaining to potential business acquisitions/dispositions including review of financial statements, financial data and records, and discussions with acquiree/acquiror finance and accounting personnel	$20,000

2. Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)	$20,000

3. Subsidiary or equity investee audits not required by statute or regulation that are incremental to the audit of the consolidated financial statements	$20,000

4. Closing balance sheet audits pertaining to acquisitions or dispositions	$20,000

5. Reviews of security and control aspects of financial system design, configuration and implementation	$50,000

APPENDIX C

Pre-Approved Tax Services for Tax Returns for Year Ended December 31, 2012

and Other Tax Services for Fiscal Year 2013

Dated: October 30, 2012

Service	Fees
1. Federal, state and local tax planning, advice on mergers, acquisitions and restructurings, and assistance responding to requests from the company’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting	$95,000

2. Review of federal, state and local income, franchise, and other tax returns, including consultations regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the company	$25,000

APPENDIX D

Pre-Approved All Other Services for Fiscal Year 2012

Dated: October 30, 2012

Service	Fees
None Pre-Approved	N/A

EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contributions-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

Southwestern Energy Company

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Local Time, on May 20, 2013.

Vote by Internet • Go to www.envisionreports.com/swn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Harold M. Korell	☐	☐	☐	05 - Vello A. Kuuskraa	☐	☐	☐	06 - Kenneth R. Mourton	☐	☐	☐
07 - Steven L. Mueller	☐	☐	☐	08 - Elliott Pew	☐	☐	☐	09 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2013.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal to approve our 2013 Incentive Plan.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Dear Stockholder,

Stockholders of Southwestern Energy Company can take advantage of several services available through our transfer agent Computershare Trust Company N.A. These services include:

DirectService Investment Program

Stockholders may purchase or sell Southwestern Energy Company stock directly through the Program rather than dealing with a broker. Automatic investment allows you to purchase additional shares on a regular basis by authorizing Computershare to electronically debit your checking or savings account each month. Stockholders can deposit certificates to be held on account for safekeeping, request a certificate for shares held on account or transfer shares to others.

Vote-by-Internet

Stockholders may vote their shares via the Internet by following the directions on the reverse side of this card. Votes may be cast via Internet up until 11:59 p.m. on the day before the Annual Meeting.

Internet Account Access

Stockholders may access their accounts on-line at www.computershare.com. Through Account Access you will have the ability to view your holdings, request address changes, certify tax identification numbers, and buy or sell shares.

Transfer Agent Contact Information

Computershare Trust Company, N.A.	Telephone Inside the USA:	(800) 446-2617
P.O. Box 43069	Telephone Outside the USA:	(781) 575-2723
Providence, RI 02940-3069	TTD/TYY for Hearing Impaired	(800) 952-9245

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company	+

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Vello A. Kuuskraa as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on April 4, 2013, at the Annual Meeting of Stockholders to be held on May 21, 2013, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees and FOR Proposals 2, 3 and 4.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

Southwestern Energy Company

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John D. Gass	☐	☐	☐	02 - Catherine A. Kehr	☐	☐	☐	03 - Greg D. Kerley	☐	☐	☐
04 - Harold M. Korell	☐	☐	☐	05 - Vello A. Kuuskraa	☐	☐	☐	06 - Kenneth R. Mourton	☐	☐	☐
07 - Steven L. Mueller	☐	☐	☐	08 - Elliott Pew	☐	☐	☐	09 - Alan H. Stevens	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Proposal to ratify independent registered public accounting firm for 2013.	☐	☐	☐	3.	Advisory vote to approve our executive compensation.	☐	☐	☐

4.	Proposal to approve our 2013 Incentive Plan.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Southwestern Energy Company

2350 N. SAM HOUSTON PARKWAY EAST, SUITE 125

HOUSTON, TEXAS 77032

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Kenneth R. Mourton and Vello A. Kuuskraa as Proxies, with power of Substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Southwestern Energy Company held of record by the undersigned on April 4, 2013, at the Annual Meeting of Stockholders to be held on May 21, 2013, or any adjournments thereof.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. This proxy is revocable at anytime before it is exercised, the signer retaining the right to attend the meeting and vote in person.

This proxy, when properly executed, will be voted in the manner directly herein. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors FOR the election of the nominees and FOR Proposals 2, 3 and 4.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.